Exhibit 10.49

LOAN AGREEMENT

by and among

MILLER ENERGY RESOURCES, INC.,

as Borrower,

THE FINANCIAL INSTITUTIONS NAMED HEREIN

as the Lenders,

and

GUGGENHEIM CORPORATE FUNDING, LLC,

as Arranger and Administrative Agent,

Dated as of June 13, 2011

TABLE OF CONTENTS

			Page(s)

1.	DEFINITIONS AND CONSTRUCTION		1

	1.1	Definitions	1
	1.2	Accounting Terms	25
	1.3	Construction	25
	1.4	Schedules and Exhibits	25

2.	LOAN AND TERMS OF PAYMENT		26

	2.1	Loans	26
	2.2	Borrowing Base	26
	2.3	Funding and Borrowings	28
	2.4	Payments	30
	2.5	Overadvances	34
	2.6	Interest, Rates, Payments, and Calculations	35
	2.7	Crediting Payments; Application of Collections	36
	2.8	Telephonic Instructions	37
	2.9	Maintenance of Loan Account; Statements of Obligations	37
	2.10	Fees	37
	2.11	Noteless Agreement; Registered Notes	37
	2.12	Securitization	37

3.	CONDITIONS; TERM OF AGREEMENT		38

	3.1	Conditions Precedent to the Initial Loans	38
	3.2	Conditions Precedent to all Extensions of Credit	41
	3.3	Term of Commitments	42
	3.4	Effect of Termination	42
	3.5	Early Termination by Borrower	42
	3.6	Termination Upon Event of Default or Otherwise	42

4.	YIELD PROTECTION		43

	4.1	Increased Costs	43
	4.2	Taxes	44
	4.3	Mitigation Obligations; Replacement of Lenders	46

5.	REPRESENTATIONS AND WARRANTIES		46

	5.1	No Encumbrances	47
	5.2	Ownership of Oil and Gas Properties	47
	5.3	Equipment	47
	5.4	Location of Chief Executive Office; Accounting Records; FEIN	47
	5.5	Due Organization and Qualification; Subsidiaries	47
	5.6	Due Authorization; No Conflict	48
	5.7	Claims, Disputes, and Litigation	49
	5.8	No Material Adverse Change	49
	5.9	No Fraudulent Transfer	50
	5.10	Employee Benefits	50
	5.11	Environmental Condition	50
	5.12	Compliance with the Law	51

Miller Energy Loan Agreement

	5.13	Insurance	51
	5.14	Hedging Agreements	51
	5.15	Brokerage Fees	51
	5.16	Permits and other Intellectual Property	52
	5.17	Absence of Certain Changes	52
	5.18	Operating Costs	52
	5.19	Imbalances	52
	5.20	Material Contracts; No Default	53
	5.21	Leases	53
	5.22	Marketing Agreements	53
	5.23	Non-Consent Operations	53
	5.24	Wells	53
	5.25	DDAs	53
	5.26	Complete Disclosure	53
	5.27	Indebtedness	54
	5.28	Investment Company Status	54
	5.29	Taxes	54
	5.30	Labor Matters	54
	5.31	OFAC	54
	5.32	Solvency	54

6.	AFFIRMATIVE COVENANTS		54

	6.1	Financial Reporting	54
	6.2	Collateral Reporting	56
	6.3	Notices of Material Events	58
	6.4	Existence	59
	6.5	Performance of Obligations under Loan Documents	59
	6.6	Operation and Maintenance of Properties	59
	6.7	Taxes	60
	6.8	Insurance	60
	6.9	Compliance with Laws	61
	6.10	Environmental Matters	61
	6.11	Employee Benefits	62
	6.12	Oil and Gas Property Title Information	63
	6.13	Additional Collateral and Guarantees	63
	6.14	Hedging Agreements	64
	6.15	Further Assurances	64
	6.16	Payment of Trade Payables and Indebtedness	64
	6.17	Collections Accounts; Lockboxes	65
	6.18	Inspection of Property and Books and Records	65
	6.19	Post-Closing Covenants	66

7.	NEGATIVE COVENANTS		66

	7.1	Indebtedness	66
	7.2	Liens	68
	7.3	Restrictions on Fundamental Changes	68
	7.4	Disposal of Assets	68
	7.5	Change of Name	68
	7.6	Guarantee	69
	7.7	Nature of Business	69
	7.8	Prepayments and Amendments of Indebtedness	69

Miller Energy Loan Agreement

	7.9	Change of Control	69
	7.10	Distributions; Repurchases of Capital Stock	69
	7.11	Accounting Methods	69
	7.12	Investments	69
	7.13	Transactions with Affiliates	70
	7.14	Use of Proceeds	70
	7.15	Change in Location of Chief Executive Offices	71
	7.16	No Prohibited Transactions Under ERISA	71
	7.17	Financial Covenants	71
	7.18	Gas Imbalances, Take-or-Pay or Other Prepayments	72
	7.19	Hedging Agreements; Material Agreements and Governing Documents	72
	7.20	Non-Consent Operations	73
	7.21	Contracts for Sale of Production	73
	7.22	Capital Expenditures	73
	7.23	Negative Pledge	73

8.	EVENTS OF DEFAULT		73

9.	THE LENDER GROUP’S RIGHTS AND REMEDIES		76

	9.1	Rights and Remedies	76
	9.2	Remedies Cumulative	77
	9.3	Lender Directed Remedies	77

10.	TAXES AND EXPENSES		77

11.	EXPENSES; INDEMNIFICATION; DAMAGE WAIVER		78

	11.1	Costs and Expenses	78
	11.2	Indemnification by the Borrower	78
	11.3	Reimbursement by Lenders	79
	11.4	Consequential Damages, etc	79
	11.5	Payments	79

12.	NOTICES		79

	12.1	Notices Generally	79
	12.2	Electronic Communications	80
	12.3	Change of Address, etc	81

13.	CHOICE OF LAW AND VENUE; SERVICE OF PROCESS; JURY TRIAL WAIVER		81

14.	DESTRUCTION OF BORROWER’S DOCUMENTS		82

15.	SUCCESSORS AND ASSIGNS		82

	15.1	Successors and Assigns Generally	82
	15.2	Assignments by Lenders	82
	15.3	Register	83
	15.4	Participations	84
	15.5	Limitations Upon Participant Rights	84
	15.6	Certain Pledges	84

16.	AMENDMENTS; WAIVERS		84

	16.1	Amendments and Waivers	84
	16.2	No Waivers; Cumulative Remedies	85

Miller Energy Loan Agreement

	16.3	Replacement of Holdout Lender	85

17.	AGENT; THE LENDER GROUP		86

	17.1	Appointment and Authorization of Administrative Agent	86
	17.2	Delegation of Duties	86
	17.3	Liability and Responsibility of Agents	87
	17.4	Reliance by Administrative Agent	87
	17.5	Notice of Default or Event of Default	87
	17.6	Credit Decision	88
	17.7	Costs and Expenses	88
	17.8	Administrative Agent in Individual Capacity	88
	17.9	Successor Administrative Agent	89
	17.10	Lender in Individual Capacity	89
	17.11	Collateral Matters	90
	17.12	Right of Setoff; Sharing of Payments	90
	17.13	Agency for Perfection	91
	17.14	Payments by Administrative Agent to the Lenders	91
	17.15	Concerning the Collateral and Related Loan Documents	92
	17.16	Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	92
	17.17	Several Obligations; No Liability	93
	17.18	Lender Related Persons	93

18.	INTENTIONALLY OMITTED		94

19.	GENERAL PROVISIONS		94

	19.1	Effectiveness	94
	19.2	Section Headings	94
	19.3	Interpretation	94
	19.4	Severability of Provisions	94
	19.5	USA Patriot Act Notice	94
	19.6	Counterparts; Telefacsimile Execution	94
	19.7	Revival and Reinstatement of Obligations	95
	19.8	Survival	95
	19.9	Integration	95
	19.10	ALASKA STATUTES	95

Miller Energy Loan Agreement

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Assumption
Exhibit B-1	Form of Compliance Certificate
Exhibit C-1	Form of Borrowing Request
Exhibit D-1	Form of Transfer Order Letters

Schedule C-1	Commitments
Schedule M-1	Make-Whole Premium
Schedule M-2	Miller 2009 Collateral
Schedule P-1	Permitted Liens
Schedule P-2	Description of Platform Rig
Schedule 5.1	Information regarding Certain Owned Oil and Gas Properties
Schedule 5.2(b)	Imbalances in Gas Production
Schedule 5.4	Federal Tax Identification Numbers
Schedule 5.5(b)	Capital Stock - Borrower
Schedule 5.5(c)	Subsidiaries/Organization
Schedule 5.7	Litigation
Schedule 5.10	ERISA Benefit Plans
Schedule 5.11	Environmental
Schedule 5.13	Insurance
Schedule 5.14	Hedging Agreements
Schedule 5.15	Brokerage Fees
Schedule 5.17	Production Contracts
Schedule 5.18	Operating Costs
Schedule 5.20	Material Contracts
Schedule 5.22	Certain Marketing Agreements
Schedule 5.25	DDAs
Schedule 5.27	Indebtedness of Borrower and Subsidiaries
Schedule 7.1	Permitted Other Indebtedness
Schedule 7.12	Permitted Other Investments
Schedule 7.13	Affiliate Transactions

Miller Energy Loan Agreement

v

LOAN AGREEMENT

This LOAN AGREEMENT is entered into as of June 13, 2011, among MILLER ENERGY RESOURCES, INC., a Tennessee corporation (together with its successors and permitted assigns, “Borrower”), the financial institutions listed on the signature pages hereof (such financial institutions, together with their respective successors and permitted assigns, are hereinafter referred to individually as a “Lender” and collectively as the “Lenders”), and GUGGENHEIM CORPORATE FUNDING, LLC, a Delaware limited liability company, as arranger and administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns, “Administrative Agent”).

1.          DEFINITIONS AND CONSTRUCTION.

1.1        Definitions.  As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means all currently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower or any of its Subsidiaries arising out of the sale or lease of goods, Hydrocarbons or Oil and Gas Properties or the rendition of services by Borrower or any of its Subsidiaries, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.

“Administrative Agent” has the meaning set forth in the preamble to this Agreement.

“Administrative Agent Account” means an account at a bank designated by Administrative Agent from time to time as the account into which Borrower shall make all payments to Administrative Agent for the benefit of the Lender Group, and into which the Lender Group shall make all payments to Administrative Agent, under this Agreement and the other Loan Documents.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, in any event, (a) any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person; (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person; and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed to be an Affiliate of such Person.

“Agent-Related Persons” means Administrative Agent and any successor Administrative Agent, together with their respective Affiliates, and the officers, directors, employees, counsel, agents, and attorneys-in-fact of such Persons and their Affiliates.

“Aggregate Commitment” means, as of any date of determination, the sum of the Commitment of all of the Lenders as of such date.

“Aggregate Credit Exposure” means, as of any date of determination, the sum of the Credit Exposure of all of the Lenders as of such date.

Miller Energy Loan Agreement

“Aggregate Unused Commitment” means, as of any date of determination, the sum of the Unused Commitments of all of the Lenders as of such date.

“Agreement” means this Loan Agreement, dated as of June 13, 2011, as it may be amended, supplemented or otherwise modified from time to time.

“AMI Area” means (i) all of the Cook Inlet Region located in Alaska, including, without limitation, the lands (including any subsurface) and the offshore waters located in Anchorage, Barron, Homer, Kenai, Palmer and Talkeetna Recording Districts, Alaska, (ii) the lands (including any subsurface) located in Campbell, Morgan, Anderson, Fentress, Roane and Scott Counties, Tennessee, (iii) any acreage in which Borrower or any other Loan Party owns any interest as of the Closing Date (together with the acreage described in clauses (i) and (ii) above, the “Existing Interests”), (iv) any acreage in which Borrower or any other Loan Party acquires any interest prior to the later of (x) the Maturity Date and (y) the payment in full of the Obligations (the “Acquired Interests”), and (v) any acreage located within a distance of two (2) miles from the boundary line of any acreage associated with the Existing Interests and the Acquired Interests.

“AMI Side Letter” means that certain letter agreement, dated as of the Closing Date, executed by GCF and accepted and agreed to by the Borrower and otherwise in form and substance satisfactory to the Administrative Agent, pursuant to which the Borrower has provided GCF with a right of first refusal to provide financing for the acquisition, development, exploration or operation of any Oil and Gas Properties within any portion of the AMI Area in accordance with the terms thereof.

“Applicable Margin” means, with respect to any Loan, four and one-half percent (4.5%) per annum.

“Approved Engineer” means Netherland, Sewell and Associates, Inc., Lee Keeling and Associates, Inc., or any other independent petroleum engineer reasonably satisfactory to Administrative Agent.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 15.2), and accepted by the Administrative Agent, in substantially the form of Exhibit A-1 attached hereto.

“Availability” means, as of any date of determination, the lesser of (a) the sum of (i) the Aggregate Commitment (without giving effect to any reduction thereof as a result of the funding of any Loans) minus (ii) the aggregate amount of Loans made by the Lenders to the Borrower pursuant to this Agreement, (b) the sum of (i) the amount of the Borrowing Base then in effect minus (ii) the Aggregate Credit Exposure and (c) during the period from and including the Closing Date to but excluding June 16, 2011, the sum of (i) $1,387,022.43 minus (ii) the aggregate amount of Loans made by the Lenders to the Borrower pursuant to this Agreement.

“Availability Period” means the period from and including the Closing Date to but excluding the earlier to occur of (a) the date of termination of the Aggregate Commitment and (b) the Maturity Date.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101 et seq.), as amended, and any successor statute.

Miller Energy Loan Agreement

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Borrower, any Subsidiary of Borrower, or any ERISA Affiliate has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Books” means all of Borrower’s and its Subsidiaries’ books and records including:  ledgers; records indicating, summarizing, or evidencing Borrower’s and its Subsidiaries’ properties or assets (including the Collateral) or liabilities, including but not limited to well logs and seismographic reports; all information relating to Borrower’s and its Subsidiaries’ business operations or financial condition; and all computer programs, disk or tape files, printouts, runs, or other computer prepared information.

“Borrower” shall have the meaning set forth in the preamble to this Agreement.

“Borrower Materials” shall have the meaning set forth in Section 6.2.

“Borrowing” means a borrowing hereunder consisting of Loans made on the same day by the Lenders to Borrower.

“Borrowing Base” means at the particular time in question, the amount determined pursuant to Section 2.2; provided, that in no event shall the Borrowing Base ever exceed the Maximum Facility Amount.

“Borrowing Base Deficiency” means, as of any date, the amount, if any, by which the Aggregate Credit Exposure on such date exceeds the Borrowing Base in effect on such date.

“Borrowing Request” has the meaning set forth in Section 2.3(a).

“Bristol” means Bristol Investment Fund, Ltd., a Cayman Island exempted company.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close.

“Capital Expenditures” means all liabilities incurred or expenditures made by Borrower or any of its Subsidiaries for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year, each to the extent required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligation” means any Indebtedness represented by obligations under a Capital Lease.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 3 years from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 270 days from the date of acquisition thereof and, at the time of acquisition, having a rating of A-1 or P-1, or better, from S&P or Moody’s, and (d) certificates of

Miller Energy Loan Agreement

deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof either (i) issued by any bank organized under the laws of the United States or any state thereof which bank has a rating of A or A2, or better, from S&P or Moody’s, or (ii) certificates of deposit less than or equal to $100,000 (or the insurance limitation then in effect for banks insured by the Federal Deposit Insurance Corporation) in the aggregate issued by any bank insured by the Federal Deposit Insurance Corporation.

“Casualty Event” means any loss, casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Property of Borrower or any of its Subsidiaries having a fair market value in excess of $200,000.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and Rule 13d-3 of the Securities and Exchange Commission thereunder as in effect on the Closing Date) of Stock representing more than 30.0% of the aggregate ordinary voting power represented by the issued and outstanding Stock of Borrower; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Borrower by Persons who were neither (i) nominated by the board of directors of Borrower nor (ii) approved or appointed by directors so nominated.  For the purposes of this definition, a Person or group shall not be deemed to have beneficial ownership of Stock subject to a purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“CIE” means Cook Inlet Energy, LLC, an Alaska limited liability company.

“Closing Date” means June 13, 2011.

“Code” means the Uniform Commercial Code as from time-to-time in effect in the state of New York.

“Collateral” means all of Borrower’s and each Subsidiary’s right, title, and interest in and to all real and personal property of any kind including: the Oil and Gas Property Collateral, Equipment, Gathering Systems, Borrower’s equity in each Subsidiary of Borrower and each Subsidiary’s interest in its Subsidiaries, and any other assets of Borrower or any of its Subsidiaries described in the Guarantee and Collateral Agreement and the Mortgages, including, without limitation, assets and infrastructure located in the West MacArthur River and Kustatan facilities, and the proceeds and products thereof, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the Collateral, and other proceeds resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein; provided that the Collateral shall not include the Excluded Property (as defined in the Guarantee and Collateral Agreement).

Miller Energy Loan Agreement

“Collateral Assignment” means the collective reference to (a) that certain Collateral Assignment of Platform Rig Contract, dated as of the Closing Date, executed by Borrower for the benefit of the Administrative Agent, pursuant to which Borrower collaterally assigns all of its right, title and interest in, to and under the Platform Rig Contract to the Administrative Agent and (b) that certain Consent and Agreement attached to the Collateral Assignment of Platform Rig Contract, executed by Voorhees Equipment and Consulting, Inc., pursuant to which Voorhees Equipment and Consulting, Inc. acknowledges such collateral assignment of Platform Rig Contract, in each case, in form and substance satisfactory to the Administrative Agent.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and Tax refunds) of Borrower and each of its Subsidiaries.

“Collections Account” means (a) Account Nos. [omitted] and [omitted] maintained by the Loan Parties with Fifth Third Bank and (b) any other DDA established by any Loan Party with the prior written consent of the Administrative Agent after the Closing Date pursuant to Section 6.17(b).

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans, in an aggregate principal amount not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule C-1 or in the Assignment and Assumption pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 15.2 or otherwise in accordance with this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B-1 and delivered by a Financial Officer of Borrower to Administrative Agent.

“Consolidated EBITDA” means, for any period, the sum, determined (without duplication) for Borrower and its Subsidiaries, of (i) Consolidated Net Income of Borrower and its Subsidiaries plus (ii) Interest Expense of Borrower and its Subsidiaries for such period to the extent deducted in the determination of Consolidated Net Income of Borrower and its Subsidiaries for such period plus (iii) depreciation and amortization to the extent deducted in the determination of Consolidated Net Income of Borrower and its Subsidiaries for such period plus (iv) all non-cash items, including, without limitation, impairment charges or asset write-offs or write-downs related to intangible assets or long-lived assets, losses from investments recorded using the equity method, non-cash expenses and costs resulting from the issuance of stock-based awards and similar compensation arrangements, and the non-cash impact of accounting changes or restatements (with the exception of non-cash charges that require an accrual or reserve for potential cash items for any future period and normally recurring accruals), to the extent deducted in the determination of Consolidated Net Income of Borrower and its Subsidiaries for such period, plus (v) GAAP extraordinary losses (and minus GAAP extraordinary gains) to the extent approved by the Administrative Agent in its reasonable discretion and recognized in the determination of Consolidated Net Income of Borrower and its Subsidiaries for such period, plus (vi) unusual or non-recurring charges (and minus unusual or non-recurring gains) to the extent approved by the Administrative Agent in its reasonable discretion and recognized in the determination of Consolidated Net Income of Borrower and its Subsidiaries for such period, plus (vii) all Taxes accrued or paid for such period on or measured by income, profits or capital to the extent deducted in the determination of Consolidated Net Income of Borrower and its Subsidiaries for such period plus (viii) all unrealized losses (and minus unrealized gains) related to Hedging Agreements to the extent recognized in the determination of Consolidated Net Income of Borrower and its Subsidiaries for such period, minus (ix) other non-cash items (with the exception of non-cash items that represent the reversal of an accrual or reserve for potential cash items in any prior period) to the extent added in the determination of Consolidated Net

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Income of Borrower and its Subsidiaries for such period, minus (x) any cash received outside the ordinary course of business from any foreign, United States, state or local tax credit or incentive program, including, without limitation, Alaska’s Clear and Equitable Share program, to the extent added in the determination of Consolidated Net Income of Borrower and its Subsidiaries for such period.

“Consolidated G&A Expenses” means, with respect to Borrower and its Subsidiaries for any period, the aggregate of all general and administrative expenses related to activities within the AMI Area, determined on a consolidated basis in accordance with GAAP; provided that for purposes of Section 2.4(c)(i), the amount of Consolidated G&A Expenses shall not exceed (a) for the period from the Closing Date through and including July 31, 2012, $750,000 per calendar month and (b) for the period from August 1, 2012 through and including the Maturity Date, $500,000 per calendar month; provided, further that in the event Borrower’s Consolidated EBITDA is not greater than $3,000,000 for any Fiscal Quarter during the period set forth in clause (a) above (commencing with the Fiscal Quarter ending October 31, 2011), the amount of Consolidated G&A Expense set forth in clause (a) above shall be reduced to $500,000 per calendar month (it being understood that if the Borrower’s Consolidated EBITDA is greater than $3,000,000 as of the end of any Fiscal Quarter during the period set forth in clause (a) above (including any Fiscal Quarter ending after a Fiscal Quarter in which the Borrower’s Consolidated EBITDA is not greater than $3,000,000), then the amount of Consolidated G&A Expense set forth in clause (a) above shall be $750,000).

“Consolidated Net Income” means, with respect to Borrower and its Subsidiaries for any period, the aggregate of the net income (or loss) of Borrower and its Subsidiaries after allowances for Taxes for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (i) the net income of any Person in which Borrower or any of its Subsidiaries has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of Borrower and its Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in such period by such other Person to Borrower or to any of its Subsidiaries, as the case may be; (ii) the net income (but not loss) of any of Borrower’s Subsidiaries to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Legal Requirement applicable to such Subsidiary, or is otherwise restricted or prohibited in each case determined in accordance with GAAP; (iii) any extraordinary gains or losses, including gains or losses attributable to Property sales not in the ordinary course of business, in each case, as determined by Administrative Agent in its reasonable discretion; (iv) the cumulative effect of a change in accounting principles and any gains or losses attributable to write-ups or write downs of assets; and (v) any write downs of non-current assets, provided, however, that any ceiling limitation write downs under SEC guidelines shall be treated as capitalized costs, as if such write downs had not occurred.

“Consolidated Net Revenues” means, with respect to Borrower and its Subsidiaries for any period, the sum of (a) the aggregate of all oil and gas revenues and other income (other than Excluded Equity Proceeds) for such period, determined on a consolidated basis in accordance with GAAP, minus (b) Consolidated Permitted Expenses for such period.

“Consolidated Permitted Expenses” means, with respect to Borrower and its Subsidiaries for any period, the aggregate of all royalties, overriding royalties, severance and production taxes, lease operating expenses (including transportation, processing and marketing charges), and corporate level income taxes for such period, determined on a consolidated basis in accordance with GAAP.

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“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Administrative Agent, among a Loan Party, Administrative Agent, and the applicable bank with respect to a DDA.

“Cook Inlet Oil and Gas Properties” means the Oil and Gas Properties owned by the Loan Parties and located in the Cook Inlet Region in Alaska.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans at such time.

“Daily Balance” means the amount of an Obligation (other than Lender Hedging Obligations) owed at the end of a given day.

“DDA” means any checking or other demand deposit account maintained by Borrower or any Subsidiary.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that (a) fails to make any Loan (or other extension of credit) that it is required to make hereunder on any Funding Date and that has not cured such failure by making such Loan (or other extension of credit) within one (1) Business Day after written demand upon it by Administrative Agent to do so; (b) notifies the Administrative Agent or the Borrower or makes a public statement that it does not intend to comply with its obligations under the Loan Documents; (c) fails, within three (3) Business Days after request by the Administrative Agent, to confirm in writing that it will comply with its obligations under the Loan Documents; or (d) is the subject of an Insolvency Proceeding.

“Defaulting Lender Rate” means the Reference Rate for the first three (3) days from and after the date the relevant payment is due and, thereafter, at the interest rate then applicable to Loans.

“Defensible Title” means as to the Mineral Interests, such title held by a Loan Party that (i) is free from reasonable doubt to the end that a prudent purchaser engaged in the business of the ownership, development and operation of producing oil and gas properties, with knowledge of all of the facts and their legal bearing, would be willing to accept and pay full value therefor; (ii) is deducible of record from the records of the applicable parish or county, or, in the case of federal leases, from the records of the applicable office of the Bureau of Lands Management or the Bureau of Ocean Energy Management, Regulation and Enforcement, or, in the case of state leases, from the applicable records of the applicable state land office; (iii) entitles such Loan Party to receive not less than the “Net Revenue Interest” set forth in Schedule 5.1 with respect to each Mineral Interest owned by such Loan Party as of the Closing Date, and not less than the “Net Revenue Interest” set forth in the most recent Reserve Report with respect to each Mineral Interest acquired by such Loan Party after the Closing Date, in each case, without reduction, suspension or termination throughout the productive life of such Mineral Interest; (iv) obligates such Loan Party to bear costs and expenses relating to operations on and the maintenance and development of each Mineral Interest in an amount not greater than the “Working Interest” set forth in Schedule 5.1 with respect to each Mineral Interest owned by such Loan Party as of the Closing Date, and not greater than the “Working Interest” set forth in the most recent Reserve Report with respect to each Mineral Interest acquired by such Loan Party after the Closing Date (except to the extent that such Loan Party is obligated under an operating agreement to assume a portion of a defaulting or non-consenting party’s share of costs), in each case without increase for the respective productive life of such Mineral

Miller Energy Loan Agreement

Interest; and (v) is free and clear of Liens and material encumbrances and defects, except for Permitted Liens.

“Disbursement Letter” means the initial Borrowing Request executed and delivered by Borrower to Administrative Agent contemporaneous with the Closing Date regarding the extensions of credit to be made on the Closing Date, the form and substance of which shall be satisfactory to Administrative Agent.

“Disqualified Stock” means any Stock, which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, on or prior to the Maturity Date.

“Dollars” or “$” means United States dollars.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) a Related Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Engineering Reports” shall have the meaning set forth in Section 2.2(c)(i).

“Environmental Action” shall mean any complaint, order, demand, citation or notice issued in writing to Borrower or any of its Subsidiaries by any Person with regard to air emissions, water discharges, releases, or disposal of any Hazardous Material, noise emissions or any other environmental, human health or safety matter affecting Borrower, its Subsidiaries, or any of their respective Oil and Gas Properties.

“Environmental Laws” shall mean any and all Legal Requirements pertaining to human health or the environment in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting or at any time has conducted business, or where any Property of the Borrower or any Subsidiary is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection laws.  The term “oil” shall have the meaning specified in OPA, the term “release” (or “threatened release”) has the meaning specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA; provided, however, that (i) in the event either OPA, CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment, and (ii) to the extent the laws of the state in which any Property of the Borrower or any Subsidiary is located establish a meaning for “oil,” “release,” “solid waste” or “disposal” which is broader than that specified in either OPA, CERCLA or RCRA, such broader meaning shall apply as to Borrower or such Subsidiary, as the case may be, and the Property thereof located within that particular state.

Miller Energy Loan Agreement

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Lien” means any Lien in favor of any Governmental Authority for any liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any environmental action (whether remedial, preventative, investigatory or otherwise).

“Equipment” means all of Borrower’s and each of its Subsidiary’s now owned or hereafter acquired right, title and interest with respect to machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, drilling rigs (including the Platform Rig), work-over rigs, turbines (including Solar Taurus 60 turbines) and associated equipment including swabbing units, downhole tools, drill pipe, drillsite equipment (including separators, dehydrators, meters, etc.), compressors, gathering lines, pipelines, vehicles (including motor vehicles and trailers), aircraft (including a Hawker 400 aircraft), tools, parts, and other goods (other than consumer goods, farm products, or Inventory), wherever located, including, all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1000 et seq., amendments thereto, successor statutes, and regulations or guidance promulgated thereunder.

“ERISA Affiliate” means (a) any corporation subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower and its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower and its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any party subject to ERISA that is a party to an arrangement with Borrower and its Subsidiaries and whose employees are aggregated with the employees of Borrower under IRC Section 414(o).

“ERISA Event” means (a) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan, (b) the withdrawal of Borrower or any of its Subsidiaries or ERISA Affiliates from a Benefit Plan during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Borrower, any of its Subsidiaries or ERISA

Miller Energy Loan Agreement

Affiliates from a Multiemployer Plan, or (g) providing any security to any Plan under Section 401(a)(29) of the IRC by Borrower or its Subsidiaries or any of their ERISA Affiliates.

“Event of Default” has the meaning set forth in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute thereto.

“Excluded Equity Proceeds” means any cash proceeds received by Borrower as consideration for the issuance of Stock of Borrower (other than Disqualified Stock) or any cash equity investments or contributions received by Borrower.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or by any jurisdiction (or any political subdivision thereof) that imposes such taxes as a result of a present or former connection between the Administrative Agent, Lender or such other recipient, as the case may be, and such jurisdiction (other than any such connection arising solely from the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of the Borrower under any Loan Document having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 4.3(b)), any withholding tax imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or that is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Sections 4.2(e) and (f), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 4.2(a), (d) any withholding taxes that are imposed by FACTA, and (e) any United States federal, state or local backup withholding Taxes imposed on payments made under any Loan Document that are attributable to the Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 4.2(e).

“Extraordinary Proceeds” means any cash received by Borrower or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.4(c)(iii)(B) or Section 2.4(c)(iii)(D)), from:  (i) any foreign, United States, state or local tax credit or incentive program, including, without limitation, Alaska’s Clear and Equitable Share program, (ii) pension plan reversions, (iii) any insurance provider, (iv) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (v) condemnation awards (and payments in lieu thereof), and (vi) any purchase price adjustment received in connection with any purchase agreement; provided, however, that, for the avoidance of doubt, Extraordinary Proceeds shall not include Excluded Equity Proceeds.

“FACTA” means Sections 1471 through 1474 of the IRC (and any successor sections thereto) and any regulations or official interpretations thereof.

“FEIN” means Federal Employer Identification Number.

Miller Energy Loan Agreement

“Financial Officer” means any of the President, Chief Financial Officer, Controller, Vice President and Treasurer, or such other officer of a Loan Party so designated in writing to Administrative Agent.

“Fiscal Quarter” means each fiscal quarter ending on the last day of each July, October, January and April.

“Fiscal Year” means each fiscal year of Borrower and its Subsidiaries for accounting and tax purposes, ending on April 30 of each year.

“Foreign Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the IRC.

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is a “controlled foreign corporation” under Section 957 of the IRC.

“Funding Date” means the date on which a Borrowing occurs.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Gathering Systems” means all right, title and interest of Borrower and each of its Subsidiaries in and to all (i) Hydrocarbon pipelines through which any Hydrocarbons produced from any of the Oil and Gas Properties is transported to a master/sales meter from which such Hydrocarbons can be sold to, or delivered for further transport to, a non-Affiliate of Borrower or any of its Subsidiaries and meters, compressors, drips, stripping or other treatment plants or facilities located on or used in connection therewith; (ii) easements, rights of way, permits, licenses, road boring agreements and similar contracts and grants pursuant to which the Gathering Systems were constructed or exist (whether such rights are contained in a separate instrument or in an oil and gas lease or other instrument); and (iii) all accounts, contract rights and general intangibles related to the Hydrocarbons located, stored or transported through the Gathering Systems.

“GCF” means Guggenheim Corporate Funding, LLC, a Delaware limited liability company.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational or governing documents of such Person.

“Governmental Authority” means any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through Stock or capital ownership or otherwise, by any of the foregoing.

“Guarantee and Collateral Agreement” means that certain Guarantee and Collateral Agreement executed by each Loan Party on the Closing Date in favor of the Administrative Agent for the benefit of the Lender Group and otherwise in form and substance satisfactory to the Administrative Agent.

“Guarantor” means each Subsidiary of Borrower and each other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations.

Miller Energy Loan Agreement

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedging Agreements” shall mean (a) any interest rate or currency swap, rate cap, rate floor, rate collar, forward agreement or other exchange or rate protection agreements or any option with respect to any such transaction and (b) any swap agreement, call option, put option, cap, floor, collar, exchange transaction, forward agreement or other exchange or protection agreement relating to Hydrocarbons, contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities.

“Holdout Lender” has the meaning set forth in Section 16.3.

“Hydrocarbons” shall mean oil, natural gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or separated therefrom.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to Property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of Property or services (excluding current accounts payable incurred in the ordinary course of business and not more than 60 days past due), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all Capitalized Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations of such Person with respect to any arrangement, directly or indirectly, whereby such Person shall sell or transfer any material asset, and whereby such Person shall then or immediately thereafter rent or lease as lessee such asset or any part thereof, (l) all recourse and support obligations of such Person with respect to the sale or discount of any of its accounts receivable, (m) all obligations of such Person with respect to any arrangement for the purchase of materials, supplies, other Property or services if such arrangement by its express terms requires that payment be made by such Person regardless of whether such materials, supplies, other Property or services are delivered or furnished to it, (n) net liabilities of such Person under all Lender Hedging Agreements and all other Hedging Agreements for realized losses when such are due and payable, (o) all obligations of such Person under any prepayment for oil and gas production or other similar agreement, and (p) all obligations of such Person under operating leases which require such Person to make payments over the term of such lease based on the purchase price or appraised value of the Property subject to such lease plus a marginal interest rate, and used primarily as a financing vehicle for, or to monetize, such Property.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to

Miller Energy Loan Agreement

the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” has the meaning ascribed thereto in Section 5.16.

“Interest Expense” shall mean, for any period, the sum (determined without duplication) of the aggregate amount of interest expense accrued during such period on Indebtedness of Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP, including the interest portion of payments under Capital Leases and any capitalized interest, but excluding amortization of debt discount and expense and any interest expense accrued solely in respect of the Make-Whole Premium.

“Interim Redetermination” has the meaning assigned such term in Section 2.2(b).

“Interim Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.2(b).

“Inventory” means all of Borrower’s and each of its Subsidiary’s now owned or hereafter acquired right, title and interest with respect to inventory, including goods and extracted Hydrocarbons held for sale or to be furnished under a contract of sale.

“Investment” means, with respect to any Person, any investment by such Person in any other Person in the form of loans, guarantees, advances (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising from the sale of goods or rendition of services in the ordinary course of business consistent with past practices), capital contributions, purchases of Stock, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Legal Requirements” means all applicable international, foreign, federal, state, and local laws, judgments, decrees, orders, statutes, ordinances, rules, regulations, or Permits, including, without limitation, all Environmental Laws.

“Lender” and “Lenders” have the respective meanings set forth in the preamble to this Agreement, and shall include any other Person made a party to this Agreement in accordance with the provisions of Section 15.2 hereof for so long as such Person is a Lender hereunder.

“Lender Group” means, individually and collectively, each of the individual Lenders and Administrative Agent.

“Lender Group Expenses” means all:  costs and expenses (including Taxes, and insurance premiums) required to be paid by Borrower or any of its Subsidiaries under any of the Loan Documents

Miller Energy Loan Agreement

that are paid or incurred by any one or more members of the Lender Group; fees or charges paid or incurred by the Administrative Agent in connection with the Lender Group’s transactions hereunder or under any other Loan Document with Borrower or any of its Subsidiaries, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC or equivalent searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including Reserve Reports and environmental audits); costs and expenses incurred by any one or more members of the Lender Group in the disbursement of funds to Borrower (by wire transfer or otherwise); charges paid or incurred by any one or more members of the Lender Group resulting from the dishonor of checks made by Borrower or any of its Subsidiaries; costs and expenses paid or incurred by any one or more members of the Lender Group to correct any Default or Event of Default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated; costs and expenses paid or incurred by any one or more members of the Lender Group in examining the Books as permitted hereunder; costs and expenses of third party claims or any other suit paid or incurred by any one or more members of the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents; and the Administrative Agent’s (and after the occurrence and during the continuance of an Event of Default, the Administrative Agent’s and each Lender’s) reasonable attorneys fees and expenses incurred in advising, structuring, drafting, reviewing, amending, terminating, enforcing (including reasonable attorneys fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrower or any Subsidiary or in exercising rights or remedies under the Loan Documents), defending, or concerning the Loan Documents, irrespective of whether suit is brought, or in any remedial action concerning the Collateral.

“Lender Hedging Agreement” means all Hedging Agreements entered into between Borrower or any of its Subsidiaries and any Lender or Lender-Related Person while such Person (or in the case of a Lender-Related Person, the Lender affiliated therewith) is a Lender hereunder.

“Lender Hedging Obligations” means all obligations, liabilities, fees, and expenses owing by Borrower or any of its Subsidiaries to any Lender or Lender-Related Person under Lender Hedging Agreements.

“Lender-Related Persons” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, Related Funds, and the officers, directors, employees, counsel, agents, and attorneys-in-fact of such Lender and such Lender’s Affiliates.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, any Person other than the owner of the Property, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including (a) the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, adverse claim or charge, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Oil and Gas Property and (b) Production Payments and the like payable out of Oil and Gas Property.  For purposes of this Agreement, Borrower or any of its Subsidiaries shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create financing.

Miller Energy Loan Agreement

“Loans” means the loans made by the Lenders to Borrower pursuant to the terms of this Agreement.

“Loan Account” has the meaning set forth in Section 2.09.

“Loan Documents” means this Agreement, the Disbursement Letter, the Lender Hedging Agreements, the Mortgages, the Guarantee and Collateral Agreement, the Security Agreements, the AMI Side Letter, the Collateral Assignment, any note or notes executed by Borrower and payable to the Lender Group, and any other agreement entered into, now or in the future, in connection with this Agreement.

“Loan Party” means Borrower and each Guarantor.

“Lockbox” shall have the meaning set forth in Section 6.17.

“Lockbox Agreement” shall have the meaning set forth in Section 6.17.

“Majority Lenders” means, at any time, two or more Lenders having Credit Exposures and Unused Commitments representing at least 66 2/3% (or if there is only one Lender, 100%) of the sum of the Aggregate Credit Exposure and the Aggregate Unused Commitments at such time or, if the Aggregate Commitment has been terminated, two or more Lenders having Credit Exposures representing at least 66 2/3% (or if there is only one Lender, 100%) of the sum of the Aggregate Credit Exposure of all Lenders at such time.

“Make-Whole Premium” means, upon payment in full of all Obligations (other than Lender Hedging Obligations) under the Loan Documents (such date being the “Make-Whole Payment Date”), a premium payable by the Borrower to the Administrative Agent, for the benefit of the Lender Group, as determined in accordance with the procedure set forth in Schedule M-1.

“Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole, (b) a material adverse effect on the ability of any Loan Party to carry out its business as at the Closing Date or as proposed as of the Closing Date, (c) the material impairment of any Loan Party’s ability to perform its obligations under the Loan Documents to which it is a party or of the Lender Group to enforce the Obligations or realize upon the Collateral, or (d) a material impairment of the enforceability or priority of the Administrative Agent’s Liens with respect to the Collateral.

“Material Contract” means, as to any Person, any supply, purchase, service, employment, tax, indemnity, farm-in agreement, farm-out agreement, gas marketing, gas imbalance, operating, unitization, communitization, partnership, joint venture or other agreement of such Person or any of its Subsidiaries or by which such Person or any of its Subsidiaries or any of their respective properties are otherwise bound, if such agreement either (i) requires the expenditure of over $100,000 by such Person during any calendar year (other than contracts with respect to the routine acquisition of leasehold, the drilling of wells, the construction and operation of gathering, processing or treating facilities or equipment, or other similar contracts pursuant to which such Person routinely acquires, drills, develops and operates the Mineral Interests), or (ii) involves the sale of more than $1,000,000 in Hydrocarbons by such Person in any calendar year (except to the extent any such contract is cancelable by such Person on 60-days’ notice or less), or (iii) involves a liability of such Person in excess of $500,000, or (iv) results or could reasonably be expected to result in the loss of title to, or the transfer or creation of a Lien upon any Collateral (except to the extent otherwise permitted hereunder), as the same shall be amended, modified and supplemented and in effect from time to time.

Miller Energy Loan Agreement

“Maturity Date” means June 13, 2013.

“Maximum Facility Amount” means $100,000,000.

“Miller 2009 Collateral” means the Property of the Borrower described on Schedule M-2 that is subject to a Lien in favor of the Miller 2009 Partnership to secure the obligations of the Borrower under the Miller 2009 Loan Documents.

“Miller 2009 Partnership” means Miller Energy Income 2009-A, LP, a Delaware limited partnership, and its successors and permitted assigns.

“Miller 2009 Loan Documents” means the collective reference to (a) that certain First Secured Promissory Note, dated effective as of November 1, 2009, executed by Borrower payable to the order of the Miller 2009 Partnership in the principal amount of $2,365,173.92, (b) that certain Second Secured Promissory Note, dated effective as of December 15, 2009, executed by Borrower payable to the order of the Miller 2009 Partnership in the principal amount of $365,269.70, (c) that certain Third Secured Promissory Note, dated effective May 15, 2010, executed by Borrower payable to the order of the Miller 2009 Partnership in the principal amount of $350,000, (d) that certain Loan and Security Agreement, dated as of March 19, 2010, between Borrower and the Miller 2009 Partnership and (e) all guaranties, security agreements, mortgages, assignments, and any other documents, agreements and instruments executed in connection therewith, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time with the prior written consent of the Administrative Agent.

“Mineral Interests” shall mean all right, title, interest and estates now owned or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved interests, reversionary interests, carried working interests, or residual interests of whatever nature.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means one or more mortgages or deeds of trust, as same may be amended or supplemented from time to time, to secure the Obligations, executed by Borrower or any of its Subsidiaries in favor of Administrative Agent for the benefit of the Lender Group, the form and substance of which shall be satisfactory to Administrative Agent, that encumber the Oil and Gas Property Collateral and the related improvements thereto or any other Collateral relating to certain real property owned by the Loan Parties.

“Multiemployer Plan” means a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which Borrower, any of its Subsidiaries, or any ERISA Affiliate has contributed, or was obligated to contribute, within the past six years.

“Net Cash Proceeds” means, (A) with respect to any sale or other disposition of any Properties by Borrower or any other Loan Party, the excess, if any, of (a) the sum of cash and cash equivalents received in connection with such sale, but only as and when so received, over (b) the sum of (i) the principal amount of any Indebtedness that is secured by Liens on such asset senior to Liens securing the Obligations and that is required to be repaid in connection with the sale thereof (other than the Loans), (ii) the out-of-pocket expenses incurred by Borrower or any other Loan Party in connection with such sale, (iii) all legal, title and recording tax expense and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP as a consequence of such sale, (iv) the

Miller Energy Loan Agreement

deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such sale and retained by Borrower or any Loan Party after such sale, and (v) any portion of the purchase price from such sale placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such sale or otherwise in connection with such sale; provided, however, that upon the termination of that escrow, Net Cash Proceeds will be increased by any portion of funds in the escrow that are released to Borrower or any Loan Party, and (B) with respect to any incurrence, issuance or refinancing of any Indebtedness, the cash proceeds from such incurrence, issuance or refinancing net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

“Net Revenue Interest” means the interest in the Hydrocarbons produced, saved and sold from an oil and gas well by virtue of the owner’s ownership of the applicable oil and gas or mineral lease on which such well is located after deducting all burdens against the production therefrom.

“Net Revenues Payment Statement” means, for any calendar month, a report executed by a Financial Officer of Borrower in form and substance reasonably satisfactory to Administrative Agent setting forth the Borrower’s Consolidated Net Revenues for such calendar month and detailed calculations of the payments required pursuant to Section 2.4(c)(i) for such calendar month.

“New Borrowing Base Notice” shall have the meaning set forth in Section 2.2(d).

“NYMEX Price” means, as of the date of the determination thereof with respect to each of the appropriate crude oil or natural gas categories included in the then most recent Reserve Report provided by Borrower to Administrative Agent pursuant to Section 6.2, the prices for the 36 succeeding monthly futures contract prices (the “3 Year Strip”) and held constant thereafter based on the price of the average of the contract prices for the last twelve (12) months of such 3-Year Strip period, commencing with the month during which the determination is to be made, as quoted on the New York Mercantile Exchange (the “NYMEX”) and published in a nationally recognized publication for such pricing as selected by Administrative Agent, adjusted to account for the historical basis in a manner acceptable to the Administrative Agent, and held constant thereafter; provided, however, in the event that the NYMEX no longer provides futures contract price quotes for 36 month periods, the longest period of quotes of less than 36 months shall be used and held constant thereafter based on the average of the contract prices for the last twelve (12) months of such period, and, if the NYMEX no longer provides such futures contract quotes or has ceased to operate, the Administrative Agent shall designate another nationally recognized commodities exchange to replace the NYMEX for purposes of the references to the NYMEX herein.

“NYMEX Value” means, at any date of determination thereof as to the Proved Developed Producing Reserves of the Loan Parties, the discounted present value (determined at a discount factor of 10%) of future net revenues (i.e., after deducting production and ad valorem taxes and less future capital costs and operating expenses) from Proved Developed Producing Reserves of the Loan Parties as of such date calculated for all volumes covered under Hedging Agreements at the contract price under such Hedging Agreements (taking into account any Hedging Agreements covering basis differential) and for all volumes in excess of the volumes covered under Hedging Agreements utilizing the NYMEX Price and assuming that production costs (which shall include a good faith estimate of net abandonment costs) thereafter remain constant on a per barrel of oil equivalent basis.

“Obligations” means all Loans, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), obligations under Lender Hedging Agreements, premiums (including the Make-Whole Premium), liabilities (including all amounts charged to Borrower’s Loan Account pursuant hereto), obligations, fees, charges, costs, Lender Group Expenses

Miller Energy Loan Agreement

(including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), lease payments, guaranties, covenants, and duties of any kind and description owing by Borrower or any of its Subsidiaries to the Lender Group pursuant to or evidenced by the Loan Documents irrespective of whether for the payment of money and including, without limitation, all claims for indemnity under the Loan Documents including claims under Section 11.2 of this Agreement, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and further including all interest not paid when due and all Lender Group Expenses that Borrower or any of its Subsidiaries is required to pay or reimburse by the Loan Documents, by law, or otherwise.  Any reference in this Agreement or in the Loan Documents to the Obligations shall include all amendments, changes, extensions, modifications, renewals replacements, substitutions, and supplements, thereto and thereof, as applicable, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the United States Department of the Treasury or any successor thereto.

“Oil and Gas Properties” means all of the present and future right, title and interest (real, personal, mixed, contractual or otherwise) of each Loan Party in, to and under or derived from the following:

(a)        All presently existing and hereafter arising Mineral Interests and surface interests;

(b)        All presently existing and hereafter arising unitization, communitization and pooling declarations, orders, and agreements (including all units formed by voluntary agreement and those formed under the rules, regulations, orders or other official acts of any governmental entity or tribal authority having appropriate jurisdiction);

(c)        All presently existing and hereafter arising oil sales contracts, casinghead gas sales contracts, gas sales contracts, processing contracts, gathering contracts, transportation contracts, easements, rights-of-way, servitudes, surface leases, subsurface leases, farm-out contracts, farm-in contracts, operating agreements, areas of mutual interest and other contracts, agreements and instruments;

(d)        All presently existing and hereafter arising personal property, improvements, fixtures, wells (whether producing, plugged and abandoned, shut-in, injection, disposal or water supply), tanks, boilers, buildings, machinery, vehicles, Equipment, gathering lines, pipelines, utility lines, power lines, telephone lines, water rights, roads, permits, licenses and other appurtenances, to the extent the same are situated upon and used or held for use by such Loan Party in connection with the ownership, operation, maintenance or repair of the Mineral Interests and/or surface interests; and

(e)        All reservoir, reserve, seismic, geologic or geophysical information and data.

“Oil and Gas Property Collateral” means all Oil and Gas Properties and all Gathering Systems now owned or hereafter acquired by the Loan Parties, including all right, title and interest of the Loan Parties in the AMI Area.

“OPA” means the Oil Pollution Act of 1990, as amended.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

Miller Energy Loan Agreement

“Overadvance” has the meaning set forth in Section 2.5.

“Participant” has the meaning set forth in Section 15.4.

“PBGC” means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

“Pellissippi Pointe Entities” means the collective reference to Pellissippi Pointe, L.L.C., a Tennessee limited liability company and Pellissippi Pointe II, LLC, a Tennessee limited liability company.

“Permits” of a Person shall mean all rights, franchises, permits, authorities, licenses, certificates of approval or authorizations, including licenses and other authorizations issuable by a Governmental Authority, which pursuant to applicable Legal Requirements are necessary to permit such Person lawfully to conduct and operate its business as currently conducted and to own and use its assets.

“Permitted Investments” has the meaning set forth in Section 7.12.

“Permitted Liens” means (a) Liens held by Administrative Agent for the benefit of the Lender Group, (b) Liens for unpaid Taxes that either (i) are not yet due and payable or (ii) are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1 that secured Indebtedness permitted under Section 7.1(b), (d) the interests of lessors under operating leases to the extent that the Lien only attaches to the asset purchased or acquired and only secures the purchase price of the asset, (e) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, or other like Liens arising by operation of law incidental to the exploration, development, operation and maintenance of Oil and Gas Properties and Liens granted to the operator of a property under a standard form joint operating agreement to secure the timely payment of joint interest billings, in each case incurred in the ordinary course of business of Borrower, the relevant Subsidiary of Borrower or the Miller 2009 Partnership not in connection with the borrowing of money, and which Liens either (i) are for sums not yet due and payable, or (ii) are the subject of Permitted Protests, (f) Liens arising from deposits made in connection with obtaining worker’s compensation or other unemployment or social welfare insurance, (g) Liens on deposits and escrowed funds made to secure performance of bids, tenders and leases (to the extent permitted under this Agreement) incurred in the ordinary course of business of Borrower, the relevant Subsidiary of Borrower or the Miller 2009 Partnership and not in connection with the borrowing of money, (h) Liens of or resulting from any judgment or award that do not result in and reasonably could not be expected to result in a Material Adverse Change and as to which the time for the appeal or petition for rehearing of which has not yet expired, or in respect of which Borrower, the relevant Subsidiary of Borrower or the Miller 2009 Partnership is in good faith prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review has been secured, (i) Liens with respect to the Oil and Gas Property Collateral that are exceptions to the title opinions issued in connection with the Mortgages, as accepted by Administrative Agent, (j) minor defects in title which (i) do not affect the Defensible Title thereto or materially restrict the use or other benefits of ownership by Borrower, any of its Subsidiaries or the Miller 2009 Partnership, as the case may be, (ii) do not affect the ability of Borrower, any of its Subsidiaries or the Miller 2009 Partnership, as the case may be, to receive a share of production or proceeds from, allocated to, or attributable to such Mineral Interests equal to the interest of Borrower, such Subsidiary or the Miller 2009 Partnership, as the case may be, therein as represented herein or in the other Loan Documents, (iii) do not materially interfere with the ordinary conduct of the business of Borrower, any of its Subsidiaries or the Miller 2009 Partnership, as the case may be, (iv) do not interfere with or materially impair the value of Administrative Agent’s Lien therein for the benefit of the Lender Group, and (v) are customarily waived by reasonable and prudent Mineral Interest owners, (k) Liens reserved in leases or farmout agreements for

Miller Energy Loan Agreement

rent or royalties and for compliance with the terms of the farmout agreements or leases in the case of leasehold estates, to the extent that any such Lien referred to in this clause (k) does not materially impair the use of the Mineral Interest covered by such Lien for the purposes for which such Mineral Interest is held by the Borrower, any Subsidiary or the Miller 2009 Partnership, (ii) does not materially interfere with or impair the value of such Mineral Interest subject thereto or Administrative Agent’s Lien therein for the benefit of the Lender Group, (iii) is customarily waived by reasonable and prudent operators, and (iv) is consented to in writing by Administrative Agent, (l) farmout, carried Working Interests, joint operating, unitization, royalty, overriding royalty, sales and similar agreements relating to the exploration or development of, or production from, any Oil and Gas Properties or the sale of the Hydrocarbons after they are produced which are usual and customary in the industry and, with respect to Oil and Gas Properties acquired after the Closing Date, are also existing at the time of acquisition of such Oil and Gas Properties and are disclosed to and approved by Administrative Agent in writing prior to any Proved Developed Producing Reserves or Proved Developed Non-Producing Reserves attributable to such Oil and Gas Properties being included in determining the Borrowing Base, (m)  purchase money Liens (including purchase money Liens of lessors under Capital Leases) securing Indebtedness not to exceed $1,000,000 in the aggregate at any time, (n) so long as the Miller 2009 Loan Documents are in effect, Liens on the Miller 2009 Collateral to secure the obligations of the Borrower under the Miller 2009 Loan Documents and (o) continuations and renewals of otherwise Permitted Liens.

“Permitted Protest” means the right of Borrower, the relevant Subsidiary of Borrower or the Miller 2009 Partnership to protest any Lien, tax or other obligation, provided that (a) adequate reserves with respect to such obligation is established on the books of Borrower, the relevant Subsidiary of Borrower or the Miller 2009 Partnership in accordance with GAAP, (b) any such protest is being properly contested in good faith by Borrower, the relevant Subsidiary of Borrower or the Miller 2009 Partnership, (c) while any such protest is pending, there is no material impairment of the enforceability, validity, or priority of any of the Administrative Agent’s Liens in and to the Collateral and (d) the failure to make any payment while any such protest is pending could not reasonably be expected to result in a Material Adverse Change.

“Person” means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“PlainsCapital Loan Documents” means the collective reference to (a) that certain Promissory Note (Commercial – Revolving Draw) Renewal Note, dated February 21, 2011, executed by Borrower, payable to the order of PlainsCapital Bank in the principal amount of $5,000,000, (b) that certain Promissory Note (Commercial – Revolving Draw), dated December 21, 2010, executed by Borrower payable to the order of PlainsCapital Bank in the principal amount of $5,000,000, and (c) all guaranties, security agreements, mortgages, assignments, and any other documents, agreements and instruments executed in connection therewith, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time with the prior written consent of the Administrative Agent.

“Plan” means any employee benefit plan, program, or arrangement maintained or contributed to by Borrower or with respect to which it may incur liability.

“Platform” shall have the meaning set forth in Section 6.2.

Miller Energy Loan Agreement

“Platform Rig” means a certain 2000 H.P. Offshore/Onshore Winterized SCR Drilling Rig being constructed by Voorhees Equipment and Consulting, Inc. pursuant to the Platform Rig Contract and more particularly described on Schedule P-2.

“Platform Rig Contract” means that certain Contract of Construction and Sale, dated as of June 12, 2011, between Borrower and Voorhees Equipment and Consulting, Inc., as amended, restated, supplemented or otherwise modified with the prior written consent of the Administrative Agent.

“Production Payments” means a production payment (whether volumetric or dollar denominated) or similar royalty, overriding royalty, net profits interest or other similar interest in Oil and Gas Properties, or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such Oil and Gas Properties where the holder of such interest has recourse solely to such interest and the grantor or transferor thereof has an express contractual obligation to produce and sell Hydrocarbons from such Oil and Gas Properties, or to cause such Oil and Gas Properties to be so operated and maintained, in each case in a reasonably prudent manner.

“Projections” means Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Proposed Borrowing Base” shall have the meaning set forth in Section 2.2(c)(i).

“Proposed Borrowing Base Notice” shall have the meaning set forth in Section 2.2(c)(ii).

“Pro Rata Share” means, with respect to any Lender, (a) at any time prior to the termination of the Aggregate Commitment, the percentage obtained by dividing (i) the sum of such Lender’s (x) Credit Exposure and (y) Unused Commitment at such time, by (ii) the sum of (x) the Aggregate Credit Exposure and (y) the Aggregate Unused Commitment at such time, and (b) at any time from and after the termination of the Aggregate Commitment, the percentage obtained by dividing (i) the sum of such Lender’s Credit Exposure at such time by (ii) the Aggregate Credit Exposure at such time.

“Proved Reserves” means “Proved Reserves” as defined in the Definitions for Oil and Gas Reserves (in this paragraph, the “Definitions”) promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.  “Proved Developed Producing Reserves” means Proved Reserves which are categorized as both “Developed” and “Producing” in the Definitions.  “Proved Developed Non-Producing Reserves” means Proved Reserves which are categorized as both “Developed” and “Non-Producing” in the Definitions.  “Proved Developed Reserves” means Proved Reserves which are categorized as either “Proved Developed Producing Reserves” or “Proved Developed Non-Producing Reserves” in the Definitions.  “Proved Undeveloped Reserves” means Proved Reserves which are categorized as “Undeveloped” in the Definitions.

“Public Lender” shall have the meaning set forth in Section 6.2.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

Miller Energy Loan Agreement

“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.2(d).

“Reference Rate” means for any day the greater of (a) the “Prime Rate” as published for each Business Day (or if such day is not a Business Day, the immediately preceding Business Day) in the Wall Street Journal under the caption “Money Rates, Prime Rate” and (b) 5.00% per annum.

“Register” has the meaning set forth in Section 15.3.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of March 26, 2010, among Borrower and the purchasers party thereto, as the same has been and may hereafter be amended, restated, supplemented or otherwise modified from time to time.

“Related Fund” means a fund, money market account, investment account or other account managed by a Lender or an Affiliate of such Lender.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Replacement Lender” has the meaning set forth in Section 16.3.

“Reportable Event” means any of the events described in Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of 30 days notice to the PBGC is waived under applicable regulations.

“Reports” has the meaning set forth in Section 17.16.

“Required Lenders” means, at any time, two or more Lenders having Credit Exposures and Unused Commitments representing at least 72.0% (or if there is only one Lender, 100%) of the sum of the Aggregate Credit Exposure and the Aggregate Unused Commitments at such time or, if the Aggregate Commitment has been terminated, two or more Lenders having Credit Exposures representing at least 72.0% (or if there is only one Lender, 100%) of the sum of the Aggregate Credit Exposure of all Lenders at such time.

“Reserve Report” means a report, in form and substance satisfactory to Administrative Agent, prepared, at Borrower’s sole cost and expense, by an Approved Engineer (or to the extent permitted hereunder, by petroleum engineers employed by Borrower) evaluating the oil and gas reserves attributable to the Mineral Interests owned directly by the Loan Parties (and no other Persons) which shall, among other things, (a) identify the wells covered thereby, (b) set forth the Approved Engineer’s (or petroleum engineer’s, as applicable) opinions with respect to the total volume of Proved Reserves (specifying with such opinions the terms of categories Proved Developed Producing Reserves, Proved Developed Non-Producing Reserves and Proved Undeveloped Reserves) which the Loan Parties have the right to produce (or cause to be produced) for their own account, (c) set forth the Approved Engineer’s (or petroleum engineer’s, as applicable) opinions with respect to the NYMEX Value of each of the categories of the Proved Reserves as specified in subclause (b) above, (d) set forth the Approved Engineer’s (or petroleum engineer’s )opinions with respect to the future rate of production of the Proved Reserves, (e) contain such other information as requested by Administrative Agent with respect to the projected rate of production, gross revenues, operating expenses, net income, Taxes, capital expenditures and other capital costs, net revenues and present value of future net revenues attributable to such reserves and production

Miller Energy Loan Agreement

therefrom, and (f) contain a statement of the volumes, price and escalation parameters, discount rate, assumptions and net proceeds of production, present value of net proceeds of production, estimated costs of remedial, preventative or investigating action, operating expenses, net income, Taxes, capital expenditures and other capital costs, procedures and other assumptions upon which such determinations were based, in each case reasonably acceptable to Administrative Agent.

“Restricted Lender” means any Lender that, at any given time, directly or indirectly owns or holds any issued and outstanding Stock of Borrower.  As of the Closing Date, Bristol shall be a Restricted Lender.

“Retiree Health Plan” means an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA that provides benefits to individuals after termination of their employment, other than as required by Section 601 of ERISA.

“Sanctioned Entity” means (a) a country or government of a country; (b) an agency of the government of a country; (c) an organization directly or indirectly controlled by a country or its government; or (d) a Person resident in or determined to be a resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“SEC” means the United States Securities and Exchange Commission and any successor Federal agency having similar powers.

“Second Funding Date” means the first date after the Closing Date on which Loans are made by the Lenders to Borrower hereunder.

“Scheduled Redetermination” has the meaning assigned such term in Section 2.2(b).

“Scheduled Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.2(b).

“Schlumberger Guaranty” means that certain Guaranty Agreement, dated as of May 3, 2010, between the Borrower and Schlumberger Technology Corporation, pursuant to which the Borrower guarantees any obligations, liabilities and other indebtedness owing by CIE to Schlumberger Technology Corporation for equipment, machinery, services and other materials purchased on credit, as the same may be amended, restated, supplemented or otherwise modified from time to time with the prior written consent of the Administrative Agent.

“Securitization” has the meaning set forth in Section 2.12.

“Securitizing Lender” has the meaning set forth in Section 2.12.

“Security Agreements” means, collectively, any and all of the security agreements (including the Guarantee and Collateral Agreement and the Collateral Assignment), pledges, mortgages, deeds of trust, assignments, stock pledge agreements, assignments of partnership interests, assignments of member interests, and such other agreements, documents and instruments, in form and substance satisfactory to Administrative Agent, which are, or are to be, executed by a Loan Party in favor of Administrative Agent and/or the Lenders as may be required from time to time by Administrative Agent

Miller Energy Loan Agreement

to provide Administrative Agent for the benefit of the Lender Group with Liens upon all of the assets and properties of such Loan Party as security for the payment and performance in full of the Obligations, in each case as the same may be amended, modified, restated, supplemented, increased, renewed, extended, substituted for or replaced from time to time.

“Shareholders’ Agreement” means that certain Shareholders’ Agreement, dated as of June 13, 2011, by and among Scott M. Boruff, Paul W. Boyd, David Hall, Deloy Miller, David Voyticky, and Borrower, as the same may be amended, restated, supplemented or otherwise modified from time to time with the prior written consent of the Administrative Agent and the Required Lenders.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of all of the properties and assets of such Person are greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Stock” means all shares, units, partnership interests, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, master limited partnership units, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which Stock or other ownership interests representing more than 50% of the Stock or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent; provided that any Person that has, directly or indirectly, the power to direct or cause the direction or the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, shall be deemed to control such Person; provided further that, notwithstanding anything to the contrary contained herein, neither the Miller 2009 Partnership nor any of the Pellissippi Pointe Entities shall be deemed a Subsidiary of any Loan Party for purposes of this Agreement.

Miller Energy Loan Agreement

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Debt” means, at any date, all Indebtedness, of the Borrower and its Subsidiaries on a consolidated basis, excluding (i) non-cash obligations under FAS 133 or 143 and (ii) accounts payable and other accrued liabilities (for the deferred purchase price of Property or services) from time to time incurred in the ordinary course of business which are not greater than sixty (60) days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP.

“Transfer Order Letters” means transfer order letters in the form of Exhibit D-1 attached hereto containing the information as provided for therein.

“Unused Commitment” means, with respect to any Lender at any time, such Lender’s Commitment (without giving effect to any reduction thereof as a result of the funding of any Loans), minus the aggregate principal amount of Loans made by such Lender pursuant to Section 2.1.

“Voidable Transfer” has the meaning set forth in Section 19.7.

“Working Interest” means that interest in an oil and gas or mineral lease which gives the owner the right to explore for, develop, exploit, and/or produce the minerals and includes the obligation to pay the expense of such activities.

1.2        Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  When used herein, the term “financial statements” shall include the notes and schedules thereto.  Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower on a consolidated basis unless the context clearly requires otherwise.

1.3        Construction.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, and the term “including” is not limiting.  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be.  An Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the requisite Lenders in accordance with Section 16.1.  Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified.  Any reference in this Agreement or in the other Loan Documents to this Agreement or any of the other Loan Documents or any other agreement, instrument or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein or in the other Loan Documents).  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.  Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall be subject to representations and warranties made herein as to the accuracy and completeness of the information contained therein.

1.4        Schedules and Exhibits.  All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

Miller Energy Loan Agreement

2.          LOAN AND TERMS OF PAYMENT.

2.1        Loans.  Subject to the terms and conditions of this Agreement, each Lender (severally, not jointly or jointly and severally) agrees to make one or more Loans to Borrower from time to time on any Business Day during the Availability Period in an aggregate principal amount that will not result in (a) the aggregate amount of Loans made by Lender to Borrower pursuant to this Section 2.1 exceeding such Lender’s Commitment (without giving effect to any reduction thereof as a result of the funding of any Loans) or (b) such Lender’s Credit Exposure exceeding such Lender’s Pro Rata Share of the Borrowing Base from time to time in effect.  After giving effect to the funding of any Loan by a Lender hereunder, the portion of such Lender’s Commitment equal to the amount of such Loan shall immediately terminate without further action.  The outstanding unpaid principal balance of all Loans and all accrued and unpaid interest thereof shall be due and payable on the date of termination of this Agreement, whether by its terms, by prepayment, or by acceleration.  Subject to the terms and conditions set forth herein, amounts borrowed under this Section 2.1 and prepaid or repaid may not be reborrowed.

2.2        Borrowing Base.

(a)        Initial Borrowing Base.  For the period from and including the Closing Date to but excluding the first Redetermination Date, the amount of the Borrowing Base shall be $35,000,000.  Notwithstanding the foregoing, the Borrowing Base is subject to further adjustments from time to time pursuant to Section 6.12 or Section 7.4.

(b)        Scheduled and Interim Redeterminations.  The Borrowing Base shall be redetermined semi-annually in accordance with Section 2.2(c)(i) (each, a “Scheduled Redetermination”), and, subject to Section 2.2(d), such redetermined Borrowing Base shall become effective and applicable to Borrower, Administrative Agent, and the Lenders on April 30 and October 31 of each year, commencing on October 31, 2011.  In addition, Borrower may, by notifying the Administrative Agent thereof, and the Administrative Agent may, at the direction of the Required Lenders, by notifying Borrower thereof, one time between each Scheduled Redetermination, elect to cause the Borrowing Base to be redetermined (each, an “Interim Redetermination”) in accordance with Section 2.2(c).

(c)        Scheduled and Interim Redetermination Procedure.

(i)        Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows:  Upon receipt by the Administrative Agent of (A) the Reserve Report and the certificate required to be delivered by Borrower to the Administrative Agent, in the case of a Scheduled Redetermination, pursuant to Sections 6.2(b) and 6.2(c), and, in the case of an Interim Redetermination, a Reserve Report prepared by petroleum engineers of Borrower which shall accompany any Interim Redetermination requested by Borrower, and otherwise shall be delivered within 30 days of any Interim Redetermination requested by the Required Lenders and (B) such other reports, data and supplemental information, including, without limitation, the information provided pursuant to Section 7.4, as may, from time to time, be reasonably requested by the Required Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in its sole discretion, propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including, without limitation, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Indebtedness) as the Administrative Agent deems appropriate and consistent with its normal oil and gas lending criteria as it exists at the particular time.  In no event shall the Proposed Borrowing Base exceed the Maximum Facility Amount.

Miller Energy Loan Agreement

(ii)        The Administrative Agent shall notify Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):

(A)        in the case of a Scheduled Redetermination (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by Borrower pursuant to Section 6.2(b) in a timely and complete manner (copies of which Administrative Agent shall promptly forward to the Lenders), then on or before April 15 and October 15 of such year following the date of delivery or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by Borrower pursuant to Section 6.2(b) in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports from Borrower and Administrative Agent has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.2(c)(i);

(B)        in the case of an Interim Redetermination, promptly, and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports; and

(C)        in the event that Borrower fails to timely deliver the Reserve Reports when due under Section 6.2(b) for Scheduled Redeterminations and under Section 2.2(c) for Interim Redeterminations, the Administrative  Agent may nevertheless redetermine the Borrowing Base within the prescribed time frame based upon such available information as Administrative Agent determines is appropriate.

(iii)        Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved or deemed to have been approved by all Lenders (other than any Defaulting Lender and any Restricted Lender) as provided in this Section 2.2(c)(iii) and by Borrower in its sole discretion; and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by the Required Lenders as provided in this Section 2.2(c)(iii).  Upon receipt of the Proposed Borrowing Base Notice, each Lender (and, if the Proposed Borrowing Base would increase the Borrowing Base then in effect, the Borrower) shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base.  If at the end of such fifteen (15) days, any Lender or, if applicable, the Borrower, has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base.  If, at the end of such 15-day period, all of the Lenders and Borrower, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or been deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.2(d).  If, however, at the end of such fifteen (15) day period, the Lenders, Borrower and/or Required Lenders, as applicable, have not approved or been deemed to have approved, as aforesaid, then if the highest Borrowing Base that is acceptable (or deemed to be acceptable) to all of the Lenders and Borrower is higher than the Borrowing Base then in effect, the new Borrowing Base will be the highest Borrowing Base that is acceptable to all of the Lenders and Borrower, otherwise, the new Borrowing Base will be the lower of (x) the Borrowing Base then in effect and (y) the highest Borrowing Base that is acceptable (or deemed to be acceptable) to Required Lenders, in each case, effective on the date specified in Section 2.2(d).  For the avoidance of doubt and notwithstanding anything to the contrary contained herein, neither any

Miller Energy Loan Agreement

Defaulting Lender nor any Restricted Lender shall have any right to approve or disapprove any increase in the Borrowing Base pursuant to this Section 2.2(c).

(iv)        The Borrowing Base shall be determined based upon the loan collateral value assigned to the Oil and Gas Properties and such other credit factors (including, without limitation, the assets, liabilities, cash flow, business, properties, prospects, management and ownership of Borrower and the other Loan Parties) which the Lenders deem significant.  The Lenders’ determination of the Borrowing Base shall be in their sole discretion.  Borrower, Lenders and the Administrative Agent acknowledge that (a) due to the uncertainties of exploring, developing and producing Hydrocarbon, the Oil and Gas Properties are not subject to evaluation with a high degree of accuracy and are subject to potential rapid deterioration in value, and (b) for this reason and the difficulties and expenses involved in liquidating and collecting against the Oil and Gas Properties, the Lenders’ determination of the Borrowing Base that may be supported by the Oil and Gas Properties contains an equity cushion, which equity cushion is acknowledged by Borrower as essential for the adequate protection of the Lenders.

(d)        Effectiveness of a Redetermined Borrowing Base.  After a redetermined Borrowing Base is approved or is deemed to have been approved by Borrower, the Lenders and/or the Required Lenders, as applicable, pursuant to Section 2.2(c), the Administrative Agent shall notify Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to Borrower, the Administrative Agent, and the Lenders:

(i)        in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by Borrower pursuant to Section 6.2(b) in a timely and complete manner, then on April 30 or October 31, as applicable, following such New Borrowing Base Notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by Borrower pursuant to Sections 6.2(b) in a timely and complete manner, then on the Business Day next succeeding delivery of such New Borrowing Base Notice; and

(ii)        in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such New Borrowing Base Notice.

Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under Section 6.12 or Section 7.4, whichever occurs first.  Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by Borrower.

2.3        Funding and Borrowings.

(a)        Procedure for Borrowing.  Each Borrowing of Loans shall be made upon Borrower’s irrevocable request therefor (the “Borrowing Request”) delivered in writing to Administrative Agent in the form of Exhibit C-1; which Borrowing Request must be received by Administrative Agent no later than 12:00 p.m. (New York City time) fifteen (15) Business Days preceding the requested Funding Date specifying (i) the amount of the Borrowing and (ii) the requested Funding Date, which shall be a Business Day; provided that Borrower shall not be permitted to make more than three Borrowing Requests in any Fiscal Quarter (excluding the Borrowing Request delivered on the Closing Date for Loans to be made on the Closing Date); provided, further that so long as the aggregate principal amount of Loans requested to be made by the Lenders on the Closing Date and the Second Funding Date does not

Miller Energy Loan Agreement

exceed $11,500,000 in the aggregate, Borrower may provide Borrowing Requests on the Closing Date (but no later than 12:00 p.m. (New York City time)) for Loans to be made on the Closing Date and on June 16, 2011.  All Loans requested in any Borrowing Request must be in an amount not less than $500,000 and integral multiples of $100,000 in excess thereof, unless the amount available for further Loans is less than $500,000, in which event the Borrowing Request must be in an amount equal to the maximum amount then available for further Loans.

(b)        Making of Loans.

(i)        Promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Administrative Agent shall notify the Lenders, not later than 1:00 p.m. (New York City time) seven (7) Business Days immediately preceding the Funding Date applicable thereto (or in the case of Loans requested to be made on the Closing Date and on June 16, 2011 in accordance with Section 2.3(a) above, not later than (x) 1:00 p.m. (New York City time) on the Closing Date and (y) 1:00 p.m. (New York City time) two (2) Business Days immediately preceding the Second Funding Date) by telecopy, telephone, or other similar form of transmission, of the requested Borrowing.  Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Administrative Agent in immediately available funds, to such account of Administrative Agent as Administrative Agent may designate, not later than 1:00 p.m. (New York time) on the Funding Date applicable thereto.  After Administrative Agent’s receipt of the proceeds of such Loans, upon satisfaction of the applicable conditions precedent set forth in Section 3 hereof, Administrative Agent shall make the proceeds of such Loans available to Borrower on the applicable Funding Date by transferring same day funds equal to the proceeds of such Loans received by Administrative Agent to the account designated by Borrower; provided, however, that, Administrative Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Loan if Administrative Agent shall have received written notice from any Lender, or otherwise has actual knowledge, that (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived in accordance with the terms hereof, or (2) the amount of the requested Borrowing would exceed Availability as of such Funding Date.

(ii)        Unless Administrative Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one (1) Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to Administrative Agent for the account of Borrower the amount of that Lender’s Pro Rata Share of the Borrowing, Administrative Agent may assume that each Lender has made or will make such amount available to Administrative Agent in immediately available funds on the Funding Date and Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount.  If and to the extent any Lender shall not have made its full amount available to Administrative Agent in immediately available funds and Administrative Agent in such circumstances has made available to Borrower such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Administrative Agent, together with interest at the Defaulting Lender Rate for each day during such period.  A notice submitted by Administrative Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error.  If such amount is so made available, such payment to Administrative Agent shall constitute such Lender’s Loan on the date of Borrowing for all purposes of this Agreement.  If such amount is not made available to Administrative Agent on the Business Day following the Funding Date, Administrative Agent will notify Borrower of such failure to fund and, upon demand by Administrative Agent, Borrower shall pay such amount to

Miller Energy Loan Agreement

Administrative Agent for Administrative Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans composing such Borrowing.  The failure of any Lender to make any Loan on any Funding Date shall not relieve any other Lender of any obligation hereunder to make a Loan on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on any Funding Date.

(iii)        Notwithstanding anything to the contrary contained herein, Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to Administrative Agent for the Defaulting Lender’s benefit; nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder.  Amounts payable to a Defaulting Lender shall instead be paid to or retained by Administrative Agent.  Administrative Agent may hold and, in its discretion, re-lend to Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender.  Solely for the purposes of voting or consenting to matters with respect to the Loan Documents and determining Pro Rata Shares with respect to repayments of Obligations, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Credit Exposure and Commitment shall be deemed to be zero (-0-).  This Section shall remain effective with respect to a Defaulting Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable or (y) such Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender (as determined by the Administrative Agent in its sole discretion).  The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by Borrower of its duties and obligations hereunder.

(c)        Notation.  Administrative Agent shall record on its books the principal amount of the Loans owing to each Lender and the interests therein of each Lender, from time to time.  In addition, each Lender is authorized, at such Lender’s option, to note the date and amount of each payment or prepayment of principal of such Lender’s Loans in its books and records, including computer records, such books and records constituting rebuttably presumptive evidence, absent manifest error, of the accuracy of the information contained therein.

(d)        Lenders’ Failure to Perform.  All Loans shall be made by the Lenders simultaneously and in accordance with their Pro Rata Shares.  It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Loans hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligation to make any Loans hereunder, and (ii) no failure by any Lender to perform its obligation to make any Loans hereunder shall excuse any other Lender from its obligation to make any Loans hereunder.

2.4        Payments.

(a)        Payments by Borrower.

(i)        All payments to be made by Borrower shall be made without set-off, recoupment, deduction, or counterclaim, except as otherwise required by law.  Except as otherwise expressly provided herein, all payments by Borrower shall be made to Administrative Agent for the account of the Lenders at Administrative Agent’s address set forth in Section 12, and shall be made in immediately available funds, no later than 12:00 p.m. (New York City time) on the date specified herein.  Any payment received by Administrative Agent later than 12:00

Miller Energy Loan Agreement

p.m. (New York City time), at the option of Administrative Agent, shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii)        Whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(iii)        Unless Administrative Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Administrative Agent may assume that Borrower has made (or will make) such payment in full to Administrative Agent on such date in immediately available funds and Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent Borrower does not make such payment in full to Administrative Agent, each Lender shall repay to Administrative Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b)        Apportionment and Application.

(i)        Except as otherwise provided with respect to Defaulting Lenders and except as may otherwise be agreed among the Lenders, aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and payments of the fees and expenses (other than fees or expenses designated for Administrative Agent’s sole and separate account after giving effect to any agreement with the Lenders) shall, as applicable, be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such fees and expenses relate held by each Lender).  Except as otherwise provided in clause (b)(iii) below or Section 2.4(c)(i), (ii) and (iii), all payments shall be remitted to Administrative Agent and all such payments not relating to principal or interest of specific Loans, or not constituting payment of specific fees, and all proceeds of Accounts or other Collateral received by Administrative Agent after the occurrence of an Event of Default, shall be applied as follows:

(A)        first, to pay any Lender Group Expenses then due to Administrative Agent or any of the Lenders under the Loan Documents, until paid in full,

(B)        second, to pay any fees then due to Administrative Agent (for its separate account, after giving effect to any agreements between Administrative Agent and the individual Lenders) under the Loan Documents, until paid in full,

(C)        third, to pay any fees then due to any or all of the Lenders (after giving effect to any agreements between Administrative Agent and individual Lenders) under the Loan Documents, on a ratable basis, until paid in full,

(D)        fourth, ratably to pay accrued interest due in respect of the Loans, until paid in full,

(E)        fifth, ratably to pay all outstanding principal amounts of the Loans then due and payable, until paid in full,

Miller Energy Loan Agreement

(F)        sixth, ratably, to pay the Make-Whole Premium then due and owing by Borrower or its Subsidiaries, until paid in full,

(G)        seventh, ratably, to pay all Lender Hedging Obligations then due and owing by Borrower or its Subsidiaries,

(H)        eighth, to pay any other Obligations (including the provision of amounts to Administrative Agent, to be held by Administrative Agent, for the benefit of the Lenders and Lender Related Persons, as cash collateral in an amount up to the amount determined by Administrative Agent in its reasonable discretion as the amount necessary to secure Borrower’s and its Subsidiaries’ Lender Hedging Obligations), until paid in full, and

(I)        ninth, to Borrower (to be remitted by wire transfer to an account designated by Borrower) or such other Person entitled thereto under applicable law.

        For purposes of the foregoing (other than clause (H)), “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, except to the extent that default or overdue interest (but not any other interest) and loan fees, each arising from or related to a default, are disallowed in any Insolvency Proceeding; provided, however, that for the purposes of clause (H), “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(ii)        Administrative Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive.

(iii)        In each instance, so long as no Default or Event of Default has occurred and is continuing, Section 2.4(b) shall not be deemed to apply to any payment by Borrower specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

(c)        Repayments; Prepayments.

(i)        Repayments.  Commencing on January 1, 2012 and continuing on the first day of each calendar month thereafter until the Maturity Date, Borrower shall repay the outstanding Obligations in an amount equal to 100% of the Borrower’s Consolidated Net Revenues (or in the event no Default or Event of Default exists at such time, 90% of the Borrower’s Consolidated Net Revenues) for the most recently ended calendar month for which the Net Revenues Payment Statement is required to be delivered to Administrative Agent pursuant to Section 6.1(d), to be applied in the following order:

(A)        first, to pay any Lender Group Expenses then due to Administrative Agent or any of the Lenders under the Loan Documents, until paid in full,

Miller Energy Loan Agreement

(B)        second, to pay any fees then due to Administrative Agent (for its separate account, after giving effect to any agreements between Administrative Agent and the individual Lenders) under the Loan Documents, until paid in full,

(C)        third, to pay any fees then due to any or all of the Lenders (after giving effect to any agreements between Administrative Agent and individual Lenders) under the Loan Documents, on a ratable basis, until paid in full,

(D)        fourth, ratably to pay accrued interest due in respect of the Loans, until paid in full, and

(E)        fifth, after deducting any Consolidated G&A Expenses (to the extent permitted under the definition thereof) from the remaining amount of the Borrower’s Consolidated Net Revenues available for application to the Obligations in accordance with this Section 2.4(c)(i), ratably to pay all outstanding principal amounts of the Loans then due and payable, until paid in full;

provided that in the event Borrower’s Consolidated EBITDA for the Fiscal Quarter ending October 31, 2011 is less than $4,000,000 and the average monthly Consolidated G&A Expenses during such Fiscal Quarter is greater than $750,000 (or, if the Borrower’s Consolidated EBITDA is less than $3,000,000 for the Fiscal Quarter ending October 31, 2011, $500,000), Borrower’s repayment obligations set forth in this Section 2.4(c)(i) shall commence on December 1, 2011.

On the Maturity Date, Borrower shall repay the aggregate principal amount of all outstanding Loans, together with any accrued and unpaid interest.

(ii)        Optional Payments.  Borrower may prepay any Borrowing, without premium or penalty, upon irrevocable notice to Administrative Agent of not less than three (3) Business Days, in whole or in part, ratably as to each Lender, in minimum principal amounts of $100,000 or integral multiples of $100,000 thereof (unless the outstanding principal amount of all Loans is less than $100,000, then such prepayments shall be equal to such outstanding principal amount).  Such notice shall be in the form acceptable to Administrative Agent and shall specify the date and amount of such prepayment.  Administrative Agent will promptly notify each Lender of its receipt of any such notice and of such Lender’s Pro Rata Share of such prepayment.  The payment amount specified in such notice shall be due and payable on the date specified therein.

(iii)        Mandatory Prepayments.

(A)        Borrower shall immediately prepay the outstanding principal amount of the Loans in the event that the Aggregate Commitment is terminated and accelerated in accordance with the Loan Documents for any reason prior to the Maturity Date.

(B)        Immediately upon any voluntary or involuntary sale or disposition by Borrower or any of its Subsidiaries of property or assets (other than in accordance with Sections 7.4(a) and (b)), Borrower shall immediately prepay the outstanding Obligations in accordance with Section 2.4(c)(iv) in an amount equal to 100% of the Net Cash Proceeds (excluding, for the avoidance of doubt, any Excluded Equity Proceeds) received by such Person in connection with such sales or dispositions.  Nothing contained in this Section 2.4(c)(iii)(B) shall permit Borrower or any of its

Miller Energy Loan Agreement

Subsidiaries to sell or otherwise dispose of any property or assets other than in accordance with Section 7.4.

(C)        Immediately upon the receipt by Borrower or any of its Subsidiaries of any Extraordinary Proceeds in any one or series of related events, Borrower shall immediately prepay the outstanding Obligations in accordance with Section 2.4(c)(iv) in an amount equal to 100% of such Extraordinary Proceeds, net of any reasonable expenses incurred in collecting such Extraordinary Proceeds.

(D)        Immediately upon the issuance or incurrence by Borrower or any of its Subsidiaries of any Indebtedness other than Indebtedness permitted under Section 7.1, Borrower shall immediately prepay the outstanding Obligations in accordance with Section 2.4(c)(iv) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such issuance or incurrence. Nothing contained in this Section 2.4(c)(iii)(D) shall permit Borrower or any of its Subsidiaries to issue or incur any Indebtedness other than in accordance with the terms and conditions of this Agreement.

(E)        If, on any Redetermination Date or any other date the Borrowing Base is adjusted pursuant to Section 6.12 or Section 7.4, a Borrowing Base Deficiency results from such redetermined or adjusted Borrowing Base, Borrower shall, within thirty (30) days after such date, exercise either one or a combination of the following: (i) prepay in full the amount of the Borrowing Base Deficiency in accordance with Section 2.4(c)(iv); (ii) elect to prepay the amount of the Borrowing Base Deficiency in three equal monthly installments, with the first such installment being due within such thirty day period, or otherwise pursuant to a monthly installment plan acceptable to Administrative Agent and the Required Lenders; or (iii) promptly pledge additional unencumbered Property of sufficient value and character (as determined by the Lenders in their sole discretion) that when added to the Collateral will cause the Borrowing Base to equal or exceed the Aggregate Credit Exposure.

(iv)        Application of Mandatory Payments.  Each prepayment of Loans required pursuant to Section 2.4(c)(iii) shall be applied to the outstanding principal amount of the Loans in accordance with each Lender’s Pro-Rata Share thereof.

(v)        Interest and Fees.  Any prepayment made pursuant to Section 2.4(c) shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

(vi)        Cumulative Prepayments.  Except as otherwise expressly provided in Section 2.4(c)(iii), payments with respect to any subsection of Section 2.4(c)(iii) are in addition to payments made or required to be made under any other subsection of Section 2.4(c).

(d)        In the event of a direct conflict between the priority provisions of this Section 2.4 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.

2.5        Overadvances.  If, at any time or for any reason, (a) the aggregate amount of Loans made by the Lenders to the Borrower pursuant to this Agreement is greater than the Aggregate Commitment (without giving effect to any reduction thereof as a result of the funding of any Loans) or (b)

Miller Energy Loan Agreement

a Borrowing Base Deficiency exists (other than as a result of a redetermined Borrowing Base or adjustment to the Borrowing Base pursuant to Section 6.12 or Section 7.4) (any such excess in clauses (a) and (b) above being referred to as an “Overadvance”), Borrower immediately shall pay to Administrative Agent, in cash, the amount of such Overadvance, which amount shall be used by Administrative Agent to reduce the outstanding principal amount of the Loans ratably among the Lenders in accordance with their Pro Rata Shares thereof.  Any payment made pursuant to this Section 2.5 shall be accompanied by accrued interest on the principal amount being repaid to the date of payment.

2.6        Interest, Rates, Payments, and Calculations.

(a)        Interest Rate on Loans.  Except as provided in clause (b) below, all Obligations (except for Lender Hedging Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to (i) the Applicable Margin plus (ii) the Reference Rate.

(b)        Default Rate.  Upon the occurrence and during the continuation of an Event of Default, all Obligations (except for Lender Hedging Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to (i) the Reference Rate plus (ii) 7.00%.

(c)        Payments.  Interest payable hereunder shall be due and payable, in arrears, on the first day of each calendar month during the term hereof.  Borrower hereby authorizes Administrative Agent, at its option, without prior notice to Borrower, to charge such interest, all Lender Group Expenses not paid when due, the fees and charges provided for in Section 2.10 (as and when accrued or incurred), and all other payment obligations under any Loan Document not paid when due (including any Lender Hedging Obligations due and payable) to Borrower’s Loan Account, which amounts thereafter shall accrue interest at the rate then applicable to Loans hereunder.  Any interest not paid when due shall be charged to Borrower’s Loan Account and shall thereafter accrue interest at the rate then applicable to Loans hereunder.

(d)        Computation.  In the event the Reference Rate is changed from time to time hereafter, the rate of interest provided for in Sections 2.6(a) and (b) automatically and immediately shall be increased or decreased by an amount equal to such change in the Reference Rate.  All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

(e)        Intent to Limit Charges to Maximum Lawful Rate.  It is the intention of the parties hereto that the Administrative Agent and each Lender shall conform strictly to usury laws applicable to it.  Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to the Administrative Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to Administrative Agent or any Lender that is contracted for, taken, reserved, charged or received by Administrative Agent or such Lender under any of the Loan Documents or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by the Administrative Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by the Administrative Agent or

Miller Energy Loan Agreement

such Lender, as applicable, to the Borrower); and (ii) in the event that the maturity of the Obligations is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to Administrative Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by Administrative Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by Administrative Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by Administrative Agent or such Lender to the Borrower).  All sums paid or agreed to be paid to Administrative Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to Administrative Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Obligations until payment in full so that the rate or amount of interest on account of any Obligations hereunder does not exceed the maximum amount allowed by such applicable law.  If at any time and from time to time (i) the amount of interest payable to Administrative Agent or any Lender on any date shall be computed at the Highest Lawful Rate (as defined below) applicable to Administrative Agent or such Lender pursuant to this Section 2.6(e) and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to Administrative Agent or such Lender would be less than the amount of interest payable to Administrative Agent or such Lender computed at the Highest Lawful Rate applicable to Administrative Agent or such Lender, then the amount of interest payable to Administrative Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to Administrative Agent or such Lender until the total amount of interest payable to Administrative Agent or such Lender shall equal the total amount of interest which would have been payable to Administrative Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 2.6(e).  For purposes of this Section 2.6(e), the term “applicable law” shall mean that law in effect from time to time and applicable to the loan transaction between Borrower and the Lender Group that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.  For purposes of this Section 2.6(e), “Highest Lawful Rate” means, with respect to Administrative Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under the laws applicable to Administrative Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

2.7        Crediting Payments; Application of Collections.  The receipt of any payment item by Administrative Agent shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds and is made to the Administrative Agent Account or unless and until such payment item is honored when presented for payment; provided, however, that Administrative Agent reserves the right, in its sole discretion, to exclude from such provisional reduction and payment the amount of any such Collections that Administrative Agent determines may constitute trust funds (e.g., production taxes, severance taxes, or payroll taxes) or amounts attributable to Mineral Interests of third Persons.  Should any Collection item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly.  Anything to the contrary contained herein notwithstanding, any Collection item shall be deemed received by Administrative Agent only if it is received into the Administrative Agent Account on a Business Day on or before 12:00 p.m. New York City time.  If any Collection item is received into the Administrative Agent Account on a non-Business Day or after 12:00 p.m. New York City time on a Business Day, it shall be deemed to have been received by Administrative Agent as of the opening of business on the

Miller Energy Loan Agreement

immediately following Business Day.  The parties acknowledge and agree that the economic benefit of the foregoing provisions of this Section 2.7 shall be for the exclusive benefit of Administrative Agent.

2.8        Telephonic Instructions.  Administrative Agent and the Lenders are authorized to make the Loans under this Agreement based upon telephonic or other instructions received from anyone purporting to be a Financial Officer of Borrower, or without instructions if pursuant to Section 2.6(c).

2.9        Maintenance of Loan Account; Statements of Obligations.  Administrative Agent shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with the Loans made by Administrative Agent or the Lenders to Borrower or for Borrower’s account at the time such Loans are made, accrued interest, Lender Group Expenses, and any other payment Obligations of Borrower not paid when due.  In accordance with Section 2.7, the Loan Account will be credited with all payments received by Administrative Agent from Borrower or for Borrower’s account.  Administrative Agent shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements shall be conclusively presumed to be correct and accurate (absent manifest error) and constitute an account stated between Borrower and the Lender Group.

2.10        Fees.

(a)        Borrower shall pay to Administrative Agent, for the ratable benefit of the Lenders, (i) a fully earned and non-refundable facility fee in an amount equal to $700,000, which facility fee shall be payable on the Closing Date, and (ii) on the date of any increase in the Borrowing Base above the Borrowing Base then in effect, a fully earned and non-refundable facility fee in an amount equal to 2.00% of such increase in the Borrowing Base.

(b)        Borrower shall pay to Administrative Agent, for its own account, a fully earned and non-refundable annual administrative agency fee in an amount equal to $30,000, which administrative agency fee shall be payable on the Closing Date and annually in advance on each anniversary of the Closing Date prior to the earlier to occur of (a) the date of termination of the Aggregate Commitment and (b) the Maturity Date.

2.11        Noteless Agreement; Registered Notes.

(a)        Except as otherwise provided in Section 2.11(b), no promissory notes shall evidence the payment obligations of any Loans to Borrower.  Administrative Agent shall maintain in accordance with its usual practice an account or accounts on its books evidencing the obligations of Borrower resulting from the Loans made from time to time, including the amounts of principal and interest payable and paid to Lender hereunder.  The entries maintained in said accounts shall be prima facie evidence of the existence and amounts of the Loans and the payment obligations of Borrower; provided, however, that the failure of Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay the Loans.

(b)        Administrative Agent, acting solely for this purpose as a non-fiduciary agent on behalf of Borrower, agrees to record the Commitments and Loans on the Register.  Once recorded on the Register, no Commitment or Loan may be removed from the Register so long as it remains outstanding.

2.12        Securitization.  Borrower hereby acknowledges that each Lender (a “Securitizing Lender”) may securitize the Loans (a “Securitization”) through the pledge of its Loans as collateral security for loans to such Securitizing Lender or its Affiliates or Related Funds or through the sale of the

Miller Energy Loan Agreement

Loans or the issuance of direct or indirect interests in its Loans, which loans to such Securitizing Lender or its Affiliates or Related Funds or direct or indirect interests will be rated by Moody’s, S&P or one or more other rating agencies.  Notwithstanding anything contained in this Agreement to the contrary, expenses in connection with a Securitization incurred by each Lender conducting a Securitization shall not constitute Lender Group Expenses.

3.          CONDITIONS; TERM OF AGREEMENT.

3.1        Conditions Precedent to the Initial Loans.  The obligation of the Lender Group (or any member thereof) to make the initial Loans (or otherwise to extend any credit provided for hereunder) is subject to the fulfillment, to the satisfaction of Administrative Agent, of each of the following conditions on or before the Closing Date:

(a)        Administrative Agent shall have received each of the following documents, in form and substance satisfactory to Administrative Agent, duly executed (and acknowledged, as the case may be) by all parties and formalities contemplated thereunder, and each such document shall be in full force and effect:

(i)        this Agreement;

(ii)        the Disbursement Letter;

(iii)       the Mortgages covering each of the Oil and Gas Properties;

(iv)       the Guarantee and Collateral Agreement;

(v)        the AMI Side Letter;

(vi)       the Mortgages covering the real property located at (x) 3651 Baker Highway, Huntsville, TN  37756 and (y) 9534 Morgan Co. Highway, Sunbright, TN  37872;

(vii)       the Collateral Assignment;

(viii)      Security Agreements, in form and substance acceptable to Administrative Agent, executed by each Loan Party with respect to all of such Loan Party’s assets and properties;

(ix)       Transfer Order Letters executed in blank to each purchaser of production and disburser of proceeds of production from or attributable to the Oil and Gas Properties; and

(x)        all original Stock certificates evidencing all the issued and outstanding shares of capital stock of East Tennessee Consultants, Inc., a Tennessee corporation, together with a stock power duly executed in blank by the holder of all of the legal and beneficial ownership of such shares;

(b)        Administrative Agent shall have received a certificate from the Secretary of each Loan Party attesting to the resolutions of such Loan Party’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Loan Party is a party and authorizing specific officers of such Loan Party to execute the same;

Miller Energy Loan Agreement

(c)        Administrative Agent shall have received copies of each Loan Party’s Governing Documents, as amended, modified, or supplemented through and including the Closing Date, certified by the Secretary of such Loan Party;

(d)        Administrative Agent shall have received a certificate of status with respect to each Loan Party, dated within 30 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction;

(e)        Administrative Agent shall have received certificates of status with respect to each Loan Party, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Loan Party is in good standing in such jurisdictions;

(f)        Administrative Agent shall have received (i) certificates of insurance, which name Administrative Agent for the benefit of the Lender Group as loss payee and additional insured on all of such Loan Party’s policies of insurance as are required by Section 6.8, in each case, in form and substance satisfactory to Administrative Agent and (ii) with respect to any real property covered by a Mortgage on which a "building" or "mobile home" (in each case, as such terms are defined for purposes of the National Flood Insurance Program) is located, (A) a flood determination certificate or letter issued by the appropriate Governmental Authority or third party indicating whether such property is designated as a "flood hazard area" and (B) if such property is designated to be in a "flood hazard area", evidence of flood insurance on such property obtained by the applicable Loan Party in such total amount as required by Regulation H of the Federal Reserve Board, and all official rulings and interpretations thereunder or thereof, and otherwise in compliance with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973;

(g)        Administrative Agent shall have received all financing statements required by Administrative Agent, and Administrative Agent shall have received searches of the Borrower and each Subsidiary of the Borrower from all recording offices as Administrative Agent may require, each such search dated a date within 30 days of the Closing Date;

(h)        Administrative Agent shall have received and reviewed copies of all Material Contracts (including the Platform Rig Contract), as requested by Administrative Agent and such Material Contracts (including the Platform Rig Contract) shall be in form and substance satisfactory to Administrative Agent;

(i)        Administrative Agent shall have received an opinion of Borrower’s and the other Loan Parties’ counsel in form and substance satisfactory to Administrative Agent in its sole discretion;

(j)        Administrative Agent shall have received local counsel opinions from Tennessee and Alaska counsel with respect to the Mortgages, in each case, in form and substance satisfactory to Administrative Agent in its sole discretion;

(k)        Administrative Agent shall have received title opinions or other title information reasonably satisfactory to Administrative Agent on at least ninety-five percent (95%) by value of the Loan Parties’ Proved Reserves, satisfactory to Administrative Agent; each of such title opinions (and other legal opinions supplemental thereto) shall opine as to the Defensible Title of the Loan Parties to such Oil and Gas Properties consistent with the working and net revenue interests set forth on Schedule 5.1 as Administrative Agent may reasonably request;

Miller Energy Loan Agreement

(l)        Borrower shall have delivered to Administrative Agent all environmental reports in the possession or control of any Loan Party  that was performed on any Oil and Gas Property Collateral  within the past two (2) years, and the matters contained therein shall be reasonably acceptable to Administrative Agent;

(m)        Administrative Agent shall have completed its business, legal, and collateral due diligence, including (i) a collateral audit and review of Borrower’s and each of its Subsidiaries’ books and records and verification of Borrower’s and each of its Subsidiaries’ representations and warranties to Administrative Agent, the results of which shall be satisfactory to Administrative Agent, (ii) an inspection of such locations of Borrower and its Subsidiaries as shall be required by Administrative Agent, the results of which shall be satisfactory to Administrative Agent, (iii) an engineering review of the Platform Rig and related platform, the results of which shall be satisfactory to Administrative Agent, (iv) a review and analysis of Borrower’s existing insurance policies and (v) background and credit checks on each of the Loan Parties and certain Financial Officers of the Loan Parties;

(n)        Administrative Agent shall have received and reviewed the Reserve Report prepared as of April 30, 2011, by Netherland, Sewell and Associates, Inc., covering the Oil and Gas Properties and such report shall contain such information as may be requested by Administrative Agent and shall be in form and substance satisfactory to Administrative Agent;

(o)        Administrative Agent shall have received evidence satisfactory to Administrative Agent including, without limitation, a certificate executed by a Financial Officer of Borrower, to such effect, that as of the Closing Date, (i) no Default or Event of Default exists or would result from any Borrowing on the Closing Date, (ii) the representations and warranties set forth in this Agreement and the other Loan Documents are true and correct in all respects, and (iii) no Material Adverse Change has occurred since April 30, 2010;

(p)        Administrative Agent shall have received a solvency certificate executed by a Financial Officer of Borrower certifying that as of the Closing Date, each Loan Party is Solvent;

(q)        Administrative Agent shall have received a copy of the Shareholders’ Agreement, duly executed by all parties thereto and in form and substance satisfactory to the Administrative Agent;

(r)        Administrative Agent shall have received evidence that Borrower has entered into Hedging Agreements satisfactory to the Administrative Agent and in accordance with the terms of Section 6.14;

(s)        Administrative Agent shall have received (or substantially contemporaneous with the initial Borrowing shall receive) all accrued and unpaid fees, costs and expenses owed pursuant to this Agreement and the other Loan Documents to the extent then due and payable on the Closing Date, including to the extent invoiced, all reasonable fees, expenses and disbursements of counsel for the Administrative Agent for the period covered by such invoice, together with such additional amounts as shall constitute such counsel’s reasonable estimate of expenses and disbursements to be incurred by such counsel in connection with the recording and filing of Mortgages and financing statements; provided, that, such estimate shall not thereafter preclude further settling of accounts between Borrower and Administrative Agent with respect to such fees and expenses, including any fees and expenses incurred after the period covered by such invoice;

(t)        Administrative Agent shall have received a consent letter or similar document from PlainsCapital Bank in form and substance satisfactory to the Administrative Agent, pursuant to

Miller Energy Loan Agreement

which PlainsCapital Bank consents to the execution, delivery and performance by Borrower and each of the other Loan Parties of the Loan Documents to which it is a party and the granting by the Borrower and each of the other Loan Parties to the Administrative Agent of a security interest in and Lien on all or substantially all of its assets to secure the Obligations; and

(u)        All other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Administrative Agent and its counsel.

3.2        Conditions Precedent to all Extensions of Credit.  The obligation of the Lender Group (or any member thereof) to make Loans (or to extend any other credit hereunder) shall be subject to the following conditions precedent:

(a)        the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all respects on and as of the date of such Loan, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case, such representations and warranties shall be true and correct in all respects on and as of such earlier date);

(b)        no Default or Event of Default shall have occurred and be continuing on the applicable Funding Date, nor shall either result from the making of such Loan;

(c)        no Material Adverse Change shall have occurred as of the applicable Funding Date or shall result from the making of such Loan;

(d)        the amount of such Loan shall not exceed Availability as of the applicable Funding Date;

(e)        with respect to any Loans the proceeds of which are to be applied to pay the costs and expenses of drilling and/or completing any well located in Alaska, the Administrative Agent and the Required Lenders shall have (x) approved in their sole discretion the drilling and completion of such well(s), (y) completed their due diligence with respect to the expected economic performance of such well(s) and (z) reviewed any authorization for expenditures for such well(s) and any other supporting information requested by Administrative Agent (or the Required Lenders through the Administrative Agent) in connection therewith (provided that any Lender shall be deemed to have approved, completed and reviewed the items referred to in clauses (x), (y) and (z) above with respect to any Loans if such Lender fails to respond to the Administrative Agent indicating otherwise within five (5) Business Days after receipt of notice from the Administrative Agent of the requested Borrowing); and

(f)        with respect to any Loans the proceeds of which are to be applied to pay the costs and expenses of drilling and/or completing any well not located in Alaska, the Administrative Agent shall have (x) approved in its sole discretion the drilling and completion of such well(s), (y) completed its due diligence with respect to the expected economic performance of such well(s) and (z) reviewed any authorization for expenditures for such well(s) and any other supporting information requested by Administrative Agent in connection therewith.

Each Borrowing shall be deemed to constitute a representation and warranty by Borrower on the date thereof as to the matters specified in clauses (a) through (d) of this Section 3.2.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, THE REQUIRED LENDERS HAVE THE

Miller Energy Loan Agreement

RIGHT ON A DAY TO DAY BASIS IN THEIR SOLE AND ABSOLUTE DISCRETION TO DISAPPROVE A BORROWING REQUEST DELIVERED BY THE BORROWER REQUESTING A LOAN HEREUNDER (PROVIDED THAT ANY LENDER SHALL BE DEEMED TO HAVE DISAPPROVED A BORROWING REQUEST IF SUCH LENDER FAILS TO RESPOND TO THE ADMINISTRATIVE AGENT INDICATING OTHERWISE WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF NOTICE FROM THE ADMINISTRATIVE AGENT OF ITS RECOMMENDATION TO DISAPPROVE SUCH BORROWING REQUEST).

3.3        Term of Commitments.

(a)        This Agreement shall become effective upon the execution and delivery hereof by Borrower and the Lender Group.  The Commitments shall terminate on the Maturity Date.

(b)        The Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.4        Effect of Termination.  On the date of termination of the Aggregate Commitment, all Obligations immediately shall become due and payable without notice or demand (including providing cash collateral to be held by Administrative Agent for the benefit of the Lenders or Lender-Related Persons, as applicable, with respect to the Lender Hedging Obligations), and Borrower shall pay the Make-Whole Premium to Administrative Agent for the ratable benefit of the Lender Group, upon the effective date of such termination, measured as of the date of such termination.  No termination of the Aggregate Commitment however, shall relieve or discharge Borrower of Borrower’s duties, Obligations, or covenants hereunder or under the other Loan Documents, and the Administrative Agent’s Liens in the Collateral, for the benefit of the Lender Group, shall remain in effect until all Obligations (including the Make-Whole Premium) have been paid in full and the Administrative Agent and the Lender Group’s obligations to provide additional credit hereunder have been terminated.

3.5        Early Termination by Borrower.  Borrower has the option to terminate the Aggregate Commitment by paying to Administrative Agent, for the ratable benefit of the Lender Group, in cash, the Obligations (including providing cash collateral to be held by Administrative Agent for the benefit of the Lenders or Lender-Related Persons, as applicable, with respect to the Lender Hedging Obligations), together with the Make-Whole Premium, measured as of the date of such termination.  If Borrower has sent a notice of termination pursuant to the provisions of this Section, then the Aggregate Commitment shall terminate and Borrower shall be obligated to repay the Obligations (including providing cash collateral to be held by Administrative Agent for the benefit of the Lenders or Lender-Related Persons, as applicable, with respect to the Lender Hedging Obligations), together with the Make-Whole Premium (measured as of the date of such termination), on the date set forth as the date of termination of the Aggregate Commitment in such notice.

3.6        Termination Upon Event of Default or Otherwise.  In the event of the termination of the Aggregate Commitment at any time prior to its stated termination date provided under Section 3.3(a) above and repayment of the Obligations, for any reason other than as provided for in Section 3.5, including (a) termination by the Lender Group upon the election of Required Lenders to terminate after the occurrence of an Event of Default, (b) foreclosure and sale of Collateral, (c) sale of the Collateral in any Insolvency Proceeding, or (d) restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lender Group or profits lost by the Lender Group as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of

Miller Energy Loan Agreement

the lost profits or damages of the Lender Group, Borrower shall pay the Make-Whole Premium to Administrative Agent for the ratable benefit of the Lender Group, upon the effective date of such termination, measured as of the date of such termination.

4.          YIELD PROTECTION.

4.1        Increased Costs.

(a)        Increased Costs Generally.  If any Change in Law shall:

(i)        impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)        subject any Lender to any Tax of any kind whatsoever with respect to this Agreement, or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes addressed by Section 4.2 and the imposition of, or any change in the rate of, any Excluded Tax); or

(iii)        impose on any Lender any other condition, cost or expense affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)        Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)        Certificates for Reimbursement.  A certificate of a Lender setting forth (i) the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, (ii) the factual basis for such compensation and (iii) the manner in which such amount or amounts were calculated shall be delivered to the Borrower.  Such certificate shall be conclusive absent manifest error.  The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)        Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date

Miller Energy Loan Agreement

that such Lender, as the case may be, delivers to the Borrower a certificate pursuant to Section 4.1(c) (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

4.2        Taxes.

(a)        Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)        Payment of Other Taxes by the Borrower.  Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)        Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of Borrower, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, setting forth (i) the amount of such payment or liability reasonably necessary to compensate the Administrative Agent or such Lender, as the case may be, (ii) the factual basis for such compensation and (iii) the manner in which such amount or amounts were calculated, shall be conclusive absent manifest error.

(d)        Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)        Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to

Miller Energy Loan Agreement

backup withholding or information reporting requirements.  Each Lender agrees that if any documentation previously delivered by it expires or becomes obsolete or invalid, it shall promptly update such documentation and deliver it to the Borrower and the Administrative Agent or, if it is legally unable to do so, notify the Borrower and the Administrative Agent of that fact.

(f)        Without limiting the generality of the foregoing clause (e), in the event that the Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)        duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)        duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the IRC, (x) a certificate to the effect that the interest payments are not effectively connected with the United States trade or business conducted by such Foreign Lender, and that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the IRC, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the IRC, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the IRC and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv)        any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(g)        Treatment of Certain Refunds.  If the Administrative Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section or Section 4.1, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section or Section 4.1 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

Miller Energy Loan Agreement

4.3        Mitigation Obligations; Replacement of Lenders.

(a)        Designation of a Different Lending Office.  If any Lender requests compensation under Section

4.1, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.2, then, if so requested by Borrower, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.1 or Section 4.2, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender at the request of Borrower in connection with any such designation or assignment.

(b)        Replacement of Lenders.  If any Lender requests compensation under Section 4.1, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 15), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)        the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 15.2;

(ii)        such Lender shall have received payment of an amount equal to the outstanding prin cipal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)        in the case of any such assignment resulting from a claim for compensation under Section 4.1 or payments required to be made pursuant to Section 4.2, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)        such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

5.          REPRESENTATIONS AND WARRANTIES.

In order to induce the Administrative Agent and the Lender Group to enter into this Agreement, Borrower makes the following representations and warranties to the Administrative Agent and the Lender Group which shall be true, correct, and complete in all respects as of the Closing Date, and at and as of the date of the making of each Loan (or other extension of credit) made thereafter, as though made on and as of the date of the making of such Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

Miller Energy Loan Agreement

5.1        No Encumbrances.  The Loan Parties have Defensible Title to the Oil & Gas Property Collateral and good title to all other Collateral, in each case, free and clear of all Liens (except for Permitted Liens), including but not limited to, ownership by the Loan Parties as of the Closing Date of the Oil and Gas Properties listed on Schedule 5.1 and the Working Interest and Net Revenue Interest as to such Oil and Gas Properties described on Schedule 5.1.

5.2        Ownership of Oil and Gas Properties.

(a)        All of the information with respect to the Oil and Gas Properties contained on Schedule 5.1 is true and correct as of the Closing Date.  To the best of Borrower’s knowledge, all wells drilled and Hydrocarbons produced with respect to all Proved Developed Producing Reserves and Proved Developed Non-Producing Reserves were drilled and produced in compliance with all applicable regulations.  The Mortgages covering the Oil and Gas Property Collateral grant to Administrative Agent, for the benefit of Lenders, a perfected lien upon not less than ninety-five percent (95%) of the value of the Oil and Gas Property Collateral.

(b)        All of each Loan Party’s marketing arrangements with respect to its Proved Reserves are valid, enforceable and in full force and effect.  To the best of Borrower’s knowledge, there do not exist any cumulative imbalances in gas production or receipt of “take or pay” payments except as disclosed (as to both existence and extent) on Schedule 5.2(b) attached hereto or as otherwise not prohibited under Section 7.18 of this Agreement.

(c)        All information contained in the most recently delivered Reserve Report is true and correct in all material respects as of the date thereof.

(d)        There has not been any material adverse change in the Oil and Gas Properties since the date of the most recent Reserve Report.

(e)        Except as disclosed in writing to the Administrative Agent, no "building" or "mobile home" (in each case, as such terms are defined for purposes of the National Flood Insurance Program) exists on any real property covered by a Mortgage.  The Loan Parties have obtained and provided evidence to the Administrative Agent of all flood insurance required to be obtained under Section 6.8.

5.3        Equipment.  All of the Equipment is used or held for use in Borrower’s or a Subsidiary of Borrower’s business and is fit for such purposes, subject to (a) normal wear and tear and (b) dispositions permitted under Section 7.4.  All of the Equipment is fully and adequately described under the Security Agreements for purposes of perfecting a Lien thereon.

5.4        Location of Chief Executive Office; Accounting Records; FEIN.  The chief executive office of Borrower and each of the other Loan Parties is located at 3651 Baker Highway, Huntsville, Tennessee 37756, or such other location specified in a notice delivered pursuant to Section 7.15. The accounting books and records of Borrower and the other Loan Parties are located principally at the chief executive office of Borrower.  The FEIN numbers for the Loan Parties are set forth on Schedule 5.4.

5.5        Due Organization and Qualification; Subsidiaries.

(a)        Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its incorporation and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified could be expected to constitute a Material Adverse Change.  Each of Borrower’s Subsidiaries is duly organized and existing and in good standing

Miller Energy Loan Agreement

under the laws of the jurisdiction of its incorporation or organization and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified could be expected to constitute a Material Adverse Change.

(b)        Set forth on Schedule 5.5(b), is a complete and accurate description as of the Closing Date of the authorized capital Stock of Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding and the number of such shares that are held in Borrower’s treasury.  All such outstanding shares have been validly issued and, as of the Closing Date, are fully paid, nonassessable shares free of contractual preemptive rights.  The issuance and sale of all such shares have been in compliance with all applicable federal and state securities laws.  Other than as described on Schedule 5.5(b), as of the Closing Date, there are no subscriptions, options, warrants, or calls relating to any shares of Borrower’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument.  Except as provided on Schedule 5.5(b), Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

(c)        Set forth on Schedule 5.5(c), is a complete and accurate list of Borrower’s direct and indirect Subsidiaries as of the Closing Date, including the Miller 2009 Partnership, showing: (i) the jurisdiction of their incorporation or organization; (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries and the Miller 2009 Partnership; and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Borrower.  All of the outstanding capital Stock of each such Subsidiary and the Miller 2009 Partnership has been validly issued and is fully paid and non-assessable.  Except as provided on Schedule 5.5(c), as of the Closing Date, Borrower has no direct or indirect equity interest in any Person other than Borrower’s Subsidiaries and the Miller 2009 Partnership.  Except as set forth on Schedule 5.5(c), no capital Stock (or any securities, instruments, warrants, options, purchase rights, conversion or exchange rights, calls, commitments or claims of any character convertible into or exercisable for capital Stock) of any direct or indirect Subsidiary of Borrower or of the Miller 2009 Partnership is subject to the issuance of any security, instrument, warrant, option, purchase right, conversion or exchange right, call, commitment or claim of any right, title, or interest therein or thereto. None of Borrower, any of its Subsidiaries or the Miller 2009 Partnership is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of capital Stock or any security convertible into or exchangeable for any of capital Stock.

5.6        Due Authorization; No Conflict.

(a)        The execution, delivery, and performance by Borrower of this Agreement and by Borrower and each of the other Loan Parties of the other Loan Documents to which it is a party have been duly authorized by all necessary action on the part of Borrower and such other Loan Parties.

(b)        The execution, delivery, and performance by Borrower and the other Loan Parties of this Agreement and the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation (including Regulations U and X of the Federal Reserve Board) applicable to Borrower or any such other Loan Parties, the Governing Documents of Borrower, any of the other Loan Parties or the Miller 2009 Partnership, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower, any of the other Loan Parties or the Miller 2009 Partnership, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract or other material contractual obligation or material lease of Borrower, any of the other Loan Parties or the Miller 2009 Partnership, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower

Miller Energy Loan Agreement

or any of the other Loan Parties, other than Permitted Liens, or (iv) require any approval of stockholders of Borrower, any of the other Loan Parties or the Miller 2009 Partnership or any approval or consent of any Person under any Material Contract or other material contractual obligation of Borrower, any of the other Loan Parties or the Miller 2009 Partnership, except for any such approval or consent that has been obtained.

(c)        Other than the taking of any action expressly required under this Agreement and the Loan Documents and any required filings with the SEC, the execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which Borrower or the other Loan Parties is a party does not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any federal, state, foreign, or other Governmental Authority or other Person.

(d)        This Agreement and the other Loan Documents to which Borrower and any other Loan Party is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower and such other Loan Party, as applicable, will be the legally valid and binding obligations of Borrower and such other Loan Party, enforceable against Borrower and such other Loan Party in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(e)        The Administrative Agent’s Liens granted by each Loan Party to Administrative Agent, for the benefit of the Lender Group, in and to its properties and assets pursuant to this Agreement and the other Loan Documents are validly created and, except with respect to aircraft and vehicles and subject to Section 6.17, first priority perfected Liens, subject only to Permitted Liens.

(f)        Neither the Borrower nor any of its Subsidiaries has violated, and neither the Borrower nor any Subsidiary will be in violation of, any provisions of the Natural Gas Act or the Natural Gas Policy Act of 1978 or any other Federal or State law or any of the regulations thereunder (including those of the respective Conservation Commissions and Land Offices of the various jurisdictions having authority over its Oil and Gas Properties) with respect to its Oil and Gas Properties which would reasonably be expected to create a Material Adverse Change, and the Borrower and each Subsidiary have or will have made all necessary rate filings, certificate applications, well category filings, interim collection filings and notices, and any other filings or certifications, and has or will have received all necessary regulatory authorizations (including without limitation necessary authorizations, if any, with respect to any processing arrangements conducted by it or others respecting its Oil and Gas Properties or production therefrom) required under said laws and regulations with respect to all of its Oil and Gas Properties or production therefrom so as not to create a Material Adverse Change.  Said material rate filings, certificate applications, well category filings, interim collection filings and notices, and other filings and certifications contain no untrue statements of material facts nor do they omit any statements of material facts necessary in said filings.

5.7        Claims, Disputes, and Litigation.  There are no actions or proceedings pending by or against any Loan Party before any court or administrative agency and Borrower does not have knowledge or belief of any pending or threatened litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving any Loan Party, except for: (a) ongoing collection matters in which such Loan Party is the claimant, petitioner or plaintiff; (b) matters disclosed on Schedule 5.7; and (c) matters that could not reasonably be expected to result in a Material Adverse Change.

5.8        No Material Adverse Change.  All financial statements relating to any Loan Party that have been delivered by Borrower to the Lender Group have been prepared in accordance with GAAP and fairly present such Loan Party’s financial condition as of the date thereof and such Loan Party’s results of

Miller Energy Loan Agreement

operations for the period then ended (subject, in the case of unaudited financial statements, to the lack of footnotes and to year-end audit adjustments).  There has not been a Material Adverse Change with respect to any Loan Party since April 30, 2010.

5.9        No Fraudulent Transfer.  No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower or any other Loan Party.

5.10      Employee Benefits.  None of Borrower, any of its Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan, other than those listed on Schedule 5.10 (as updated from time to time upon delivery by Borrower to the Administrative Agent of a supplemental Schedule).  Borrower, each of its Subsidiaries and each ERISA Affiliate have satisfied the minimum funding standards of ERISA and the IRC with respect to each Benefit Plan to which it is obligated to contribute.  No ERISA Event has occurred nor has any other event occurred that may result in an ERISA Event that reasonably could be expected to result in a Material Adverse Change.  None of Borrower or its Subsidiaries, any ERISA Affiliate, or any fiduciary of any Plan is subject to any direct or indirect liability with respect to any Plan under any applicable law, treaty, rule, regulation, or agreement.  None of Borrower or its Subsidiaries or any ERISA Affiliate is required to provide security to any Plan under Section 401(a)(29) of the IRC.

5.11      Environmental Condition.  None of the Oil and Gas Properties owned by the Loan Parties has ever been designated or identified in any manner pursuant to any Environmental Laws as a Hazardous Materials disposal site pursuant to any environmental protection statute.  No Lien arising under any Environmental Laws has attached to any revenues or to any real or personal property owned or operated by Borrower or by any Subsidiary of Borrower.  Other than as disclosed on Schedule 5.11 attached hereto or with respect to any summons, citation, notice or directive that could not reasonably be expected to result in liability to the Loan Parties in excess of $500,000, either individually or in the aggregate, neither Borrower nor any Subsidiary of Borrower has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower or any Subsidiary of Borrower resulting in the releasing or disposing of Hazardous Materials into the environment that remains outstanding.  Each of Borrower and each Subsidiary of Borrower has taken all steps reasonably necessary to determine and, except as disclosed on Schedule 5.11 attached hereto or with respect to any disposal, release, or threatened release that could not reasonably be expected to result in liability to the Loan Parties in excess of $500,000, either individually or in the aggregate, has determined that to such Loan Party’s knowledge, no Hazardous Materials, solid waste, or oil and gas exploration and production wastes, have been disposed of or otherwise released and there has been no threatened release of any Hazardous Materials on or to any Property of Borrower or any of its Subsidiaries except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment. To the extent applicable, except as disclosed on Schedule 5.11 attached hereto or that would not reasonably be expected to result in a Material Adverse Change, all Property of Borrower and each of its Subsidiaries which is operated by Borrower and any of its Subsidiaries or Affiliates currently satisfies all design, operation, and equipment requirements imposed by the OPA or scheduled as of the Closing Date to be imposed by OPA during the term of this Agreement, and Borrower does not have any reason to believe that such Property, to the extent subject to OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement. Other than disclosed on Schedule 5.11 attached hereto, neither Borrower nor any of its Subsidiaries has any known liability (contingent or otherwise) in connection with any release or threatened release of any oil, Hazardous Material or solid waste into the environment that would reasonably be expected to result in a Material Adverse Change.  To the best of Borrower’s knowledge, all Hazardous Materials, solid waste, and oil and gas exploration and production

Miller Energy Loan Agreement

wastes, if any, generated at any and all Property of Borrower or any of its Subsidiaries have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the best of Borrower’s knowledge, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws.

5.12      Compliance with the Law.  Neither Borrower nor any of its Subsidiaries has violated any requirement of a Governmental Authority or failed to obtain any license, permit, franchise or other governmental authorization necessary for the ownership of the Property or the conduct of its business, which violation or failure could reasonably be expected to result in a Material Adverse Change.  Except for such acts or failures to act as do not result in and could not be expected to result in a Material Adverse Change, the Oil and Gas Properties have been maintained, operated and developed in a good and workmanlike manner and in conformity with all applicable laws and all rules, regulations and orders of all duly constituted authorities having jurisdiction and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Mineral Interests and other contracts and agreements forming a part of the Oil and Gas Properties; specifically in this connection, (i) after the Closing Date, no Oil and Gas Properties are subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the Closing Date and (ii) none of the wells comprising a part of the Oil and Gas Properties are deviated from the vertical more than the maximum permitted by applicable laws, regulations, rules and orders, and such wells are, in fact, bottomed under and are producing from the Oil and Gas Properties. Neither Borrower nor any of its Subsidiaries has entered into, and the Oil and Gas Properties are not subject to, any agreements, consent orders, administrative orders or similar obligations based on a violation or alleged violation of Legal Requirements.

5.13      Insurance.  Schedule 5.13 attached hereto contains an accurate and complete description as of the Closing Date of all material policies of insurance owned or held by Borrower and each Subsidiary.  All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy.  Neither Borrower nor any of its Subsidiaries has been refused any bonds or insurance with respect to its assets or operations, nor has its coverage been limited below usual and customary bond or policy limits, by any bonding company or insurance carrier to which it has applied for any such bond or insurance or with which it has carried insurance during the last three years.

5.14      Hedging Agreements.  Schedule 5.14 sets forth, as of the Closing Date, a true and complete list of all Lender Hedging Agreements and all other Hedging Agreements of Borrower and each of its Subsidiaries that will survive the Closing Date, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement. Borrower has delivered true and correct copies of each of the Lender Hedging Agreements and the other Hedging Agreements that will survive the Closing Date to Administrative Agent prior to the date of this Agreement.

5.15      Brokerage Fees.  Except as set forth on Schedule 5.15, no brokerage commission or finder’s fees has or shall be incurred or payable in connection with or as a result of Borrower’s obtaining financing from the Lender Group under this Agreement.  No proceeds of any Loans have been used, either directly or indirectly, to pay any commissions or fees set forth on Schedule 5.15.

Miller Energy Loan Agreement

5.16      Permits and other Intellectual Property.  Borrower and each Subsidiary of Borrower owns or possesses adequate licenses or other rights to use all Permits, patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, trade secrets and know-how (collectively, the “Intellectual Property”) that are necessary for the operation of its business as currently conducted.  No claim is pending or threatened to the effect that Borrower or any Subsidiary of Borrower infringes upon, or conflicts with, the asserted rights of any other Person under any Intellectual Property, and to the best of Borrower’s knowledge there is no basis for any such claim (whether pending or threatened).

5.17      Absence of Certain Changes.  Since January 31, 2011, there has not been without the prior written consent of the Required Lenders or unless otherwise permitted under this Agreement:

(a)        A waiver of any right relating to the Oil and Gas Properties;

(b)        Except as set forth on Schedule 5.17, a sale, lease or other disposition of the Oil and Gas Properties;

(c)        A mortgage, pledge or grant of a Lien or security interest in any of the Oil and Gas Properties, except for Permitted Liens and Liens in favor of Administrative Agent for the benefit of the Lender Group;

(d)        A contract for the sale of products produced from the Oil and Gas Properties, except for (i) such contracts that have been supplied to, reviewed and approved by Administrative Agent, (ii) such contracts as are described in Schedule 5.17 or similar contracts on like terms, (iii) such contracts of 60 days or less duration (which may be automatically renewed for an additional period not to exceed 60 days unless terminated prior thereto by a party thereto) provided the sale price under such contract is not materially less than the spot price for the appropriate category of oil or gas covered by such contract and such contract does not require sales of minimum quantities by Borrower or any of its Subsidiaries, involve any advance payments or other advances to or by Borrower or any of its Subsidiaries, or constitute Indebtedness or otherwise involve any material undertaking by Borrower or any of its Subsidiaries or (iv) such contracts in which the proceeds received by any Loan Party under such contracts could not reasonably be expected to exceed $250,000 during any period of twelve consecutive months; or

(e)        A contract or commitment to do any of the foregoing.

5.18        Operating Costs.  Except as set forth on Schedule 5.18, all costs and expenses incurred in connection with the operation of the Properties have been fully paid and discharged by Borrower and the Subsidiaries of Borrower, except normal costs and expenses incurred in operating the Oil and Gas Properties that are less than 60 days past due and do not give rise to a Lien other than a Permitted Lien.

5.19        Imbalances.  Except as set forth on Schedule 5.2(b) or following the Closing Date as permitted pursuant to Section 7.18, (a) no Loan Party has taken or received any amount of gas, oil or liquid hydrocarbons (or products refined therefrom) so that any person or entity may thereafter be entitled to receive any portion of the interests of such Loan Party to “balance” any previous disproportionate allocation, (b) no Loan Party has accrued or incurred any liabilities under gas purchase contracts for gas not taken, but for which it is liable to pay if not made up, (c) no claims exist against Borrower or any of its Subsidiaries for gas imbalances which claims could reasonably be expected to result in liability in excess of $100,000 in the aggregate, and (d) no purchaser of product supplied by Borrower or any of its Subsidiaries has any claim against Borrower or any of its Subsidiaries for product paid for, but for which

Miller Energy Loan Agreement

delivery was not taken as and when paid for, which claim could reasonably be expected to result in liability in excess of $100,000 in the aggregate.

5.20      Material Contracts; No Default.  Set forth on Schedule 5.20 is a complete and correct list of all Material Contracts in effect or to be in effect as of the Closing Date.  Borrower has delivered to Administrative Agent true and complete copies of each Material Contract, as each may have been amended, that have been requested by Administrative Agent.  The Material Contracts are in full force and effect in accordance with their respective terms, and except as set forth on Schedule 5.20 there exist no defaults in the performance of any obligation thereunder.  Additionally, Borrower is not aware of any event that with notice or lapse of time, or both, would constitute a default under any such Material Contracts.

5.21      Leases.  The oil and gas leases associated with the Oil and Gas Properties are in full force and effect in accordance with their respective terms, and there exist no material defaults in the performance of any obligation thereunder.  Additionally, Borrower is not aware of any event that with notice or lapse of time, or both, would constitute a default under any such oil and gas leases.

5.22      Marketing Agreements.  Except as set forth in Schedule 5.22 and except to the extent permitted under Section 7.21, the Oil and Gas Properties (and the production therefrom) are not subject to any purchase agreement, sale agreement or similar marketing arrangement not cancelable on sixty (60) days notice, nor are any of the Properties subject to any agreements with any companies affiliated with Borrower that cannot be terminated immediately without penalty, cost or liability to Borrower or any of its Subsidiaries.

5.23      Non-Consent Operations.  Since the execution of this Agreement, there have been no operations associated with the Oil and Gas Properties under an operating agreement, unit agreement or governmental order with respect to which any Loan Party has become a non-consenting party, except for those relating to periods after the Closing Date to the extent permitted under Section 7.20.

5.24      Wells.  Each oil or gas well located on the Oil and Gas Properties is: (a)  if such oil or gas well is listed on a currently-effective Reserve Report (that is, the most recent Reserve Report furnished to the Administrative Agent), capable of producing in paying quantities as of the date of such Reserve Report, (b) properly permitted, and (c) to the best of Borrower’s knowledge, in compliance with all applicable laws.  Each of each Loan Party’s producing wells is located on an Oil and Gas Property (i) covered by title opinions or other title information reasonably satisfactory to Administrative Agent (to the extent of at least 95% of the NYMEX Value), and (ii) described in the legal description contained in an Oil and Gas Property Mortgage.

5.25      DDAs.  Set forth on Schedule 5.25 are all of the DDAs of Borrower and its Subsidiaries, including, with respect to each depository (i) the name and address of such depository, and (ii) the account numbers of the accounts maintained with such depository.

5.26      Complete Disclosure.  All factual information (taken as a whole) furnished by or on behalf of Borrower and its Subsidiaries in writing to Administrative Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Borrower and its Subsidiaries in writing to the Administrative Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such

Miller Energy Loan Agreement

information was provided.  On the Closing Date, the Projections delivered as of the Closing Date represent, and as of the date on which any other Projections are delivered to Administrative Agent, such additional Projections represent Borrower’s good faith best estimate of the future performance of Borrower and its Subsidiaries for the periods covered thereby.

5.27      Indebtedness.  Set forth on Schedule 5.27 is a true and complete list of all Indebtedness of Borrower, its Subsidiaries and the Miller 2009 Partnership outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness and the principal terms thereof as of the Closing Date.

5.28      Investment Company Status.  Neither Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

5.29      Taxes.  Borrower and each of its Subsidiaries has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all Taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority required to have been paid by it, except (a) Taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority that are the subject of a Permitted Protest or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Change.

5.30      Labor Matters.  As of the Closing Date, there are no strikes, lockouts or slowdowns against Borrower and its Subsidiaries pending or, to the knowledge of Borrower and its Subsidiaries, threatened.  The hours worked by and payments made to employees of Borrower and its Subsidiaries have not been in material violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters.  All payments due from Borrower and its Subsidiaries, or for which any claim may be made against Borrower or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Borrower and its Subsidiaries.

5.31      OFAC.  Neither Borrower nor any of its Subsidiaries is in violation of any of the country or list-based economic and trade sanctions administered and enforced by OFAC.  Neither Borrower nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any of its assets located in Sanctioned Entities; or (c) derives any revenues from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities.  Borrower will not use the proceeds of any Loan hereunder to fund any operation in, finance any investments or activities in, or make payments to, a Sanctioned Person or Sanctioned Entity.

5.32      Solvency.  After giving effect to any contribution provisions contained in any Loan Documents, each of the Loan Parties is Solvent.

6.          AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that, so long as the Aggregate Commitment has not expired or terminated and until payment in full of the Obligations, Borrower shall, and shall cause each of its Subsidiaries to, do all of the following:

6.1        Financial Reporting.  Provide Administrative Agent (who shall promptly provide a copy of the same to each Lender) with the following documents at the following times in form satisfactory to Administrative Agent during the term of this Agreement:

Miller Energy Loan Agreement

(a)        Annual Financial Statements.  As soon as available, but in any event not later than 75 days after the end of each Fiscal Year of Borrower, its audited consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by an independent registered public accounting firm acceptable to Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Borrower and its Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied.

(b)        Quarterly Financial Statements.  As soon as available, but in any event not later than 45 days after the end of each Fiscal Quarter of each Fiscal Year of Borrower (other than the last Fiscal Quarter of each Fiscal Year), its consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Borrower and its Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c)        Certificate of Financial Officer -- Compliance.  Concurrently with any delivery of financial statements under Section 6.1(a) or Section 6.1(b), a Compliance Certificate executed by a Financial Officer of Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 7.17 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the most recent audited financial statements delivered pursuant to Section 6.1(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(d)        Net Revenues Payment Statement.  Within 30 days following the end of each calendar month, commencing with the calendar month ending July 31, 2011, a Net Revenues Payment Statement for such calendar month.

(e)        Certificate of Financial Officer – Hedging Agreements.  Concurrently with any delivery of financial statements under Section 6.1(a) and Section 6.1(b), a certificate of Borrower’s chief  financial officer, in form and substance satisfactory to the Administrative Agent, setting forth as of the last Business Day of such Fiscal Quarter or Fiscal Year, a true and complete list of all Hedging Agreements of Borrower and each of its Subsidiaries, listing the type, term, effective date, termination date and notional amounts or volumes, the net marked-to-market value therefor, any new credit support agreements relating thereto not listed on Schedule 5.14, any margin required or supplied under any credit support document, and the counterparty to each such agreement.

(f)        Certificate of Insurer -- Insurance Coverage.  Concurrently with any delivery of financial statements under Section 6.1(a) and to the extent there has been a change in insurance coverage of the Borrower or any of its Subsidiaries since the last delivery of insurance certificates to the Administrative Agent, a certificate of insurance coverage from each insurer with respect to the insurance required by Section 6.8, in form and substance satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.

Miller Energy Loan Agreement

(g)        SEC and Other Filings; Reports to Shareholders.  Within five (5) Business Days after the same become publicly available, copies of all periodic and other reports, proxy statements and other final, definitive materials filed by Borrower, or any Subsidiary or Affiliate of Borrower with the SEC, or with any national securities exchange or distributed by Borrower to its shareholders; provided that Borrower shall not be required to deliver any such reports, statements or other materials if such are publicly made available on the SEC’s website.

(h)        Other Accounting Reports.  Promptly upon receipt thereof, a copy of each report or management letter submitted to Borrower or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any such Subsidiary, and a copy of any response by the Borrower or any such Subsidiary, or the Board of Directors of the Borrower or any such Subsidiary, to such management letter or report.

(i)        Access to Accountants.  Upon request by Administrative Agent from time to time, Borrower and its Subsidiaries shall arrange for its independent certified public accountants to meet with Administrative Agent and its representatives within a reasonable time following such request.  Borrower shall be permitted to attend such meeting.

6.2        Collateral Reporting.  Provide Administrative Agent (who shall promptly provide a copy of same to each Lender) with the following documents at the following times in form satisfactory to Administrative Agent during the term of this Agreement:

(a)        Production Report and Lease Operating Statements.  Within 30 days following the end of each calendar month following the Closing Date, a report setting forth, for each calendar month during the then current Fiscal Year to date on a year to date comparative basis, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes, capital expenditures and lease operating expenses attributable thereto and incurred for each such calendar month; provided that with respect to any Oil and Gas Properties that do not constitute Cook Inlet Oil and Gas Properties, the production and sales volumes in respect of such Oil and Gas Properties may be set forth in such report in the aggregate and by average price.

(b)        Reserve Reports.  Reserve Reports pertaining to the six-month period ending January 31st and July 31st of each year (with such Reserve Reports to be delivered to Administrative Agent on or before April 1 and October 1 of each year, respectively); prepared by an Approved Engineer (or in the case of any Reserve Report pertaining to the six-month period ending July 31st of each year, by petroleum engineers employed by Borrower).  Each Reserve Report shall be in form and substance satisfactory to Administrative Agent, and shall:  (i) be accompanied by a certification of Borrower to the effect that nothing has occurred since the date of the last Reserve Report that could reasonably be expected to result in a Material Adverse Change, except that which has previously been disclosed to Administrative Agent in writing; (ii) be accompanied by a reconciliation showing any changes in the Oil and Gas Property Collateral since the date of the most recent of such Reserve Report in Borrower’s (or such Subsidiaries’, as the case may be) Working Interest or net revenue interest; (iii) be accompanied by a report, electronically delivered, containing a schedule of the Oil and Gas Collateral evaluated in such Reserve Report and demonstrating compliance with the Asset Coverage Ratio under Section 7.17, and (iv) contain such other information as may be requested by Administrative Agent.  Each delivery of a Reserve Report by Borrower to Administrative Agent also shall constitute a representation and warranty by Borrower to Administrative Agent that, unless otherwise disclosed to Administrative Agent in writing on or prior to the date of such delivery, (I) Borrower (or its Subsidiary, as the case may be) owns the Oil and Gas Properties described in the Reserve Report, free and clear of any Liens (except Permitted Liens),

Miller Energy Loan Agreement

and (II) the Oil and Gas Properties described in such Reserve Report constitute at least ninety-five percent (95%) of the value of the Loan Parties’ Proved Reserves.

(c)        Lists of Purchasers.  Concurrently with the delivery of any Reserve Report to the Administrative Agent pursuant to Section 6.2(b), a list of Persons who purchase (or did purchase in the last six months) at least ninety-five percent (95%) of the Hydrocarbons from Borrower and its Subsidiaries, taken as a whole.

(d)        Lease Acquisition Report.  Within 30 days following the end of each calendar month following the Closing Date, a report setting forth, for each calendar month during the then current Fiscal Year to date on a year to date comparative basis, the Oil and Gas Properties acquired during each such calendar month and the related acquisition costs attributable thereto and incurred for each such calendar month.

(e)        Notice of Sales of Oil and Gas Properties.  In the event Borrower or any Subsidiary intends to sell, transfer, assign or otherwise dispose of Oil and Gas Properties (or any Equity Interests in any Subsidiary) in accordance with Section 7.4 having a value, either individually or in the aggregate, in excess of $100,000 during any period of twelve consecutive months, at least ten (10) Business Days prior to the anticipated date of closing, written notice of such disposition, the price thereof, and the anticipated date of closing.

(f)        Notice of Casualty Events.  Prompt written notice, and in any event within three (3) Business Days, of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event.

(g)        Notice of Default.  Promptly, and in any event within three (3) Business Days upon Borrower’s becoming aware of any Default, furnish to Administrative Agent and each Lender written notice of the occurrence of any Default.

(h)        Notices Under Material Instruments.  Promptly after the furnishing thereof, copies of any financial statement or report furnished to or by any Person or notices furnished by Borrower to any other Person, pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to this Agreement.

(i)        Information Regarding Borrower and Guarantors.  Prompt written notice (and in any event within thirty (30) days prior thereto) of any proposed change (i) in Borrower’s or any of its Subsidiaries’ corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of Borrower or any of its Subsidiaries’ chief executive office or principal place of business if Borrower or any of its Subsidiaries is not a registered organization under the Code, (iii) in Borrower’s or any of its Subsidiaries’ jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (iv) in Borrower’s or any of its Subsidiaries’ federal taxpayer identification number. Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected liens and security interest in all the Collateral.

(j)        Notices of Corporate Changes.  Prompt written notice (and in any event within thirty (30) days prior thereto) of any proposed change to the certificate of formation, certificate or articles of incorporation, operating agreement, by-laws, any preferred stock designation or any other organic

Miller Energy Loan Agreement

document of Borrower or any Subsidiary, that could reasonably be expected to result in a Material Adverse Change or is otherwise adverse to the Administrative Agent or the Lender Group.

(k)        Disclosure Updates.  Promptly and in no event later than five (5) Business Days after obtaining knowledge thereof, (i) notify Administrative Agent if any written information, exhibit, or report furnished to Administrative Agent or the Lender Group contained when made any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and (ii) correct any material defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement, filing, or recordation thereof.

(l)        Other Requested Information.  Promptly following any request therefor, such other reasonable information regarding the operations, business affairs and financial condition of Borrower or any Subsidiary (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent may reasonably request.

Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that such Borrower Materials shall be treated as set forth in Section 17.16(d)); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent shall be entitled to treat Borrower’s Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.3        Notices of Material Events.  Deliver to Administrative Agent (who shall promptly deliver a copy of the same to each Lender) prompt written notice of the following:

(a)        the occurrence of any Default or Event of Default;

(b)        the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration previously disclosed to the Lenders that could reasonably be expected to result in liability in excess of $250,000 net of insurance coverage, including normal deductibles;

(c)        the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $100,000; and

Miller Energy Loan Agreement

(d)        any other development that results in, or could reasonably be expected to result in, a Material Adverse Change.

Each notice delivered under this Section 6.3 shall be accompanied by a statement of a Financial Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

6.4        Existence.  Unless otherwise expressly permitted pursuant to Section 7.3, at all times preserve and keep in full force and effect the valid existence and good standing of Borrower and each of its Subsidiaries and any rights and franchises material to the business of Borrower and its Subsidiaries.

6.5        Performance of Obligations under Loan Documents.

(a)        Pay the Loans according to the terms hereof, and Borrower will, and will cause each Subsidiary to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.

(b)        Make payments hereunder and under the other Loan Documents by or on behalf of Borrower without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any Indemnified Taxes or Other Taxes.

6.6        Operation and Maintenance of Properties.  Borrower, at its own expense, will, and will cause each Subsidiary to:

(a)        operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all governmental requirements, including, without limitation, applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to result in a Material Adverse Change.

(b)        keep and maintain in good repair, working order, condition, and efficiency (ordinary wear and tear excepted) all of its Oil and Gas Properties and other Properties, including, without limitation, all equipment, machinery and facilities except, in each case, where the failure to do so could not reasonably be expected to result in a Material Adverse Change.

(c)        promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep unimpaired its rights with respect thereto and prevent any forfeiture thereof or a default thereunder except, in each case, where the failure to do so could not reasonably be expected to result in a Material Adverse Change.

(d)        promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas

Miller Energy Loan Agreement

Properties and other material Properties except, in each case, where the failure to do so could not reasonably be expected to result in a Material Adverse Change.

(e)        to the extent Borrower is not the operator of any Property, Borrower shall use reasonable efforts to cause the operator to comply with this Section 6.6.

(f)        perform all acts and execute such documents as Administrative Agent may reasonably require in order to maintain the existence, perfection and first priority of Administrative Agent’s Lien on the Oil and Gas Property Collateral and the other Collateral, subject to Permitted Liens.

(g)        Comply in all material respects with the Material Contracts and all other contracts and agreements applicable to or relating to the Proved Reserves or the production and sale of Hydrocarbons and accompanying elements therefrom.

6.7        Taxes.

(a)        Cause all assessments and Taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower (or any Subsidiary of Borrower) or any of its property or assets to be paid in full, before delinquency or before the expiration of any extension period;

(b)        Make due and timely payment or deposit of all such federal, state, and local Taxes, assessments, or contributions required of it (or a Subsidiary of Borrower) by law, and will execute and deliver to Administrative Agent, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto; and

(c)        Make timely payment or deposit of all tax payments and withholding taxes required of it and its Subsidiaries by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Administrative Agent  with proof satisfactory to Administrative Agent  indicating that Borrower has made such payments or deposits;

except, in each case, to the extent that (x) the validity of any such assessment, Tax, contribution or withholding shall be the subject of a Permitted Protest or (y) the failure to do so could not reasonably be expected to result in a Material Adverse Change.

6.8        Insurance.

(a)        Borrower will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.  The loss payable clauses or provisions in said insurance policy or policies insuring any of the Collateral shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear, shall include a standard mortgagee provision, and such policies shall name the Administrative Agent for the benefit of the Lender Group as “additional insured” and “sole loss payee” and provide that the insurer will give at least 30 days prior notice of any cancellation to the Administrative Agent.  All such policies of insurance shall be in such form, with such companies, and in such amounts as may be satisfactory to Administrative Agent.  Upon the Administrative Agent’s request, Borrower shall deliver to Administrative Agent certified copies of such policies of insurance and evidence of the payment of all premiums therefor.

Miller Energy Loan Agreement

(b)        Borrower shall give Administrative Agent prompt notice of any loss covered by such insurance to the extent such loss is reasonably expected to exceed $200,000 (a Material Loss”), and Administrative Agent shall have the right to adjust any such loss.  Administrative Agent shall have the exclusive right to adjust all Material Losses payable under any such insurance policies without any liability to Borrower or any Subsidiary of Borrower whatsoever in respect of such adjustments.  Any monies received as payment for any loss under any insurance policy including the insurance policies mentioned above, shall be paid over to Administrative Agent to be applied in accordance with Section 2.4(c) or at the option of the Administrative Agent and Required Lenders either to the prepayment of the Obligations without premium, in such order or manner as Administrative Agent and Required Lenders may elect, or shall be disbursed to Borrower under staged payment terms satisfactory to Administrative Agent and the Required Lenders for application to the cost of repairs, replacements, or restorations.  All repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction.  Upon the occurrence of an Event of Default, the Lender Group shall have the right to apply all prepaid premiums to the payment of the Obligations in accordance with Section 2.4(b).

(c)        If at any time any real property covered by a Mortgage on which a "building" or "mobile home" (in each case, as such terms are defined for purposes of the National Flood Insurance Program) is located is designated a "flood hazard area" in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), Borrower shall, and shall cause each of its Subsidiaries to, (i) obtain flood insurance in such total amount as required by Regulation H of the Federal Reserve Board, as from time to time in effect and all official rulings and interpretations thereunder or thereof, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time and (ii) provide evidence in form and substance satisfactory to the Administrative Agent of such flood insurance to the Administrative Agent.

6.9        Compliance with Laws.  Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, including all Environmental Laws, the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not result in and reasonably could not be expected to result in a Material Adverse Change, and provide to Administrative Agent documentation of such compliance which Administrative Agent reasonably requests.

6.10      Environmental Matters.

(a)        Establish and implement such procedures as may be necessary to continuously determine and assure that any failure of the following would not result in and could not be reasonably expected to result in a Material Adverse Change: (i) all Property of the Borrower and its Subsidiaries and the operations conducted thereon and other activities of the Borrower and its Subsidiaries are in compliance with and do not violate the requirements of any Environmental Laws, (ii) no oil, Hazardous Materials or solid wastes are disposed of or otherwise released on or to any Property owned by any such party except in compliance with Environmental Laws, (iii) no Hazardous Materials will be released on or to any such Property in a quantity equal to or exceeding that quantity which requires reporting pursuant to Section 103 of CERCLA, and (iv) no oil, oil and gas exploration and production wastes, or Hazardous Materials is released on or to any such Property so as to pose an imminent and substantial endangerment to public health or welfare or the environment.

(b)        Promptly notify Administrative Agent in writing of any threatened action, investigation or inquiry by any Governmental Authority of which Borrower or any of its Subsidiaries has

Miller Energy Loan Agreement

knowledge in connection with any Environmental Laws that would reasonably be expected to result in a Material Adverse Change.

(c)        Provide environmental audits and tests in accordance with American Society for Testing and Materials standards, as reasonably requested by Administrative Agent or as otherwise required to be obtained by any Governmental Authority in connection with Borrower’s and Guarantors’ existing and hereafter acquired Oil and Gas Properties or other material Properties.

(d)        Keep any property either owned or operated by Borrower or any of its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, and promptly provide Administrative Agent with written notice within 10 days of the receipt of any of the following:  (i) notice that an Environmental Lien has been filed against any of the real or personal property of Borrower or any of its Subsidiaries, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against Borrower or any of its Subsidiaries that reasonably could be expected to result in a Material Adverse Change, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.

6.11      Employee Benefits.

(a)        Cause to be delivered to Administrative Agent: (i) promptly, and in any event within ten (10) Business Days after Borrower or any of its Subsidiaries knows or has reason to know that an ERISA Event has occurred that has resulted in or reasonably could be expected to result in a Material Adverse Change, a written statement of a Financial Officer of Borrower describing such ERISA Event and any action that is being taking with respect thereto by Borrower, any such Subsidiary or ERISA Affiliate, and any action taken or threatened by the IRS, Department of Labor, or PBGC.  Borrower or such Subsidiary, as applicable, shall be deemed to know all facts known by the administrator of any Benefit Plan of which it is the plan sponsor, (ii) promptly, and in any event within three (3) Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any ERISA Affiliate with respect to such request, and (iii) promptly, and in any event within three (3) Business Days after receipt by Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any ERISA Affiliate, of the PBGC’s intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice.

(b)        Cause to be delivered to Administrative Agent, upon Administrative Agent’s request, each of the following:  (i) a copy of each Plan (or, where any such plan is not in writing, complete description thereof) (and if applicable, related trust agreements or other funding instruments) and all amendments thereto, all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of Borrower or its Subsidiaries; (ii) the most recent determination letter issued by the IRS with respect to each Benefit Plan; (iii) for the three most recent plan years, annual reports on Form 5500 Series required to be filed with any governmental agency for each Benefit Plan; (iv) all actuarial reports prepared for the last three plan years for each Benefit Plan; (v) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by Borrower or any ERISA Affiliate to each such plan and copies of the collective bargaining agreements requiring such contributions; (vi) any information that has been provided to Borrower or any ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan; and (vii) the aggregate amount of the most recent annual payments made to former employees of Borrower or its Subsidiaries under any Retiree Health Plan.

Miller Energy Loan Agreement

6.12      Oil and Gas Property Title Information.

(a)        On or before delivery to Administrative Agent of each Reserve Report required after the Closing Date by Section 2.2 or Section 6.2, and, to the extent not already provided pursuant to Section 6.13, Borrower will provide Administrative Agent with title opinions or other title information acceptable to Administrative Agent covering the Oil and Gas Property Collateral acquired after the Closing Date so that at all times the value of Proved Reserves for which title opinions or other title information acceptable to Administrative Agent has been delivered to the Administrative Agent shall equal or exceed ninety-five percent (95%) of the value of the Loan Parties’ Proved Reserves.

(b)        Borrower shall cure all title defects or exceptions which are not Permitted Liens, or substitute acceptable Oil and Gas Property Collateral with no title defects or exceptions except for Permitted Liens covering Oil and Gas Property Collateral of an equivalent value, within 30 days after a reasonable request by Administrative Agent to cure any such identified defects or exceptions.  If the Borrower is unable to cure any title defect requested by Administrative Agent to be cured within the 30 day period, such failure to cure shall not be a Default or an Event of Default, but instead such Property shall be excluded from the Borrowing Base as provided in Section 2.2 (and the Borrowing Base may be adjusted as a result thereof in accordance with Section 2.2 if required by the Administrative Agent or the Required Lenders) until such time as title is satisfactory to Administrative Agent.  Upon the discovery of any title defect or exception which is not a Permitted Lien, Administrative Agent shall have the right to exercise the right to remedy such title defect or exception in its sole discretion from time to time (and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by Administrative Agent).

6.13      Additional Collateral and Guarantees.

(a)        Should Borrower or any of its Subsidiaries purchase, otherwise acquire or own any Oil and Gas Property that (i) (A) is acquired for purchase price consideration in excess of $100,000, either individually or in the aggregate for all such acquisitions during any period of twelve consecutive calendar months, or (B) includes Proved Reserves or (C) is otherwise acquired with proceeds of the Loans, and (ii) is not already subject to a Mortgage, Borrower will grant or cause to be granted to Administrative Agent for the benefit of the Lender Group as security for the Obligations a first-priority Lien (subject only to Permitted Liens) on all of Borrower’s or such Subsidiary’s interest therein simultaneously with Borrower’s or such Subsidiary’s purchase, acquisition or ownership of such Oil and Gas Property under a Mortgage and such other security instruments, satisfactory to Administrative Agent in its discretion;

(b)        Borrower shall cause all of its present and future Subsidiaries to execute Security Agreements and to become a party to the Guarantee and Collateral Agreement as a Guarantor and Grantor thereunder by executing and delivering to Administrative Agent a supplement to the Guarantee and Collateral Agreement in form and substance satisfactory to Administrative Agent.  Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents (a) no Foreign Subsidiary of the Borrower or of any other Loan Party shall be required to be a Guarantor hereunder or otherwise be required to (i) execute a Security Agreement or a supplement to the Guarantee and Collateral Agreement or in any way guarantee payment or performance of the whole or any part of the Obligations or (ii) pledge or grant a Lien in any of its Property as security for the Obligations and (b) no Loan Party shall be required to pledge more than 65% of the voting Stock of any of its Foreign Subsidiaries to secure the Obligations.

Miller Energy Loan Agreement

6.14      Hedging Agreements.

(a)        The Loan Parties shall maintain in effect at all times on a continuous basis one or more Hedging Agreements satisfactory to Administrative Agent with respect to their Hydrocarbon production with a Lender or Lender-Related Person or one or more investment grade counterparties, rated Aa3 or better by Moody’s, A+ or better according to Standard & Poor’s, or the equivalent by a rating agency acceptable to Administrative Agent or with a counterparty otherwise acceptable to Administrative Agent in its reasonable judgment, which Lender Hedging Agreements and other Hedging Agreements taken together (which for purposes of this Section 6.14(a) shall include all fixed price contracts having a duration of 180 days or more between CIE and Enstar Natural Gas Company for the sale of Hydrocarbons) shall at all times cover not less than 70% or more than 100% of the volume of Hydrocarbons (on either an Mcf or barrel of oil equivalent basis, where six Mcf of natural gas is equal to one barrel of oil) of such Proved Developed Producing Reserves projected in the most recent Reserve Report to be produced during a rolling 24-month period.

(b)        Borrower shall use such Hedging Agreements solely as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to Borrower’s and its Subsidiaries’ oil and gas operations and not as a means to speculate for investment purposes on trends and shifts in financial or commodities markets.

(c)        Borrower shall notify Administrative Agent immediately upon becoming aware (in any event not later than the close of business on the same Business Day) that the production of Hydrocarbons by any Loan Party could reasonably be expected to be insufficient to meet its obligations under any Lender Hedging Agreements or other Hedging Agreements.

6.15      Further Assurances.

(a)        Borrower shall, at Administrative Agent’s request, promptly cure any defects in the creation or issuance of the Obligations or the execution or delivery of the Obligations and/or Loan Documents, including this Agreement;

(b)        Borrower shall, at its expense promptly execute and deliver, and cause each of its Subsidiaries to promptly execute and deliver, to Administrative Agent upon request all such other documents, agreements and instruments as may be reasonably necessary to comply with or accomplish the covenants and agreements of Borrower or any of its Subsidiaries in the Loan Documents, including this Agreement.

(c)        Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of Borrower or any of its Subsidiaries where permitted by law.  A carbon, photographic or other reproduction of the Loan Documents or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

6.16      Payment of Trade Payables and Indebtedness.

(a)        Within sixty (60) days after the same become due, pay all liabilities and debt owed by Borrower and each of its Subsidiaries on ordinary trade terms to vendors, suppliers and other Persons providing goods and services used by Borrower and each Subsidiary in the ordinary course of its business; and

Miller Energy Loan Agreement

(b)        pay the Indebtedness of Borrower and its Subsidiaries and other obligations, (excluding tax liabilities addressed in Section 6.7 and the Obligations, which are addressed in Section 6.5), before the same shall become delinquent or in default, except to the extent (x) the failure to do so could not reasonably be expected to result in a Material Adverse Change or (y) the validity or amount thereof is the subject of a Permitted Protest.

6.17      Collections Accounts; Lockboxes.

(a)        Within sixty (60) days following the Closing Date (or such longer time as acceptable to the Administrative Agent in its sole discretion), Borrower shall, and shall cause each of its Subsidiaries to, (i) execute and deliver to Administrative Agent Control Agreements for each Collections Account, and (ii) if requested by Administrative Agent at any time in its sole discretion or at the direction of the Required Lenders, establish lockbox services (each, a “Lockbox”) with the depository institution maintaining each Collections Account, which Lockboxes shall be subject to irrevocable lockbox agreements in form and substance satisfactory to Administrative Agent pursuant to which such depository institution agrees to wire all amounts collected therein to a Collections Account (each, a “Lockbox Agreement”).

(b)        Before replacing any Collections Account or Lockbox or opening or establishing any DDA or Lockbox after the Closing Date for the purpose of depositing proceeds of Accounts or other Collateral received by it into such DDA or Lockbox, as applicable, Borrower shall, and shall cause each of its Subsidiaries to, (i) obtain Administrative Agent's consent in writing to the opening of such DDA or Lockbox, and (ii) cause each bank or financial institution in which it seeks to open (x) a DDA, to enter into a Control Agreement with Administrative Agent in order to give Administrative Agent control of such DDA, or (y) a Lockbox, to enter into a Lockbox Agreement with Administrative Agent in order to give Administrative Agent exclusive control of the Lockbox.

(c)        Within sixty (60) days following the Closing Date (or such longer time as acceptable to the Administrative Agent in its sole discretion), Borrower shall, and shall cause each of its Subsidiaries to, (i) promptly deposit all proceeds of Accounts or other Collateral received by it into a Collections Account and (ii) upon request of Administrative Agent at any time in its sole discretion or at the direction of the Required Lenders, direct all of the proceeds of its Accounts or other Collateral to be paid directly to a Lockbox subject to a Lockbox Agreement in favor of Administrative Agent (or, if made by wire or other transfer, directly to a Collections Account).

(d)        Upon notice by Administrative Agent to any depository institution maintaining a Collections Account, Administrative Agent, may in its sole discretion or at the direction of the Required Lenders, take sole and exclusive control of such Collections Account, in which case, so long as no Default or Event of Default shall have occurred and be continuing, Administrative Agent shall approve (w) distributions of Consolidated Permitted Expenses, (x) distributions for purposes permitted under this Agreement, (y) distributions not otherwise permitted herein in an amount less than $1,000,000 in its sole and absolute discretion and (z) other distributions with the consent of the Required Lenders (provided that, in the case of clause (z) above, any Lender shall be deemed to have consented to such distribution if such Lender fails to respond to Administrative Agent indicating otherwise within five (5) Business Days after receipt of notice from the Administrative Agent of the requested distribution).

6.18      Inspection of Property and Books and Records.  Borrower shall, and shall cause its Subsidiaries to, maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower and its Subsidiaries, as applicable.  Borrower shall, and shall cause its Subsidiaries to, permit, representatives and independent contractors of the Administrative

Miller Energy Loan Agreement

Agent or any Lender to visit and inspect any of their respective properties, to examine their respective company, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective managers, directors, officers, and independent public accountants, all at the expense of Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrower; provided, however, if an Event of Default shall have occurred and be continuing, the Administrative Agent or any Lender may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice.

6.19      Post-Closing Covenants.

(a)        Within thirty (30) days following the Closing Date (or such longer time as acceptable to the Administrative Agent in its sole discretion), Borrower shall (i) deliver to the Administrative Agent the original certificate of title issued by the State of Tennessee Department of Revenue evidencing that certain Atlas Copco RD20 rig, VIN 1CYDGV5887T047843, and (ii) execute and deliver any applications or other documents reasonably requested by the Administrative Agent for filing with the State of Tennessee Department of Revenue (or other appropriate authority in the State of Tennessee) that are necessary for indicating the Administrative Agent’s security interest on such certificate of title.

(b)        On or prior to the Second Funding Date, Borrower shall repay all of the outstanding Indebtedness of the Loan Parties under the PlainsCapital Loan Documents and cause pay-off letters, releases or other documentation reasonably acceptable to the Administrative Agent to be delivered by PlainsCapital Bank confirming that any and all Liens upon any of the Property of the Loan Parties will be terminated concurrently with such payment.  The proceeds of any Loans made to repay the outstanding Indebtedness of the Loan Parties under the PlainsCapital Loan Documents shall be paid directly to PlainsCapital Bank pursuant to the instructions set forth in such payoff letter.

(c)        Within one hundred twenty (120) days following the Closing Date, Borrower shall repay all outstanding Indebtedness and other monetary obligations of the Borrower under the Registration Rights Agreement and provide evidence reasonably satisfactory to the Administrative Agent that all such Indebtedness and other monetary obligations has been paid in full.

(d)        On or prior to June 14, 2011, Borrower shall wire to Voorhees Equipment and Consulting, Inc. in immediately available funds at least $1,000,000 as the initial deposit under the Platform Rig Contract and provide evidence reasonably satisfactory to the Administrative Agent that such initial deposit has been made under the Platform Rig Contract.

7.          NEGATIVE COVENANTS.

Borrower covenants and agrees that, so long as the Aggregate Commitment has not expired or terminated and until payment in full of the Obligations, Borrower will not, and will not permit any of its Subsidiaries or the Miller 2009 Partnership to, do any of the following without the Administrative Agent’s and Required Lenders’ prior written consent:

7.1        Indebtedness.  Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a)        Indebtedness evidenced by this Agreement and the other Loan Documents;

(b)        Indebtedness set forth on Schedule 7.1;

Miller Energy Loan Agreement

(c)        Indebtedness secured by Permitted Liens;

(d)        Indebtedness of a Loan Party to another Loan Party which is not set forth in Schedule 7.1, provided that such Indebtedness is not held, assigned, transferred, negotiated or pledged to any Person other than Borrower or one of its wholly-owned Subsidiaries, and, provided further, that any such Indebtedness owed by Borrower or a Subsidiary shall be subordinated to the Indebtedness on terms satisfactory to Administrative Agent;

(e)        Indebtedness associated with bonds or surety obligations required by Legal Requirements in connection with the operation of Borrower’s and its Subsidiaries’ Oil and Gas Properties and set forth on Schedule 7.1 or otherwise in an aggregate amount not to exceed $1,000,000 at any one time outstanding;

(f)        To the extent permitted under the provisions of Section 6.14, Indebtedness under Hedging Agreements;

(g)        Indebtedness consisting of financed insurance premiums incurred in the ordinary course of business, consistent with past practices;

(h)        Indebtedness of the Borrower under the Miller 2009 Loan Documents in an aggregate principal amount not to exceed $3,100,000;

(i)        at any time prior to and including the Second Funding Date, Indebtedness of Borrower under the PlainsCapital Loan Documents in an aggregate principal amount not to exceed $4,000,000;

(j)        at any time prior to the date that is one hundred (120) days following the Closing Date, Indebtedness of Borrower under the Registration Rights Agreement in an aggregate amount not to exceed $630,000 plus any interest accruing on such amount from and after the Closing Date at a rate of 18% per annum;

(k)        Other Indebtedness not included in subclauses (a) through (j) above, in an amount which shall not exceed $1,000,000 in the aggregate at any time outstanding; and

(l)        refinancings, renewals, replacements or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) and under clause (d) of this Section 7.1, in each such case so long as: (i) the Net Cash Proceeds of such refinancings, renewals, replacements, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, replaced, or extended or add one or more of the Borrower’s Subsidiaries or Affiliates as liable with respect thereto if such additional Subsidiary or Affiliate were not liable with respect to the original Indebtedness, (ii) such refinancings, renewals, replacements, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions, that, taken as a whole, are materially more burdensome or restrictive to the Borrower, and (iii) if the  Indebtedness that is refinanced, renewed, replaced, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal or extension Indebtedness must include subordination terms and conditions that are at least as favorable to Administrative Agent and the Lender Group as those that were applicable to the refinanced, renewed or extended Indebtedness.

Miller Energy Loan Agreement

7.2        Liens.  Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

7.3        Restrictions on Fundamental Changes.

(a)        Enter into any merger, consolidation, reorganization other than (i) a merger into Borrower of one or more of the other Loan Parties or the Miller 2009 Partnership, provided that Borrower is the surviving entity, and (ii) a merger of one or more of the Loan Parties (other than Borrower and CIE) or the Miller 2009 Partnership into another Loan Party, provided that a Loan Party is the surviving entity.

(b)        Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).

(c)        Convey, sell, license, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its property or assets, other than a disposition by one or more Loan Parties (other than Borrower and CIE) or the Miller 2009 Partnership of all or substantially all of its property or assets to another Loan Party.

7.4        Disposal of Assets.  Sell, lease, assign, farm-out, convey, transfer, or otherwise dispose of any Properties or assets other than (a) sales of Inventory to buyers in the ordinary course of business as currently conducted, (b) the sale or transfer of Equipment that is no longer necessary for its business or is replaced by Equipment of at least comparable value and use, (c) dispositions of assets by any Loan Party or the Miller 2009 Partnership to any other Loan Party (other than any disposition by Borrower or CIE in one transaction or a series of transactions of all or substantially all of its respective assets), and (d) (i) up to $1,000,000 during any period of twelve consecutive months in the aggregate of cash or cash equivalent sales of Oil and Gas Properties (including pursuant to the sale of not less than 100% of the Stock of any Subsidiary) in the ordinary course of business and (ii) up to $500,000 during any period of twelve consecutive months in the aggregate of cash or cash equivalent sales of assets (other than Oil and Gas Properties) in the ordinary course of business; provided that, in the case of each of clauses (i) and (ii) above, Borrower shall deliver to Administrative Agent a certificate executed by a Financial Officer of Borrower certifying that (1) no Default or Event of Default is existing or would result therefrom, (2) after giving effect to such sale, the payment to Administrative Agent of the Net Cash Proceeds of such sale for application to the Obligations and any adjustment to the Borrowing Base as a result of such sale or other disposition, no Overadvance or Borrowing Base Deficiency exists, (3) the Net Cash Proceeds received from such sale of Oil and Gas Properties or other assets, as the case may be, have been or immediately shall be paid to Administrative Agent for application in accordance with Section 2.4(c) by wire transfer of immediately available funds to the Administrative Agent Account, (4) the consideration received from any such sale is at least equal to the fair market value of the Oil and Gas Properties or other assets subject to such sale, as reasonably determined in good faith by the board of directors of such Loan Party, and (5) Borrower is in compliance with the Asset Coverage Ratio set forth in Section 7.17 after giving effect to such sale of Oil and Gas Properties or other assets, provided, further, that, in the case of clause (i) above, the Borrowing Base shall be adjusted by an amount equal to the value, if any, assigned to such Oil and Gas Properties in the most recently determined Borrowing Base.  Without limiting the generality of the foregoing and for the avoidance of doubt, the proper plugging and abandonment of any non-producing well shall not be restricted by this Section 7.4.

7.5        Change of Name.  Change its name, FEIN, or, except as otherwise permitted herein, corporate structure (within the meaning of the Code), or identity, or add any new fictitious name; provided, however, that Borrower, any of its Subsidiaries or the Miller 2009 Partnership may change its name upon at least 30 days prior written notice by Borrower to Administrative Agent of such change and so long as, at the time of such written notification, Borrower or any such Subsidiary provides any

Miller Energy Loan Agreement

financing statements, fixture filings or other documents or instruments necessary to perfect and continue perfected Administrative Agent’s Liens.

7.6        Guarantee.  Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except (a) by endorsement of instruments or items of payment for deposit to the account of Borrower or which are transmitted or turned over to Administrative Agent, (b) guarantees by any Loan Party pursuant to the terms of the Guarantee and Collateral Agreement, (c) to the extent permitted under Section 7.1 and (d) guarantees by the Borrower of certain obligations of CIE under the Schlumberger Guaranty.

7.7        Nature of Business.  Make any change in the principal nature of Borrower’s, any of its Subsidiaries’ or the Miller 2009 Partnership’s business as an independent oil and gas exploration and production company.

7.8        Prepayments and Amendments of Indebtedness.

(a)        Except in connection with a refinancing permitted by Section 7.1(l) or as otherwise required under Section 6.19, prepay, redeem, retire, defease, purchase, or otherwise acquire any Indebtedness owing to any third Person, other than the Obligations in accordance with this Agreement.

(b)        Except in connection with a refinancing permitted by Section 7.1(l), directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Section 7.1(b), Section 7.1(c), Section 7.1(d), Section 7.1(h), Section 7.1(i) or Section 7.1(j).

7.9        Change of Control.  Cause, permit, or suffer, directly or indirectly, any Change of Control.

7.10      Distributions; Repurchases of Capital Stock.  Except with respect to (a) distributions or dividends made or paid by Subsidiaries of Borrower or the Miller 2009 Partnership to Borrower or any other Loan Party, (b) distributions or dividends made or paid by the Borrower solely in its Stock (other than Disqualified Stock), or (c) distributions or dividends made or paid by the Miller 2009 Partnership to the holders of its Stock out of payments received by the Miller 2009 Partnership from the Borrower under the Miller 2009 Loan Documents, make any distribution or declare or pay any dividends (in cash or other property) on, or purchase, acquire, redeem, or retire any of Borrower’s, any of its Subsidiaries’ or the Miller 2009 Partnership’s capital Stock, of any class, or any security convertible into or exchangeable for any of its capital Stock, whether now or hereafter outstanding.

7.11      Accounting Methods.  Modify or change its method of accounting, except as required or permitted by GAAP.

7.12      Investments.  Except for Permitted Investments (as defined below), directly or indirectly make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment.  As used in this Agreement, “Permitted Investments” means (a) Investments in Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) advances and deposits made to operators under wells in connection with proposed operations at such wells, which shall not exceed $500,000 in the aggregate at any time, (e) Investments set forth on Schedule 7.12, (f) the acquisition of Oil and Gas Properties and related oilfield equipment located thereon which is an essential component of the then existing Hydrocarbon production, if any, of the wells on such Oil and Gas Properties from Persons other than Affiliates of Borrower or its Subsidiaries so long as (i) at

Miller Energy Loan Agreement

the time of and after giving effect to such acquisition, no Default or Event of Default exists or could reasonably be expected to result from such acquisition, (ii) Borrower and its Subsidiaries shall have complied with all of the requirements of Section 6.13 with respect thereto, (iii) neither Borrower nor any of its Subsidiaries incurs any indebtedness, liability or other obligation in connection with such acquisition except for prospective liabilities for operation of such Oil and Gas Properties and plugging and abandonment costs on such Oil and Gas Properties and (iv) Borrower is in compliance with the Asset Coverage Ratio set forth in Section 7.17 after giving effect to such acquisition of Oil and Gas Properties and related oilfield equipment, (g) the acquisition by Borrower or any other Loan Party of the Platform Rig so long as Borrower or the applicable Loan Party shall have granted to Administrative Agent for the benefit of the Lender Group as security for the Obligations a first-priority Lien (subject only to Permitted Liens) on all of Borrower’s or such Loan Party’s interest therein under a Mortgage and/or such other Security Agreements, satisfactory to Administrative Agent in its discretion, (h) Investments by the Borrower or any other Loan Party in or to any of its Subsidiaries that are Guarantors or that becomes a Guarantor upon the making of such Investments, (i) Investments funded solely with Excluded Equity Proceeds (other than Investments in or to the Miller 2009 Partnership or the Pellissippi Pointe Entities), (j) Investments by the Borrower or any other Loan Party in and to the Pellissippi Point Entities to purchase up to 50% of the Stock of each entity so long as (i) at the time of and after giving effect to such Investment, no Default or Event of Default exists or could reasonably be expected to result from such Investment and (ii) the aggregate amount of such Investments permitted pursuant to this clause (j) does not exceed $500,000 and (k) Investments in Capital Expenditures not prohibited under Section 7.22.

7.13      Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (a) transactions that are in the ordinary course of Borrower’s, such Subsidiary’s or the Miller 2009 Partnership’s business, that are fully disclosed to Administrative Agent, and that are no less favorable to Borrower, such Subsidiary or the Miller 2009 Partnership, as the case may be, than would be obtained in an arm’s length transaction with a non-Affiliate, (b) transactions between or among the Loan Parties, (c) transactions set forth on Schedule 7.13, (d) transactions permitted under Section 7.12(j) and (e) transactions between Borrower and the Miller 2009 Partnership pursuant to the Miller 2009 Loan Documents.

7.14      Use of Proceeds.  Use the proceeds of the Loans for any purpose other than (a) up to $20,000,000 to fund the purchase, customization, transportation and set-up of the Platform Rig; (b) up to $23,000,000 for work-over operations and to drill and complete wells located in the Redoubt Shoal Field in Cook Inlet, Alaska; (c) up to $4,000,000 to drill certain shallow oil development wells in Tennessee; (d) up to $3,500,000 to drill the Stingray shallow natural gas prospect and to participate in further development of the Three-Mile Creek oil well, each located in Cook Inlet, Alaska; (e) up to $150,000 to fund permitting, design, and engineering plans for the TransForeland Pipeline; (f) up to $300,000 per year to fulfill work commitments under the North and South Licenses associated with the Susitna land parcels; (g) up to $150,000 in deposits, and up to $700,000 in additional acquisition costs, to acquire new working interests in leases located in the Cook Inlet Region in Alaska; (h) up to $500,000 to acquire a new oil tank for storage at the Kustatan production facility; (i) approximately $4,000,000 to pay off the outstanding Indebtedness owed to PlainsCapital Bank under the PlainsCapital Loan Documents; (j) up to $1,400,000 to pay fees and expenses incurred in connection with the Loan Documents; (k) up to $500,000 to satisfy obligations in connection with performance bonds, plug and abandonment work, or other bonding requirements related to development work on Oil and Gas Properties; (l) other amounts up to $1,000,000 to be determined by Administrative Agent in its sole discretion to finance working capital needs of the Loan Parties and (m) other amounts to be determined by the Administrative Agent and the Required Lenders in their sole discretion to finance other working capital needs of the Loan Parties (provided that, in the case of clause (m) above, any Lender shall be deemed to have approved the use of any proceeds of the Loans if such Lender fails to respond to Administrative Agent indicating otherwise within five (5) Business Days after receipt of notice from the Administrative Agent of the request by Borrower to use

Miller Energy Loan Agreement

proceeds of the Loans for other working capital needs of the Loan Parties).  For the avoidance of doubt and without limiting the generality of the foregoing, no proceeds of any Loans may be used, either directly or indirectly, to pay any commissions or fees set forth on Schedule 5.15, unless approved by the Administrative Agent and the Required Lenders.

7.15      Change in Location of Chief Executive Offices.  Relocate its chief executive office to a new location without providing 30 days prior written notification thereof to Administrative Agent.

7.16      No Prohibited Transactions Under ERISA.  Directly or indirectly:

(a)        engage, or permit any Subsidiary of Borrower or the Miller 2009 Partnership to engage, in any prohibited transaction which is reasonably likely to result in a civil penalty or excise tax described in Sections 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

(b)        permit to exist with respect to any Benefit Plan any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the IRC), whether or not waived;

(c)        fail, or permit any Subsidiary of Borrower or the Miller 2009 Partnership to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

(d)        terminate, or permit any Subsidiary of Borrower or the Miller 2009 Partnership to terminate, any Benefit Plan where such event would result in any liability of Borrower, any of its Subsidiaries or any ERISA Affiliate under Title IV of ERISA;

(e)        fail, or permit any Subsidiary of Borrower or the Miller 2009 Partnership to fail, to make any required contribution or payment to any Multiemployer Plan;

(f)        fail, or permit any Subsidiary of Borrower or the Miller 2009 Partnership to fail, to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment;

(g)        amend, or permit any Subsidiary of Borrower or the Miller 2009 Partnership to amend, a Plan resulting in an increase in current liability for the plan year such that either of Borrower, any Subsidiary of Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the IRC; or

(h)        withdraw, or permit any Subsidiary of Borrower or the Miller 2009 Partnership to withdraw, from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA;

which, individually or in the aggregate, results in or reasonably would be expected to result in a claim against or liability of Borrower, any of its Subsidiaries or any ERISA Affiliate in excess of $100,000.

7.17      Financial Covenants.  Fail to maintain:

(a)        Interest Coverage Ratio.  As of the end of any Fiscal Quarter of Borrower, commencing with the Fiscal Quarter ending October 31, 2011, a ratio of Consolidated EBITDA for such Fiscal Quarter to Interest Expense for such Fiscal Quarter of at least:

Miller Energy Loan Agreement

Fiscal Quarter Ending:	Minimum Level
October 31, 2011	3.00:1.00
January 31, 2012	4.00:1.00
April 30, 2012 and thereafter	5.00:1.00

(b)        Asset Coverage Ratio.  A ratio of (a) the sum of (i) the orderly liquidation value of the Loan Parties’ Equipment, as determined by an independent third-party appraiser acceptable to Administrative Agent in its sole discretion plus (ii) NYMEX Value to (b) Total Debt, tested as of each Redetermination Date, commencing on October 31, 2011, and at any time between such dates that the Loan Parties acquire or dispose of Oil and Gas Properties with an aggregate NYMEX Value equal to $500,000 or more, of at least:

Redetermination Dates/Test Dates:	Minimum Level
Closing Date – April 29, 2012	2.50:1.00
April 30, 2012 – October 30, 2012	3.00:1.00
October 31, 2012, and thereafter	4.00:1.00

(c)        Minimum Gross Production.  As of the end of any Fiscal Quarter of Borrower, commencing with the Fiscal Quarter ending October 31, 2011, a daily average of gross production of Hydrocarbons (calculated at the point of sale on a barrel of oil equivalent basis, where six Mcf of natural gas is equal to one barrel of oil) from the Cook Inlet Oil and Gas Properties during each such Fiscal Quarter of at least:

Fiscal Quarter Ending:	Minimum Level of Barrels
October 31, 2011	750
January 31, 2012	1,000
April 30, 2012	1,250
July 31, 2012	1,500
October 31, 2012	1,750
January 31, 2013, and thereafter	2,000

7.18      Gas Imbalances, Take-or-Pay or Other Prepayments.  (i) Enter into any contracts or agreements which warrant production of Hydrocarbons (other than Hedging Agreements permitted hereunder), (ii) accept take-or-pay or other prepayments with respect to its Oil and Gas Property Collateral which prepayments would require such Person to deliver Hydrocarbons produced from such Oil and Gas Property at some future time without then or thereafter receiving full payment therefor to exceed, during any monthly period, five percent (5%) of the current aggregate monthly gas production for such monthly period from the Oil and Gas Property Collateral, (iii) permit, during any month, an imbalance in Borrower’s and its Subsidiaries’ (on a consolidated basis) net gas production, which imbalance exceeds 5% of Borrower’s and its Subsidiaries’ current aggregate monthly gas production for such month.

7.19      Hedging Agreements; Material Agreements and Governing Documents.

(a)        Enter into or maintain any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which Borrower or any other Loan Party is exposed in the conduct of its business or the management of it liabilities to the extent

Miller Energy Loan Agreement

permitted under Section 6.14; provided that with respect to any such Hedging Agreement (other than Lender Hedging Agreements), no Loan Party shall put up money, assets, letters of credit, or other security against the event of its nonperformance prior to actual default by such Loan Party in performing its obligations thereunder without the prior written consent of the Required Lenders.

(b)        Alter (or permit any Subsidiary of Borrower or the Miller 2009 Partnership to alter) any Material Contract except for alterations in the ordinary course of business which could not reasonably be expected to result in a Material Adverse Change.

(c)        Alter, amend or modify in any manner materially adverse to the Lenders any of its Governing Documents.

7.20      Non-Consent Operations.  Become a non-consenting party with respect to any operations under any operating agreement, unit agreement, governmental order or otherwise associated with any Oil and Gas Property nor waive any right relating to any of the Oil and Gas Properties other than waivers and consents relating to immaterial easements, rights of way and other similar rights except in connection with the release of oil and gas leases on Oil and Gas Properties on which there is no commercial production and the right to elect not to participate in operations on producing Oil and Gas Properties where such non-consent election is deemed prudent by Borrower.

7.21      Contracts for Sale of Production.  Enter into, renew, extend or continue beyond its original scheduled maturing date any contract for the sale of Hydrocarbons or other products produced from the Oil and Gas Properties except such contracts for which the  sale price under such contract is determined with reference to (i) the spot, posted or other published price for the appropriate category of oil or gas covered by such contract  for such month in which production is sold, or (ii) the resale price, in the case of a percentage of proceeds contract, and such contract does not require sales of minimum quantities by Borrower or any of its Subsidiaries, involve any advance payments or other advances to or by Borrower or any of its Subsidiaries, or constitute Indebtedness or otherwise involve any material undertaking by Borrower or any of its Subsidiaries.

7.22      Capital Expenditures.  Make Capital Expenditures (other than Capital Expenditures permitted pursuant to Section 7.12 (other than clause (k) thereof) and Section 7.14) during any period of twelve consecutive calendar months in excess of $500,000 in the aggregate without the prior written consent of the Required Lenders.

7.23      Negative Pledge.  Directly or indirectly enter into, incur or permit to exist any agreement or other arrangement (other than this Agreement or any other Loan Document) that limits (a) the ability of any Loan Party to create, incur or permit to exist any Lien upon any of its Property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Stock or to make or repay loans or advances to Borrower or any other Loan Party or to guarantee Indebtedness of Borrower or any Loan Party; provided that clause (a) of the foregoing shall not apply to (i) restrictions or conditions imposed by the PlainsCapital Loan Documents and (ii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness.

8.          EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

Miller Energy Loan Agreement

(a)        If Borrower or any other Loan Party fails to pay when due and payable or when declared due and payable (i) any principal of any Loan (including any prepayments required under Section 2.4) or (ii) any interest on any Loan or any fee or any other Obligation (other than an amount referred to in clause (i) above), and in the case of clause (ii) above, such failure shall continue unremedied for a period of three (3) Business Days;

(b)        (i) If Borrower fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in Sections 6.1 (Financial Reporting), 6.3 (Notices of Material Events), 6.4 (Existence), 6.8 (Insurance), 6.12 (Oil and Gas Property Title Information), 6.17 (Collections Accounts; Lockboxes), 6.19(d) (Post-Closing Covenants) or Section 7 (Negative Covenants) of this Agreement; or (ii) if Borrower or any other Loan Party fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement, or in any of the other Loan Documents (giving effect to any grace periods, cure periods, or required notices, if any, expressly provided for in such Loan Documents) and such failure continues for a period of five (5) Business Days; in each case, other than any such term, provision, condition, covenant, or agreement that is the subject of another provision of this Section 8, in which event such other provision of this Section 8 shall govern; provided that, during any period of time that any such failure or neglect of Borrower or such other Loan Party referred to in this paragraph exists, even if such failure or neglect is not yet an Event of Default by virtue of the existence of a grace or cure period or the pre-condition of the giving of a notice, neither Administrative Agent nor any Lender shall be required during such period to make Loans to Borrower;

(c)        If there is a Material Adverse Change;

(d)        If any material portion of Borrower’s, any other Loan Party’s or the Miller 2009 Partnership’s properties or assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person;

(e)        If an Insolvency Proceeding with respect to Borrower, any other Loan Party or the Miller 2009 Partnership is commenced by Borrower, any other Loan Party or the Miller 2009 Partnership;

(f)        If an Insolvency Proceeding is commenced against Borrower, any other Loan Party or the Miller 2009 Partnership and any of the following events occur:  (i) Borrower, such Loan Party or the Miller 2009 Partnership, as the case may be, consents to the institution of the Insolvency Proceeding against it; (ii) the petition commencing the Insolvency Proceeding is not timely controverted; (iii) the petition commencing the Insolvency Proceeding is not dismissed or stayed within 60 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Administrative Agent and any member of the Lender Group shall be relieved of its obligation to make Loans hereunder; (iv) an interim trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower, such Loan Party or the Miller 2009 Partnership, as the case may be; or (v) an order for relief shall have been issued or entered therein;

(g)        If Borrower, any other Loan Party or the Miller 2009 Partnership is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

(h)        If a notice of Lien, levy, or assessment, other than with respect to a Permitted Lien, is filed of record with respect to any of Borrower’s, any other Loan Party’s or the Miller 2009 Partnership’s properties or assets by the United States Government, or any department, agency, or

Miller Energy Loan Agreement

instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any Taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, other than a Permitted Lien, upon any of Borrower’s, any other Loan Party’s or the Miller 2009 Partnership’s properties or assets and the same is not paid on the payment date thereof;

(i)        If one or more judgments for the payment of money in an aggregate amount in excess of $500,000 shall be rendered against Borrower, any other Loan Party or the Miller 2009 Partnership or any combination thereof and the same shall remain undischarged for a period of 60 calendar days during which execution shall not be effectively stayed, or shall result in a Lien upon any assets of Borrower, any other Loan Party or the Miller 2009 Partnership;

(j)        If Borrower, any other Loan Party or the Miller 2009 Partnership (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure in respect of any other Indebtedness in excess of $100,000 principal amount or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness in excess of $100,000 principal amount, and such failure shall continue after the applicable grace period, if any, specified in said agreement or instrument, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Indebtedness to be declared to be due and payable prior to its stated maturity or cash collateral in respect thereof to be demanded;

(k)        If Borrower, any other Loan Party or the Miller 2009 Partnership makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

(l)        If any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder or in any Loan Document furnished pursuant to or in connection with this Agreement or any amendment or modification thereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(m)        If the obligation of any Guarantor under the Guarantee and Collateral Agreement or under any other Loan Document is limited or terminated by operation of law or by such Guarantor thereunder;

(n)        If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby;

(o)        Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by Borrower or any other Loan Party, or a proceeding shall be commenced by Borrower or any other Loan Party, or by any Governmental Authority having jurisdiction over Borrower or any other Loan Party, seeking to establish the invalidity or unenforceability thereof, or Borrower or any other Loan Party shall deny that

Miller Energy Loan Agreement

Borrower or any other Loan Party has any liability or obligation purported to be created under any Loan Document;

(p)        If either Scott Boruff or David Hall (a) dies or is otherwise incapacitated or (b) ceases to be Chief Executive Officer of Borrower or Chief Executive Officer of CIE, respectively, or otherwise ceases to be substantially involved in the daily operations of Borrower or CIE, respectively; or

(q)        If the Shareholders’ Agreement terminates for any reason without the consent of the Administrative Agent and the Required Lenders or any shareholder of Borrower party to the Shareholders’ Agreement directly or indirectly sells, assigns, conveys, gifts, transfers, encumbers, or otherwise disposes of shares of Borrower’s Stock in violation or breach of the Shareholders’ Agreement, as in effect on the Closing Date or otherwise amended or modified from time to time with the prior written consent of the Administrative Agent and the Required Lenders.

9.          THE LENDER GROUP’S RIGHTS AND REMEDIES.

9.1        Rights and Remedies.

(a)        Upon the occurrence of an Event of Default under Sections 8(e) or 8(f), the unpaid principal amount of all outstanding Loans and other amounts payable under the Loan Documents (other than Lender Hedging Agreements) shall automatically become due and payable without further act of Administrative Agent or any Lender, and in each case without presentment, demand, protest, notice of intention to accelerate, notice of acceleration or any other notice of any kind, all of which are hereby expressly waived by Borrower.

(b)        Upon the occurrence, and during the continuation, of any other Event of Default other than under Sections 8(e) or 8(f), the Required Lenders (at their election but without notice of their election and without demand) may authorize and instruct Administrative Agent (and Administrative Agent, acting upon the instructions of the Required Lenders, shall do the same on behalf of the Lender Group), to declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable.

(c)        Upon the occurrence and during the continuation of any Event of Default, the Required Lenders (at their election but without notice of their election and without demand) may authorize and instruct Administrative Agent (and Administrative Agent, acting upon the instructions of the Required Lenders, shall do the same on behalf of the Lender Group), to do any of the following, all of which are authorized by Borrower:

(i)        Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and the Lender Group;

(ii)        Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting Administrative Agent’s rights and security interests, for the benefit of the Lender Group, in the Collateral and without affecting the Obligations;

(iii)        Without notice to Borrower (such notice being expressly waived), and without constituting a retention of any Collateral in satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of

Miller Energy Loan Agreement

Borrower held by the Lender Group, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by the Lender Group; and

(iv)        Hold, as cash collateral, any and all balances and deposits of Borrower held by the Lender Group, to secure the repayment in full of all of the Obligations.

(d)        The Administrative Agent and Lender Group shall have all other rights and remedies available to it at law or in equity pursuant to any other Loan Documents.

9.2        Remedies Cumulative.  The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative.  The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver.  No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.  Nothing in this Agreement in any way limits, impairs or reduces any rights of the Lender Group under the Mortgages or any of the other Loan Documents.

9.3        Lender Directed Remedies.  Upon the occurrence and during the continuance of any Event of Default, Administrative Agent shall (and is hereby authorized by the parties hereto), within 120 days of the date of its receipt of a written demand from the Required Lenders, accelerate the maturity of the Obligations and promptly commence and diligently pursue in good faith the exercise of its enforcement rights or remedies against, and take action to enforce its Liens on, the Collateral so long as Administrative Agent is permitted to exercise such rights and remedies by the terms of the Loan Documents (excluding any restriction based upon authorization by Required Lenders or any other vote of the Lender Group) or under applicable law (including, without limitation, any or all of the following:  solicitation of bids from third parties to conduct the liquidation of all or a material portion of Collateral, the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers or other third parties for the purposes of valuing, marketing, promoting, and selling a material portion of the Collateral, the opposition of the use of cash collateral or sale of assets in an Insolvency Proceeding, seeking to obtain relief from any stay imposed by applicable law governing an Insolvency Proceeding, the commencement of any action to foreclose on its Lien on all or any material portion of the Collateral, notification of account debtors to make payments to Administrative Agent or its agents, any action to take possession of all or any material portion of the Collateral or commencement of any legal proceedings or actions against or with respect to all or any material portion of the Collateral), provided that (A) such Event of Default has not been waived or cured, (B) in the good faith determination of Administrative Agent, taking such action is permitted under the terms of the Loan Documents and applicable law, (C) taking such action will not result in any liability of Administrative Agent or the Lenders to Borrower, any Guarantor, or any other Person, and (D) Administrative Agent shall be entitled to all of the benefits of Section 17.7 of the Loan Agreement in connection with taking such enforcement action.  Any such action shall be taken by Administrative Agent to realize a commercially reasonable value from the Collateral within a commercially reasonable time.

10.        TAXES AND EXPENSES.

If Borrower fails to pay any monies (whether Taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, to the extent that Administrative Agent reasonably determines that such failure by Borrower could result in a Material Adverse Change, in its discretion and without prior notice to Borrower, Administrative Agent may do any or all of the following:  (a) make payment of the same or

Miller Energy Loan Agreement

any part thereof; (b) set up such reserves in Borrower’s Loan Account as Administrative Agent deems necessary to protect the Lender Group from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in Section 6.8, and take any action with respect to such policies as Administrative Agent deems prudent.  Any such amounts paid by Administrative Agent shall constitute Lender Group Expenses.  Any such payments made by Administrative Agent shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement.  Administrative Agent need not inquire as to, or contest the validity of, any such expense, Tax, or Lien and, absent gross negligence by the Administrative Agent, the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.        EXPENSES; INDEMNIFICATION; DAMAGE WAIVER.

11.1      Costs and Expenses.  Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with the initial syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

11.2      Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  Notwithstanding anything to the contrary contained herein, any indemnification for Taxes and Changes in Law shall be subject to the provisions of Section 4.1 and Section 4.2.

Miller Energy Loan Agreement

11.3      Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 11.1 or 11.2 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of the Administrative Agent, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this Section 11.3 are subject to the provisions of Section 17.17.

11.4      Consequential Damages, etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

11.5      Payments.  All amounts due under this Section shall be payable no later than ten (10) Business Days after demand therefor.

12.        NOTICES.

12.1      Notices Generally.  Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telecopier to the relevant party at its address set forth below:

If to Borrower:	MILLER ENERGY RESOURCES, INC. 3651 Baker Highway Huntsville, Tennessee 37756 Attn: Scott M. Boruff, CEO Fax No.: (865) 691-8209

with copies to:	MILLER ENERGY RESOURCES, INC. 3651 Baker Highway Huntsville, Tennessee 37756 Attn: Anya East, General Counsel Fax No.: (865) 691-8209

and

Miller Energy Loan Agreement

MUNGER, TOLLES & OLSON LLP 355 South Grand Avenue 35th Floor Los Angeles, CA 90071-1560 Attn: Judi Kitano, esq. and Dana Treister, esq. Fax No.: (213) 683-4076

If to Administrative Agent or the Lenders in
care of Administrative Agent:	GUGGENHEIM CORPORATE FUNDING, LLC 135 E. 57th Street, 6th Floor New York, New York 10022 Attn: Kaitlin Trinh Fax No.: (212) 644-8396

with copies to:	GUGGENHEIM CORPORATE FUNDING, LLC 1301 Mckinney, Suite 3105 Houston, TX 77010 Attn: Tim Murray Fax No.: (713) 300-1339

GUGGENHEIM ENERGY OPPORTUNITIES FUND, L.P. 135 E. 57th Street, 6th Floor New York, New York 10022 Attn: Legal Department Fax No.: (212) 644-8107

and

FULBRIGHT & JAWORSKI L.L.P. Fulbright Tower 1301 McKinney, Suite 5100 Houston, Texas 77010-3095 Attn: Edward Rhyne Fax No. 713- 651-5246

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in Section 12.2 below, shall be effective as provided in said Section 12.2.

12.2      Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic

Miller Energy Loan Agreement

communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

12.3        Change of Address, etc.  Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

13.        CHOICE OF LAW AND VENUE; SERVICE OF PROCESS; JURY TRIAL WAIVER.

THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMIT, FOR THEMSELVES AND THEIR PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  BORROWER AND THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13.  BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO BORROWER AT ITS SAID ADDRESS.  BORROWER AND THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING

Miller Energy Loan Agreement

CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14.        DESTRUCTION OF BORROWER’S DOCUMENTS.

All documents, schedules, invoices, agings, or other papers delivered to any one or more members of the Lender Group may be destroyed or otherwise disposed of by such member of the Lender Group four (4) months after they are delivered to or received by such member of the Lender Group, unless Borrower requests, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrower’s expense, for their return.

15.        SUCCESSORS AND ASSIGNS.

15.1      Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent  and each of the Lenders and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 15.2, (ii) by way of participation in accordance with the provisions of Section 15.4 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 15.6 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 15.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

15.2      Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(a)        Minimum Amounts.

(i)        in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or a Related Fund, no minimum amount need be assigned; and

(ii)        in any case not described in Section 15.2(a)(i), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

Miller Energy Loan Agreement

(b)        Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and/or the Commitment assigned.

(c)        Required Consents.  No consent shall be required for any assignment except to the extent required by Section 15.2(a)(ii) and, in addition:

(i)        the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (A) an Event of Default has occurred and is continuing at the time of such assignment or (B) such assignment is to a Lender, an Affiliate of a Lender or a Related Fund; and

(ii)        the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or a Related Fund with respect to such Lender.

(d)        Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $5,000, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(e)        No Assignment to Borrower.  No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(f)        No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by Administrative Agent pursuant to Section 15.3 below, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.1 and 4.2 and Sections 11.1, 11.2 and 11.3  with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 15.4.

15.3      Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

Miller Energy Loan Agreement

15.4      Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

15.5      Limitations Upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 4.1 and 4.2 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.2 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Sections 4.2(e) and (f) as though it were a Lender.

15.6      Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

16.        AMENDMENTS; WAIVERS.

16.1      Amendments and Waivers.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrower or any applicable Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Administrative Agent at the written request of the Required Lenders) and the Loan Parties party thereto and acknowledged by Administrative Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders, the Loan Parties party to the applicable Loan Document and acknowledged by Administrative Agent, do any of the following:

(a)        increase or extend the Commitment of any Lender;

(b)        postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document (it being understood that waiver of a mandatory prepayment pursuant to Section 2.4(c)(iii) shall not constitute postponement or delay of any date for payment fixed by this Agreement or any other Loan Document);

(c)        reduce the principal of, or the rate of interest specified herein on any Loan, or any fees or other amounts payable hereunder or under any other Loan Document;

(d)        change the percentage of the Commitments or Obligations, as the case may be, that is required for the Lenders or any of them to take any action hereunder;

(e)        amend this Section or any provision of the Agreement providing for consent or other action by all Lenders;

Miller Energy Loan Agreement

(f)        release, or contractually subordinate any of the Administrative Agent’s Liens on any Collateral other than as permitted by Section 17.11;

(g)        change the definition of “Required Lenders,” or “Pro Rata Share;”

(h)        release Borrower or any Guarantor from its obligations under the Loan Documents;

(i)        change the definitions of Availability, Borrowing Base, Maximum Facility Amount, NYMEX Price, or NYMEX Value; or

(j)        amend any of the provisions of Section 17.

and, provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document.  At the time of any amendment to this Agreement, Administrative Agent may require from Borrower an opinion from counsel to the Loan Parties that each such Person is authorized to execute such amendment, and that such amendment is enforceable.  Notwithstanding anything to the contrary herein, the Commitment and Credit Exposure of each Restricted Lender and each Defaulting Lender shall not be included in determining whether all Lenders, the Majority Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver, consent or other modification pursuant to this Section 16.1), provided that (i) any waiver, consent, amendment or modification pursuant to this Section 16.1 requiring the consent of all Lenders that by its terms affects any Restricted Lender or any Defaulting Lender more adversely than the other Lenders shall require the consent of such Restricted Lender or such Defaulting Lender, as the case may be, and (ii) the Commitment of any Restricted Lender or any Defaulting Lender may not be increased or extended or any amount owing to such Lender reduced or the final maturity thereof extended, in each case, without the consent of such Lender.

16.2      No Waivers; Cumulative Remedies.  No failure by Administrative Agent or any Lender to exercise any right, remedy, or option under this Agreement, any other Loan Document, or any present or future supplement hereto or thereto, or in any other agreement between or among Borrower and Administrative Agent or any Lender, or delay by Administrative Agent or any Lender in exercising the same, will operate as a waiver thereof.  No waiver by Administrative Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated.  No waiver by Administrative Agent or the Lenders on any occasion shall affect or diminish Administrative Agent’s and each Lender’s rights thereafter to require strict performance by Borrower of any provision of this Agreement.  Administrative Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy which Administrative Agent or any Lender may have.

16.3      Replacement of Holdout Lender.

(a)        If any action to be taken by the Lender Group or Administrative Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders and has been approved by the Required Lenders, and a Lender (“Holdout Lender”) fails to give its consent, authorization, or agreement, then Administrative Agent, upon at least five (5) Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Lenders (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder.  Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

Miller Energy Loan Agreement

(b)        Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Assumption, subject only to the Holdout Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever.  The replacement of any Holdout Lender shall be made in accordance with the terms of Section 15.2.  Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender’s Pro Rata Share of Loans.

17.        AGENT; THE LENDER GROUP.

17.1      Appointment and Authorization of Administrative Agent.  Each Lender hereby designates and appoints GCF as its representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes GCF, in its capacity as Administrative Agent, to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Administrative Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Administrative Agent agrees to act as such on the express conditions contained in this Section 17.  The provisions of this Section 17 are solely for the benefit of Administrative Agent and the Lenders, and no Loan Party shall have rights as a third party beneficiary of any of the provisions contained herein.  Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent; it being expressly understood and agreed that the use of the word “Administrative Agent” is for convenience only, that the Persons serving in such capacity are merely the representatives of the Lenders, and have only the contractual duties set forth herein.  Except as expressly otherwise provided in this Agreement, Administrative Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which Administrative Agent is expressly entitled to take or assert under or pursuant to this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Administrative Agent, Lenders agree that Administrative Agent shall have the right to exercise the following powers as long as this Agreement remains in effect:  (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Loans, the Collateral, the Collections, and related matters; (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents; (c) make Loans for itself or on behalf of Lenders as provided in the Loan Documents; (d) exclusively receive, apply, and distribute the Collections as provided in the Loan Documents; (e) open and maintain such bank accounts, cash management accounts and lock boxes as Administrative Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections; (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrower, the Obligations, the Collateral, the Collections, or otherwise related to any of same as provided in the Loan Documents; and (g) incur and pay such Lender Group Expenses as Administrative Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

17.2      Delegation of Duties.  Except as otherwise provided in this Section 17, Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through

Miller Energy Loan Agreement

agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made in compliance with this Section 17 and without gross negligence or willful misconduct.

17.3      Liability and Responsibility of Agents.

(a)        None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrower or any Subsidiary or Affiliate of Borrower, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Books or properties of Borrower or the Books or properties of Borrower’s Subsidiaries or Affiliates.

(b)        Notwithstanding anything to the contrary set forth herein, none of “syndication agent,” “documentation agent,” “book manager,” or “arranger,” as may be listed on the cover page hereof shall have any powers, duties, responsibilities or liabilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

17.4      Reliance by Administrative Agent.  Administrative Agent  shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegraph, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Administrative Agent.  Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Administrative Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate.  If Administrative Agent so requests, it shall first be indemnified to its reasonable satisfaction by Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

17.5      Notice of Default or Event of Default.  Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Administrative Agent for the account of the Lenders, except with respect to Defaults or Events of Default of which Administrative Agent has actual knowledge, unless Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.”  Administrative Agent promptly will notify the Lenders of its receipt of any such notice or of any Default or Event of Default of which Administrative Agent has actual knowledge.  If any Lender obtains actual knowledge of any Default or

Miller Energy Loan Agreement

Event of Default, such Lender promptly shall notify the other Lenders and Administrative Agent of such Default or Event of Default.  Each Lender shall be solely responsible for giving any notices to its Participants, if any.  Subject to Section 17.4, Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that if an event occurs or a circumstance exists that materially and imminently threatens the ability of Administrative Agent and the Lenders to realize upon any material part of the Collateral, such as, without limitation, fraudulent removal, concealment or abscondment thereof, destruction (other than to the extent covered by insurance) or material waste thereof, or failure of Borrower after reasonable demand to maintain or reinstate adequate casualty insurance coverage with respect thereto, Administrative Agent may take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

17.6      Credit Decision.  Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Administrative Agent hereinafter taken, including any review of the affairs of Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender.  Each Lender represents to Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and any other Person (other than the Lender Group) party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and any other Person (other than the Lender Group) party to a Loan Document.  Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by Administrative Agent, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

17.7      Costs and Expenses.  Administrative Agent may incur and pay Lender Group Expenses to the extent Administrative Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including without limiting the generality of the foregoing, court costs, reasonable attorneys fees and expenses, costs of collection by outside collection agencies and auctioneer fees and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse Administrative Agent or Lenders for such expenses pursuant to the Loan Agreement or otherwise.  Administrative Agent is authorized and directed to deduct and retain sufficient amounts from Collections received by Administrative Agent to reimburse Administrative Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders.  In the event Administrative Agent is not reimbursed for such costs and expenses from Collections received by Administrative Agent, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Administrative Agent for the amount of such Lender’s Pro Rata Share thereof.  The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Administrative Agent.

17.8      Administrative Agent in Individual Capacity.  The Person hereunder designated as Administrative Agent and its respective Affiliates may make loans to, issue letters of credit for the

Miller Energy Loan Agreement

account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrower and its Subsidiaries and Affiliates and any other Person (other than the Lender Group) party to any Loan Documents as though such Person was not Administrative Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group.  The other members of the Lender Group acknowledge that, pursuant to such activities, such Person or its respective Affiliates may receive information regarding Borrower or its Affiliates and any other Person (other than the Lender Group) party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Administrative Agent will use its reasonable best efforts to obtain), Administrative Agent shall not be under any obligation to provide such information to them.

17.9      Successor Administrative Agent.  Administrative Agent may at any time give notice of its resignation to the Lenders and Borrower.  Upon receipt of any such notice of resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent for the Lenders.  If no such successor Administrative Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent; provided that if Administrative Agent shall notify Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this  Section 17.9.  If at any time neither GCF nor any of its Affiliates, taken as a whole, have Credit Exposures and Unused Commitments representing at least 15% of the sum of the Aggregate Credit Exposure and the Aggregate Unused Commitments at such time (or, if the Aggregate Commitment has been terminated, neither GCF nor any of its Affiliates, taken as a whole, have Credit Exposures representing at least 15% of the Aggregate Credit Exposure), the Majority Lenders may agree in writing to remove Administrative Agent and appoint a successor Administrative Agent for the Lenders.  In any such event,  upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 17.9).  The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of Section 17 and Sections 11.1, 11.2 and 11.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

17.10    Lender in Individual Capacity.  Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrower and its Subsidiaries and Affiliates and any other Person (other than the Lender Group) party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of

Miller Energy Loan Agreement

the other members of the Lender Group.  The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrower or its Affiliates and any other Person (other than the Lender Group) party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

17.11    Collateral Matters.

(a)        The Lenders hereby irrevocably authorize Administrative Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Aggregate Commitment and payment and satisfaction in full by Borrower of all Obligations; (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Administrative Agent that the sale or disposition is permitted under Section 7.4 of this Agreement or the other Loan Documents (and Administrative Agent may rely conclusively on any such certificate, without further inquiry); (iii) constituting property in which Borrower does not own any interest at the time the security interest was granted or at any time thereafter; or (iv) constituting property leased to Borrower under a lease that has expired or is terminated in a transaction permitted under this Agreement.  Except as provided above, Administrative Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or a substantial portion of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders.  Upon request by Administrative Agent or Borrower at any time, the Lenders will confirm in writing Administrative Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 17.11; provided, however, that (1) Administrative Agent shall not be required to execute any document necessary to evidence such release on terms that, in Administrative Agent’s opinion, would expose Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrower in respect of) all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b)        Administrative Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by Borrower or any of its Subsidiaries or is cared for, protected, or insured or has been encumbered, or that the Administrative Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Administrative Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the terms and conditions contained herein, Administrative Agent may act in any manner it may deem appropriate, in its sole discretion given Administrative Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Administrative Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

17.12    Right of Setoff; Sharing of Payments.

(a)        If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or

Miller Energy Loan Agreement

demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b)        If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)        if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)        the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

(iii)        Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

17.13    Agency for Perfection.  Administrative Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Administrative Agent’s Liens in assets which, in accordance with Article 9 of the Code can be perfected only by possession.  Should any Lender obtain possession of any such Collateral, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor shall deliver such Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions.

17.14    Payments by Administrative Agent to the Lenders.  All payments to be made by Administrative Agent to the Lenders shall be made by bank wire transfer or internal transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Administrative Agent.  Concurrently with each such payment, Administrative

Miller Energy Loan Agreement

Agent shall identify whether such payment (or any portion thereof) represents principal, premium, or interest of the Obligations.

17.15    Concerning the Collateral and Related Loan Documents.  Each member of the Lender Group authorizes and directs Administrative Agent to enter into this Agreement and the other Loan Documents relating to the Collateral, for the benefit of the Lender Group.  Each member of the Lender Group agrees that any action taken by Administrative Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Administrative Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

17.16    Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.  By becoming a party to this Agreement, each Lender:

(a)        is deemed to have requested that Administrative Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a “Report” and collectively, “Reports”) prepared by Administrative Agent, and Administrative Agent shall so furnish each Lender with such Reports;

(b)        expressly agrees and acknowledges that Administrative Agent (i) makes no representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report;

(c)        expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Administrative Agent or other party performing any audit or examination will inspect only specific information regarding Borrower and will rely significantly upon the Books, as well as on representations of Borrower’s personnel;

(d)        agrees to keep all Reports and other material, non-public information regarding Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner; it being understood and agreed by Borrower that in any event such Lender may make disclosures (a) to Subsidiaries and Affiliates of any member of the Lender Group (including the Lender-Related Persons) and to counsel for and other advisors, accountants, and auditors to such Lender, (b) reasonably required by any bona fide potential or actual assignees or Participant in connection with any contemplated or actual assignment or transfer by such Lender of an interest herein or any participation interest in such Lender’s rights hereunder, (c) of information that has become public by disclosures made by Persons other than such Lender, its Affiliates, assignees, transferees, or Participants, or (d) as required or requested by any court, governmental or administrative agency, pursuant to any subpoena or other legal process, or by any law, statute, regulation, or court order; provided, however, that, unless prohibited by applicable law, statute, regulation, or court order, such Lender shall notify Borrower of any request by any court, governmental or administrative agency, or pursuant to any subpoena or other legal process for disclosure of any such non-public material information concurrent with, or where practicable, prior to the disclosure thereof; and

(e)        without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold Administrative Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrower; and (ii) to pay and protect, and indemnify, defend and hold Administrative Agent and any such other Lender preparing a Report harmless

Miller Energy Loan Agreement

from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including, attorneys fees and costs) incurred by Administrative Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing but subject in all respects to the paragraph regarding distribution of Borrower Materials set forth in Section 6.2:  (x) any Lender may from time to time request of Administrative Agent in writing that Administrative Agent provide to such Lender a copy of any report or document provided by Borrower to Administrative Agent that has not been contemporaneously provided by Borrower to such Lender, and, upon receipt of such request, Administrative Agent shall provide a copy of same to such Lender; (y) to the extent that Administrative Agent is entitled under any provision of the Loan Documents, to request additional reports or information from Borrower, any Lender may, from time to time, reasonably request Administrative Agent to exercise such right as specified in such Lender’s notice to Administrative Agent, whereupon Administrative Agent promptly shall request of Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Borrower, Administrative Agent promptly shall provide a copy of same to such Lender; and (z) any time that Administrative Agent renders to Borrower a statement regarding the Loan Account, Administrative Agent shall send a copy of such statement to each Lender.

Notwithstanding anything to the contrary contained herein, the Administrative Agent may, and shall at the request of the Required Lenders, withhold information from any Restricted Lender, and exclude any Restricted Lender from communications among the Administrative Agent and the other Lenders, related to waivers, consents, amendments and other actions or decisions with respect to any Loan Document which may be affected by a vote of the Required Lenders or for which any Restricted Lender is not entitled to vote pursuant to the terms of this Agreement and the other Loan Documents, including restricting any Restricted Lender’s access to “Intralinks” or any other similar electronic platform in respect of any information, documents or agreements posted in connection therewith.

17.17    Several Obligations; No Liability.  Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Administrative Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Administrative Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make one or more Loans in an aggregate principal amount not to exceed the amount of their respective Commitments.  Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender.  Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender.  Except as provided in Section 17.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group.  No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

17.18    Lender Related Persons.  Each Lender-Related Person party to Lender Hedging Agreements shall be deemed a party hereto for purposes of any reference in a Loan Document to the parties for whom Administrative Agent is acting; it being understood and agreed that the rights and benefits of such Lender-Related Person under the Loan Documents consist exclusively of such Lender Related Person’s right to share in payments and collections out of the Collateral as more fully set forth herein. In connection with any such distribution of payments and collections, Administrative Agent shall

Miller Energy Loan Agreement

be entitled to assume no amounts are due to any Lender Related Person unless such Lender Related Person has notified Administrative Agent in writing of the amount of any such liability owed to it prior to such distribution.

18.        INTENTIONALLY OMITTED.

19.        GENERAL PROVISIONS.

19.1      Effectiveness.  This Agreement shall be binding and deemed effective when executed by Borrower and each member of the Lender Group whose signature is provided for on the signature pages hereof.

19.2      Section Headings.  Headings and numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

19.3      Interpretation.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against the Administrative Agent, Lender Group or Borrower, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

19.4      Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.  Without limiting the foregoing provisions of this Section 19.4, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

19.5      USA Patriot Act Notice .  Each Lender hereby notifies Borrower and other Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of Borrower and other Loan Parties and other information that will allow such Lender to identify Borrower and other Loan Parties in accordance with the Act.

19.6      Counterparts; Telefacsimile Execution.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic means shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic means also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The forgoing shall apply to each other Loan Document mutatis mutandis.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York

Miller Energy Loan Agreement

State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

19.7      Revival and Reinstatement of Obligations.  If the incurrence or payment of the Obligations by Borrower or any Guarantor or the transfer by either or both of such parties to the Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrower or such Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

19.8      Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Aggregate Commitment has not expired or terminated.  The provisions of Section 4.1, Section 4.2, Section 11.1, Section 11.2, Section 11.3, and Section 17 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Aggregate Commitment or the termination of this Agreement or any provision hereof.

19.9      INTEGRATION.  THIS AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

19.10    ALASKA STATUTES.  THE BORROWER IS PERSONALLY OBLIGATED AND FULLY LIABLE FOR THE AMOUNTS DUE UNDER THIS AGREEMENT AND OTHER LOAN DOCUMENTS.  THE ADMINISTRATIVE AGENT HAS THE RIGHT TO SUE ON EACH LOAN DOCUMENT AND TO OBTAIN A PERSONAL JUDGMENT AGAINST THE BORROWER FOR THE AMOUNT DUE UNDER EACH LOAN DOCUMENT EITHER BEFORE OR AFTER A JUDICIAL FORECLOSURE UNDER ALASKA STATUTES 09.45.170-09.45.220 OF ANY MORTGAGE GIVEN BY BORROWER OR ANY OTHER LOAN PARTY TO SECURE PAYMENT OF THE AMOUNTS DUE UNDER THE LOAN DOCUMENTS.

(Remainder of this page intentionally left blank)
(Signature Pages Follow)

Miller Energy Loan Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed.

BORROWER:

MILLER ENERGY RESOURCES, INC.,

a Tennessee corporation

By:  /s/ Paul W. Boyd

Name:  Paul W. Boyd

Title:    Chief Financial Officer, Secretary, and

             Treasurer

Miller Energy Loan Agreement

Signature Page

ADMINISTRATIVE AGENT:

GUGGENHEIM CORPORATE FUNDING, LLC,

a Delaware limited liability company, as Administrative Agent for the Lenders

By:   /s/ William Hagner

Name:  William Hagner

Title:     Senior Managing Director

Miller Energy Loan Agreement

Signature Page

LENDERS:

GUGGENHEIM ENERGY OPPORTUNITIES FUND, L.P., as a Lender

By:  Guggenheim Investment Management, LLC,

        as its Investment Manager

By: ______________________________

Name: ____________________________

Title: _____________________________

Miller Energy Loan Agreement

Signature Page

CITIBANK, N.A.,
as a Lender

By: /s/ Don Dimitrievich

Name:  Don Dimitrievich

Title:    Vice President

Miller Energy Loan Agreement

Signature Page

BRISTOL INVESTMENT FUND, LTD.,
as a Lender

By: ______________________________

Name: ____________________________

Title: _____________________________

Miller Energy Loan Agreement

Signature Page

EXHIBIT A-1

TO

LOAN AGREEMENT BY AND AMONG MILLER ENERGY RESOURCES, INC., AS BORROWER, THE LENDERS SIGNATORY THERETO, GUGGENHEIM CORPORATE FUNDING, LLC, AS ARRANGER AND ADMINISTRATIVE AGENT FOR THE LENDERS

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [ASSIGNOR] (the “Assignor”) and [ASSIGNEE] (the “Assignee”).  Capitalized terms not defined herein shall have the meanings assigned to such terms in the Loan Agreement referred to below (as amended, modified, supplemented, or restated from time to time, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below: (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit and guarantees included in such facilities); and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	_______________________________

_______________________________

2.	Assignee:	_______________________________

_______________________________
[for Assignee, indicate [Affiliate][Related Fund] of [identify Lender]

3.	Borrower:	Miller Energy Resources, Inc.

4.	Administrative Agent:	Guggenheim Corporate Funding, LLC

5.	Loan Agreement:	Loan Agreement dated as of June 13, 2011, among Miller Energy Resources, Inc., the Lenders parties thereto, and Guggenheim Corporate Funding, LLC, as Administrative Agent

Miller Energy Loan Agreement

Exhibit A-1

6.	Assigned Interest:

Commitment Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[1]
	$	$	%

7.	[Trade Date:	_______________________________][2]

[Page break]

_________________________

1   Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

2   To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Miller Energy Loan Agreement

Exhibit A-1

Effective Date:   _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By: _______________________________

Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By: _______________________________

Title:

[Consented to] and Accepted:

GUGGENHEIM CORPORATE FUNDING, LLC,

as Administrative Agent

By: _______________________________

Title:

[Consented to:]

MILLER ENERGY RESOURCES, INC.

By: _______________________________

Title:

Miller Energy Loan Agreement

Exhibit A-1

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1  Assignor.  The Assignor: (a) represents and warrants that: (i) it is the legal and beneficial owner of the Assigned Interest; (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim; and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to: (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document; (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder; (iii) the financial condition of Borrower, any of its subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document; or (iv) the performance or observance by Borrower, any of its subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee.  The Assignee: (a) represents and warrants that: (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement; (ii) it meets all requirements of an Eligible Assignee under the Loan Agreement (subject to receipt of such consents as may be required under the Loan Agreement); (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder; (iv) it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant thereto, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender; and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that: (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.  Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. Pursuant to Section 5-1401 of the New York General Obligations Law, the substantive laws of the State of New York applicable to agreements made and to be performed entirely within such state,

Miller Energy Loan Agreement

Exhibit A-1

without regard to the choice of law principles that might otherwise apply, and the applicable federal laws of the United States of America, shall govern the validity, construction, enforcement and interpretation of this Assignment and Assumption.

Miller Energy Loan Agreement

Exhibit A-1

EXHIBIT B-1

TO

LOAN AGREEMENT BY AND AMONG MILLER ENERGY RESOURCES, INC., AS BORROWER, THE LENDERS SIGNATORY THERETO, GUGGENHEIM CORPORATE FUNDING, LLC, AS ARRANGER AND ADMINISTRATIVE AGENT FOR THE LENDERS

COMPANY LETTERHEAD

[Date]

Guggenheim Corporate Funding, LLC, as Administrative Agent

135 E. 57th Street, 6th Floor

New York, New York 10022

Attn: Kaitlin Trinh

Fax No.: (212) 644-8396

Ladies and Gentlemen:

This Compliance Certificate (this “Certificate”) is given pursuant to Section 6.1(c) of that certain Loan Agreement, dated as of June 13, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Miller Energy Resources, Inc., a Tennessee corporation (“Borrower”), the lenders from time to time party thereto (the “Lenders”), and Guggenheim Corporate Funding, LLC, as Arranger and Administrative Agent for the Lenders.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement.

The officer executing this Certificate is the [______________] of Borrower, and as such is duly authorized to execute and deliver this Certificate on behalf of Borrower.  By so executing this Certificate, the undersigned hereby certifies to Administrative Agent on behalf of Borrower, solely in his capacity as the [____________] of Borrower and not individually, that:

1.

The financial statements for the [Fiscal Year/Fiscal Quarter] ending [__________], 20[__] delivered with this Certificate in accordance with Section [6.1(a)/6.1(b)] of the Loan Agreement fairly present in all material respects the financial condition and results of operations of Borrower and its Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied at the dates and for the periods indicated in the financial statements[, subject, in the case of any unaudited financial statements, to normal year-end adjustments and the absence of footnotes][1];

2.

No Default or Event of Default has occurred and is continuing, except as set forth in Schedule 1 hereto, which includes a description of the nature and status and period of existence of such Default or Event of Default, if any, and what action the Borrower has taken, is undertaking and/or proposes to take with respect thereto;

3.

Except as set forth in Schedule 1 hereto, the Borrower is in compliance, as of the last day of the period covered by the financial statements attached hereto, with all financial covenants set forth in Section 7.17 of the Loan Agreement, as demonstrated by the detailed calculations of such covenants set forth in Schedule 2 hereto.

__________________________

1 Insert bracketed phrase when financial statements delivered with this Certificate are delivered pursuant to Section 6.1(b).

Miller Energy Loan Agreement

Exhibit B-1

4.

No change in GAAP or in the application thereof has occurred since the date of the most recent audited financial statements delivered pursuant to Section 6.1(a) of the Loan Agreement, except as set forth in Schedule 3 hereto, which includes a description of the change in GAAP and the effect of such change on the financial statements accompanying this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of the day and year set forth above.

Miller Energy Resources, Inc.,

a Tennessee corporation

By:  ________________________

Name:

Title:

Miller Energy Loan Agreement

Exhibit B-1

SCHEDULE 1

DEFAULTS AND EVENTS OF DEFAULT

Miller Energy Loan Agreement

Exhibit B-1

SCHEDULE 2

FINANCIAL COVENANT CALCULATIONS

Miller Energy Loan Agreement

Exhibit B-1

SCHEDULE 3

CHANGES IN GAAP

Miller Energy Loan Agreement

Exhibit B-1

EXHIBIT C-1

FORM OF

BORROWING REQUEST

[Date]

Guggenheim Corporate Funding, LLC, as Administrative Agent

135 E. 57th Street, 6th Floor

New York, New York 10022

Attn: Kaitlin Trinh

Fax No.: (212) 644-8396

Ladies and Gentlemen:

The undersigned, Miller Energy Resources, Inc., a Tennessee corporation ( “Borrower”), refers to the Loan Agreement dated as of June 13, 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Borrower, the lenders from time to time party thereto (the “Lenders”), and Guggenheim Corporate Funding, LLC, as Arranger and Administrative Agent for the Lenders.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement.

Borrower hereby gives you irrevocable notice pursuant to Section 2.3 of the Loan Agreement that it hereby requests a Borrowing under the Loan Agreement (the “Requested Borrowing”), and in that connection sets forth below the information relating to such Requested Borrowing as required by Section 2.3 of the Loan Agreement:

(a)        The aggregate principal amount of the Requested Borrowing is $[__________].

(b)        The Funding Date of the Requested Borrowing is [________, ____].

The undersigned hereby certifies that the following statements are true and correct on the date hereof, and will be true and correct on the Funding Date of the Requested Borrowing:

(a)        The representations and warranties of each of the Loan Parties contained in each Loan Document are true and correct in all respects, except to the extent such representations and warranties relate solely to an earlier date, in which case, such representations and warranties shall be true and correct in all respects on and as of such earlier date.

(b)        No Default or Event of Default has occurred and is continuing or will result from the making of the Requested Borrowing.

(c)        No Material Adverse Change has occurred or will result from the making of the Requested Borrowing.

(d)        The amount of the Requested Borrowing does not exceed Availability as of the applicable Funding Date.

(e)        The proceeds of the Requested Borrowing will be used by Borrower for [_____________].

Miller Energy Loan Agreement

Exhibit C-1

Delivery of an executed counterpart of this Borrowing Request by facsimile or other electronic means will be effective as delivery of an original executed counterpart of this Borrowing Request.

Miller Energy Loan Agreement

Exhibit C-1

IN WITNESS WHEREOF, the undersigned has executed this Borrowing Request as of the day and year set forth above.

MILLER ENERGY RESOURCES, INC.

By: ________________________________

Name:

Title:

Miller Energy Loan Agreement

Exhibit C-1

EXHIBIT D-1

TO

LOAN AGREEMENT BY AND AMONG MILLER ENERGY RESOURCES, INC., AS BORROWER, THE LENDERS SIGNATORY THERETO, GUGGENHEIM CORPORATE FUNDING, LLC, AS ARRANGER AND ADMINISTRATIVE AGENT FOR THE LENDERS

Letter in Lieu of Division or Transfer Orders

___________ ___, _______

VIA CERTIFIED MAIL

RETURN RECEIPT REQUESTED

TO:

Re:        Letter in Lieu of Transfer Order

Ladies and Gentlemen:

By one or more mortgages and/or deeds of trust, a copy of which is enclosed with this letter, Miller Energy Resources, Inc., Cook Inlet Energy, LLC, East Tennessee Consultants, Inc. and East Tennessee Consultants II, L.L.C. (hereinafter collectively referred to as the “Companies”) have granted to Guggenheim Corporate Lending, LLC, as administrative agent (in such capacity together with its successors in such capacity, “Administrative Agent”) for one or more lenders (such lenders, together with their respective successors and assigns, the “Lenders”), a lien on and security interest in the property interests described on Schedule I attached hereto (the “Properties”), including without limitation an assignment and transfer of all of the present and future production and proceeds of production from the Properties.

We understand that, pursuant to division orders, transfer orders, letters-in-lieu thereof or other agreements, you are currently disbursing proceeds of the production from the Properties to one or more of the Companies or its designees.

The Companies and Administrative Agent on behalf of the Lenders hereby give you written notice of the matters set forth above and the assignment and transfer to Administrative Agent for the benefit of the Lenders of all accounts from the sale of hydrocarbons from the Properties.  Furthermore, you are hereby authorized and directed to commence paying, immediately upon your receipt of this letter, 100% of all proceeds of production distributed by you and attributable to the interest of any and all of the Companies in the Properties, less applicable severance and ad valorem taxes, directly to Administrative Agent for the benefit of the Lenders at the following address:

__________________.

___________________

___________________

ABA #______________

Account Number ______________

Credit:  Guggenheim Corporate Funding, LLC

Re:  Miller Energy Resources, Inc.

Miller Energy Loan Agreement

Exhibit D-1

You are hereby further authorized and directed to continue to pay applicable severance and ad valorem taxes to the appropriate parties.  To the extent you currently pay royalties, overriding royalties and other burdens on the interest of the Companies in the Properties, you are directed to continue making such distributions.  You are hereby further authorized and directed to change your records in accordance with this letter effective immediately upon your receipt of this letter.

In consideration of your acceptance of this letter in lieu of a division or transfer order, the Companies hereby agree to indemnify, save and hold you harmless from and against any and all claims, actions, judgments, damages, liabilities, losses, costs, recoveries and other expenses which you sustain by reason of the payments to Administrative Agent for the benefit of Lenders of proceeds of production as requested and authorized hereby.

In order that we have a record evidencing your acceptance of this letter, we request that you sign two copies of this letter in the space provided below and return them to Administrative Agent at ______________________________________, ___________________________, Attn: __________________ Fax No.: ____________________ in the enclosed, self-addressed envelope.  If you have further requirements concerning this transfer, please notify Administrative Agent at the address specified above.  None of the terms or provisions of this letter may be changed without the prior written consent of Administrative Agent.

[Signature Pages Follow]

Miller Energy Loan Agreement

Exhibit D-1

Sincerely,

[__________________________],

a ___________ corporation

By: ________________________________

Name:

Title:

GUGGENHEIM CORPORATE FUNDING, LLC,

as Administrative Agent

By: ________________________________

Name:

Title:

ACCEPTED AND AGREED this ____ day of ___________, ______, and our records have been changed effective as of _______________.

___________________________________________

By:       ____________________________________

Name:  ____________________________________

Title:    ____________________________________

Miller Energy Loan Agreement

Exhibit D-1

SCHEDULE I

Attachment to Letter in Lieu of Division Order or Transfer Order

DIVISION ORDER #	OPERATOR WELL #	WELL NAME	FIELD	LOCATION	COUNTY	STATE	ENTITY OWNER	OPERATOR	NET REVENUE INTEREST

Miller Energy Loan Agreement

Exhibit D-1

SCHEDULE C-1

Commitments

Lender	Commitment	Pro Rata Share
Guggenheim Energy Opportunities Fund, L.P.	$61,428,571.43	61.42857143%
Citibank, N.A.	$28,571,428.57	28.57142857%
Bristol Investment Fund, Ltd.	$10,000,000.00	10.00000000%
	$100,000,000	100%

Miller Energy Loan Agreement

Schedule C-1

SCHEDULE M-1

Make-Whole Premium

The Make-Whole Premium shall equal the lowest amount that provides the Lenders with both (a) a return on the aggregate amount of Loans made by the Lenders pursuant to Section 2.1 of 1.25x and (b) (i) if the Make-Whole Payment Date (as defined in the definition of Make-Whole Premium) occurs on or prior to June 30, 2012, a twenty-five percent (25.0%) internal rate of return on the aggregate amount of Loans made by the Lenders pursuant to Section 2.1, (ii) if the Make-Whole Payment Date occurs at any time from and after July 1, 2012 through and including December 31, 2012, a thirty percent (30.0%) internal rate of return on the aggregate amount of Loans made by the Lenders pursuant to Section 2.1, and (iii) if the Make-Whole Payment Date occurs at any time from and after January 1, 2013, a thirty-five percent (35.0%) internal rate of return on the aggregate amount of Loans made by the Lenders pursuant to Section 2.1; provided, that for purposes of determining the Make-Whole Premium, the calculation of the Lenders’ return pursuant to clause (a) above and internal rate of return pursuant to clause (b) above shall be reasonably determined by the Administrative Agent and a certificate from the Administrative Agent as to the calculation of the Make-Whole Premium shall be conclusive for all purposes under this Agreement, absent manifest error.  For the avoidance of doubt, the calculation of the Lenders’ return pursuant to clause (a) above and internal rate of return pursuant to clause (b) above shall include all facility fees payable pursuant to Section 2.10(a) and all interest accrued on the Loans, in each case, that has been received by the Administrative Agent and the Lenders on or prior to the Make-Whole Payment Date.

Miller Energy Loan Agreement

Schedule M-1

SCHEDULE M-2

MILLER 2009 COLLATERAL

Each vehicle listed below is titled in Tennessee unless otherwise indicated.

Misc Self-Powered Vehicle

1.

1991 INGERSOL Rand Model RD20 long tower derrick.  This unit was completely reconditioned in 2005, which included deck engine, air compressor, air coolers, top head drive, and cables. Indicated hours of operation since refurbished, 2,392 hours.  TITLE NO. 86323968.

Trucks and Pick-ups:

2.

2008 DODGE RAM 1500 crew cab, 4 wheel drive pick-up, S.N. 1D7HU18N58S584933, powered by 4.7L V8 gasoline engine; Automatic transmission; Cruise control, air conditioning, Odometer reading, 12,575 miles. TITLE NO. 78193702

3.	2008 DODGE RAM 1500 crew cab, 4 wheel drive pick-up, S.N. 1D7HU18N58S605411. TITLE NO. 78193471

4.

1999 DODGE Ram 2500 Laramie extended cab, 4 wheel drive, pick-up, S.N. 1B7KF2361XJ558382, powered by  CUMMINS 6.7L Turbo diesel engine; Five speed transmission,  running boards;  Odometer reading, 115,555 miles. TITLE NO. 85803768

5.

2006 STERLING model A9500 tandem axle truck, S.N. 2FWJA3CV57AW81930, powered by MERCEDES BENZ Model  MBE4000, 12.8L diesel engine, with engine brake; FULLER 10 speed transmission, 11R22.5 tires, equipped with TIGER GENERAL WINCH MASTER, Tulsa 70 hydraulic winch, with headache rack, Fifth wheel, in frame tail roller. Odometer reading, 12,544 miles. TITLE NO. 86291057

6.

2007 STERLING model A9500 tandem axle truck, S.N. 2FWJA3CV77AW81931, powered by MERCEDES BENZ Model  MBE4000, 12.8L diesel engine, with engine brake; FULLER 10 speed transmission, 11R22.5 tires, equipped with TIGER GENERAL WINCH MASTER, Tulsa 70 hydraulic winch, with headache rack, Fifth wheel, in frame tail roller. Odometer reading, 16,044 miles. TITLE NO. 86291056

7.

1986 KENWORTH tandem axle truck, S.N. M329051, powered by CUMMINS diesel engine, with engine brake; FULLER transmission; 11R22.5 tires, rear; 425/65R22.5 front tires; Heavy duty front bumper; 85 Barrel capacity vacuum tank, with CHALLENGER Model 367 pump.  Odometer reading 319,884 miles. TITLE NO. 78132844.

8.

1989 MACK Model R688ST, tandem axle truck, S.N. 1M2N187Y0KW027952, powered by MACK EE6350, 350 horsepower diesel engine, with engine brake; MAXI-TORQUE transmission; Equipped with oil field winch bed, with TULSA 100,000# capacity winch

Miller Energy Loan Agreement

Schedule M-2

and headache rack; Heavy duty front oil field bumper; In frame tail roller; 11R24.5 tires, front and rear. TITLE NO. 85229043

9.

1977 MACK Model R685S tandem axle truck, S.N. R685ST65112, powered by MACK 237 diesel engine; 6 speed, two stick transmission; unit equipped with TULSA 34 winch and headache rack; 11R24.5 tires; in frame tail roller. TITLE NO. 55828951

10.

1993 KENWORTH model W900,  Tandem axle truck, S.N. 1XKWDB0X3PS585313, powered by CATERPILLAR Model 3406 Diesel engine; FULLER transmission, Equipped with 80 barrel capacity vacuum tank, with all necessary hoses, valves and connections, with MASPORT Model H7V vacuum pump. 11R24.5 tires with aluminum budd wheels; Odometer reading, 181,509 miles. TITLE NO. 61600987

11.

1965 INTERNATIONAL Model F230D tandem axle truck, S.N. FD103885H, powered by CUMMINS 235 diesel engine, ( Newly rebuilt) Five speed transmission, with 4 speed auxiliary; Unit equipped with 24’L oil field bed, with  (1) TULSA 64 winch, with headache rack; and (1) BRADEN 60,000 # winch; 4 ½” gin poles, with pole raisers, Full rolling tail board;  175 “ Wheel base. TITLE NO. 86291061

Trailers:

12.	2006 CIRCLE D TRUCK Sales, tandem axle vacuum trailer, S.N. TR19583, 150 barrel capacity; NORTH STAR Model 109180, 4” trash pump. 11R24.5 tires. TITLE NO. 86291026

13.	2007 OVERBILT tri-axle drop deck trailer, S.N. 1Z9ND483370058982, 9’ neck; 40’ cargo deck, with tail roller; 21575R17.5 tires. TITLE NO. 86291023

14.	1974 ALAB tandem axle float trailer, S.N. D74087, 34’L, sliding axles; Full tail roller; Has new flooring. TITLE NO. 86291021

15.	1981 HOBBS oil field float, S.N. 1H5J04023BN004301,40’L, full tail roller. TITLE NO. 86291022

16.	1980 FRUEHAUF Model 140165 tandem axle trailer, S.N. FWT067246, 11R22.5 tires. TITLE NO. 86291018

17.	1987 TRAILMOBILE, S.N. 1PTF71TJ7H9004585, sliding axles, 48’L. TITLE NO. 86291019

Miscellaneous Vehicles:

18.	1974 INT'L WITCHTEK RIG, VIN: 427472Y035563; TITLE NO. 74484575

19.	Crane Carrier / 2 ton Ford Truck

Miller Energy Loan Agreement

Schedule M-2

SCHEDULE P-1

PERMITTED LIENS

None.

Miller Energy Loan Agreement

Schedule P-1

SCHEDULE P-2

DESCRIPTION OF PLATFORM RIG

2000 HP 1320 National drawworks (752 traction motors), box on box substructure, 142’ x 25’ sky top standard  derrick with a 1,000,000# hook load with dynamic motion for zone 4 earth quake conditions, 37.5” rotary table, 3512 Caterpillar power generation (2), four bay SCR module, three PZ-11 Gardner Denver 1600 HP mud pumps, 1600 bbls mud tanks, 150 hp boiler system, wind walls, BOP stack (5000# annular, 10,000# single & double gate), accumulator system rated for cold weather, 500,000# top-drive, air compressor system. Also includes transportation from Houston Texas to Kenai Alaska and rig up on the platform. Also included in Voorhees quote is the onshore option which consist of an additional derrick and subbase.

Miller Energy Loan Agreement

Schedule P-2

SCHEDULE 5.1

INFORMATION REGARDING CERTAIN OWNED OIL AND GAS PROPERTIES

Please see Attached.

Miller Energy Loan Agreement

Schedule 5.1

COOK INLET ENERGY, LLC OIL & GAS PROPERTIES

Lease/Lessor	Original Lessee	Lease Date	Property Description

Bureau of Land Management
BLM A 035017	Ralph H. Cottis	10/1/1958

100.000% Record Title Interest

100.000% Operating Rights in “Shallow Rights”

60.000% Operating Rights in “Deep Rights”

West Foreland

Township 8 North, Range 14 West, Seward Meridian, State of Alaska

Section 16:  Fractional SE/4 SW/4,

                    Fractional S/2 SE/4

Section 21:  Fractional E/2, E/2 W/2

Section 22:  Fractional SW/4 SW/4

Section 27:  Fractional NW/4, Fractional N/2SW/4

Section 28:  NE/4, E/2 NW/4, NE/4 SW/4, N/2 SE/4

Protracted Survey

U.S. Survey 4522

U.S. Survey 4523

U.S. Survey 4524, Lot 1

U.S. Survey 11865

containing 857.14 acres, more or less.

(ConocoPhillips – 40% operating rights in deep rights below 9400’ – West Foreland No 1 well)

Miller Energy Loan Agreement

Schedule 5.1

Lease/Lessor	Original Lessee	Lease Date	Property Description

MMS Oil and Gas Lease
OCS-Y-01665	Forcenergy Inc.	8/1/1997

1.0000% Overriding Royalty Interest

COSMOPOLITAN: Oil and Gas Lease of Submerged Lands Under the Outer Continental Shelf Lands Act from the United States Department of Interior, Minerals Management Service, effective August 1, 1997, identified as serial number OCS-Y-01665 whose leased area is described as: “That portion of Block 6163, OCS Official Protraction Diagram NO 05-02, Seldovia, approved January 4, 1995, shown as Federal 8(g) Area B on Supplemental Official OCS Block Diagram dated January 03, 1994, containing 1,546.208235 hectares, and that portion of Block 6213, OCS Official Protraction Diagram NO 05-02, Seldovia, approved January 04, 1995, shown as Federal 8(g) Area C on Supplemental Official OCS Block Diagram dated February 3, 1994, containing 259,420981 hectares.

MMS Oil and Gas Lease OCS-Y-01664	Forcenergy Inc.	8/1/1997

1.0000% Overriding Royalty Interest

COSMOPOLITAN: Oil and Gas Lease of Submerged Lands Under the Outer Continental Shelf Lands Act from the United States Department of Interior, Minerals Management Service, effective August 1, 1997, identified as serial number OCS-Y-01664 whose leased area is described as: “That portion of Block 6113, OCS Official Protraction Diagram NO 05-02, Seldovia, approved January 4, 1995, shown as Federal 8(g) Area B on Supplemental Official OCS Block Diagram dated January 03, 1994, containing 2,084.249688 hectares; and That portion of Block 6114, OCS Official Protraction Diagram NO 05-02, Seldovia, approved January 04, 1995, shown as Federal 8(g) Area B on the Supplemental Official OCS Block Diagram dated  January 03, 1994, containing 62.294910 hectares.”

Miller Energy Loan Agreement

Schedule 5.1

Lease/Lessor	Original Lessee	Lease Date	Property Description

State Oil and Gas Leases
State of Alaska ADL 384403	Stewart Petroleum Company	1/1/1995

0.93750% Overriding Royalty Interest

T. 3 S., R. 15W., Seward Meridian, Alaska

Section 20:  Protracted, All, within the computed Alaska seaward boundary, listed as “state acreage’ on Alaska’s seaward boundary diagram approved by the state on Feb. 4, 1993, 203.80 acres;

Section 21: Protracted, All, 640 acres; Section 28:  Protracted, All 640 acres; Section 29:  Protracted, All, within the computed Alaska seaward boundary, listed as “state acreage” on Alaska’s seaward boundary diagram approved by the state on Feb. 4, 1993, 419.20 acres;

Section 32:  Protracted, All, within the computed Alaska seaward boundary, listed as “state acreage” on Alaska’s seaward boundary diagram approved by the state on Feb. 4, 1993, 535.69 acres

Section 33:  Protracted, W/2, 320.00 acres;

containing 2,758.69 acres, more or less

State of Alaska ADL 18790	Superior Oil company	9/1/1962

0.918750% Overriding Royalty Interest

T. 3 S., R. 15 W., Seward Meridian, Alaska

Section 33:  E/2, 320 acres;

Section 34:  All, 640 acres;

Section 35; Fraction (all shorelands (if any), tidelands, and submerged lands, including such shorelands (if any) and tidelands as may underlie the portion of Stariski Creek that runs through this section), 479.99 acres;

T. 4 S., R. 15 W., Seward Meridian, Alaska

Section 2:  Fraction, (all tidelands and submerged lands), 378.98 acres;

Section 3:  All, 640 Acres;

Section 4:  All, 640 Acres;

Section 10:  All, 640 Acres;

Section 11:  Fraction, (all tidelands and submerged lands), 220.39 acres;

Containing 3,959.26 acres, more or less.

Miller Energy Loan Agreement

Schedule 5.1

Lease/Lessor	Original Lessee	Lease Date	Property Description

State of Alaska ADL 390368	Forest Oil Company	10/1/2003

100% Working Interest

Kustatan

T. 7 N., R. 14 W., Seward Meridian, Alaska

Section 4:  Unsurveyed. All tide and submerged lands, 8.75 acres;

Section 4:  Unsurveyed.  The beds of the unnamed lakes located within the S2NE4 and SE4, 41.11 acres;

Section 9:  Unsurveyed, All tide and submerged lands, 441.57 acres;

U.S. Survey 12121, Lot 1 and that portion of Lot 2 lying within Sections 3, 4, 9 & 10, 310.37 acres;

U. S. Survey 4527, Lot 1 and 3, 161.09 acres;

containing 962.89 acres, more or less.

Miller Energy Loan Agreement

Schedule 5.1

Lease/Lessor	Original Lessee	Lease Date	Property Description

State of Alaska ADL 388233	Anadarko Petroleum Corporation and Arco Alaska, inc.	2/1/1997

30% & 70% Working Interest

Three Mile Creek Unit Tract 4

T. 13 N., R. 11 W., Seward Meridian, Alaska, Tract A

Segment 1:  As to a 30% working interest in 2,800.00 acres, more or less, and described as follows:

Section 22:  Unsurveyed, SE/4; 160 acres;

Section 23:  Unsurveyed, SW/4; 160 acres;

Section 26:  Unsurveyed, All; 640 acres;

Section 27:  Unsurveyed, E/2, SW/4; E/2 NW/4; 540 acres

Section 34:  Unsurveyed, All; 640 acres;

Section 35:  Unsurveyed, All; 640 acres;

Segment 2: As to a 30% working interest in 200.00 acres, more or less, and described as follows:

Section 22:  Unsurveyed, SE/4NE/4; 40.00 acres;

Section 23:  Unsurveyed, NW/4; 160.00 acres;

Segment 3: As to a 70% working interest in 160.00 acres, more or less, and described as follows:

Section 23:  Unsurveyed, SE/4; 160 acres;

Segment 4: As to a 70% working interest in 160.00 acres, more or less, and described as follows:

Section 23:  Unsurveyed, NE/4; 160 acres;

entire tract containing 3,320 acres, more or less.

Miller Energy Loan Agreement

Schedule 5.1

Lease/Lessor	Original Lessee	Lease Date	Property Description

State of Alaska ADL 359111	Richard E. Wagner	12/1/1983

100% Working Interest

West McArthur River Unit, Tract 1

T. 8 N., R. 14 W., Seward Meridian, Alaska

Section 3:  Protracted, All; 640.00 acres;

Section 4:  Protracted, All; 640.00 acres;

Section 5: Unsurveyed; All tide & submerged lands; 465.00 acres;

Section 8: Unsurveyed; All tide & submerged lands; 130.00 acres;

Section 9: Unsurveyed; All tide & submerged lands; 630.00 acres;

Section 10:  Protracted, All; 640.00 acres;

Section 15:  Protracted, All; 640.00 acres;

Section 16:  Unsurveyed, All; tide & submerged lands; 390.00 acres containing 4,175.00 acres, more or less

State of Alaska ADL 359112	Richard E. Wagner	12/1/1983

100% Working Interest

West McArthur River Unit, Tract 2

T. 8 N., R. 14 W., Seward Meridian, Alaska

Section 21: Unsurveyed; All tide & submerged lands; 125.00 acres;

Section 22: Unsurveyed; All tide & submerged lands; 635.00 acres;

Section 23:  Protracted, All; 640.00 acres;

Section 27:  Unsurveyed, All; tide & submerged lands; 495.00 acres;

Section 34:  Unsurveyed, All; tide & submerged lands; 260.00 acres;

containing 2,155.00 acres, more or less

Miller Energy Loan Agreement

Schedule 5.1

Lease/Lessor	Original Lessee	Lease Date	Property Description

State of Alaska ADL 390078 EXPLORATION LICENSE	Forest Oil Corporation	11/1/2003

100% Interest in Exploration License

South Susitna Exploration License No. 2

T. 19 N., R. 6 W., S.M.

Sections 1-18; All

T. 19 N., R. 7 W., S.M.

Sections 1-3 & 10-15; All

T. 19 N., R. 8 W., S.M.

Sections 1-36; All

T. 19 N., R. 9 W., S.M.

Sections 1-13, 16-18, 20-36, All;

Section 14, All, Excluding U.S. Survey 3998, Lot 1;

Section 15, All, Excluding U.S. Survey 3998, Lot 1 & 2;

Section 19, All, Excluding U.S. Survey 3997;

U.S. Survey 3998, Lot 1;

T. 19 N., R. 10 W., S.M.

Sections 1-3, 10-15, 22-27 & 34-36, All;

T. 20 N., R. 5 W., S.M.

Sections 4-9, 16-21 & 28-33, All;

T. 20 N., R. 6 W., S.M.

Sections 1-36, All;

T. 20 N., R. 7 W., S.M.

Sections 1-36, All;

T. 20 N., R. 8 W., S.M.

Sections 1-36, All;

T. 20 N., R. 9 W., S.M.

Sections 1-36, All;

T. 20 N., R. 10 W., S.M.

Sections 1-3, 10-15, 22-27 & 34-36, All;

T. 21 N., R. 5 W., S.M.

Sections 4-9, 16-21 & 28-33, All;

T. 21 N., R. 6 W. S.M.

Sections 1-3, 5-8, 10-36, All;

Section 4, All, Excluding U.S. Survey 3900;

Section 9, All, Excluding U.S. Survey 3900;

T. 21 N., R. 7 W., S.M.

Sections 1-36, All;

T. 21 N., R. 8 W., S.M.

Sections 1-36, All;

T. 21 N., R. 9 W., S.M.

Sections 1, 2, 5-7, 11-14, 17-22, 24-36, All;

Section 3, All, Excluding U.S. Survey 3990;

Section 4, All, Excluding U.S. Survey 3990 & 3991;

Miller Energy Loan Agreement

Schedule 5.1

Lease/Lessor	Original Lessee	Lease Date	Property Description

Section 8, All, Excluding U.S. Survey 2938;

Section 9, All, Excluding U.S. Survey 3990;

Section 10, All, Excluding U.S. Survey 3990;

Section 15, All, Excluding U.S. Survey 3989;

Section 16, All, Excluding U.S. Survey 3989;

Section 23, All, Excluding U.S. Survey 3992;

T. 21 N., R. 10 W., S.M.

Sections 1-3, 10-15, 21-28 & 33-36, All;

T. 22 N., R. 5 W., S.M.

Sections 4-6, 8-16, 19, 21 & 30-33;

Section 7, All, Excluding U.S. Survey 4784;

Section 17, All, Excluding U.S. Survey 4783 & 4784;

Section 20, 28 & 29, All, Excluding U.S. Survey 4783;

U.S. Survey 4784, Lots 3, 5, 7 & 9, 14 & 17;

T. 23 N., R. 6 W., S.M.

Sections 1-36, All;

T. 22 N., R. 7 W., S.M.

Sections 1-36, All;

T. 22 N., R. 8 W., S.M.

Sections 1-36, All;

T. 23 N., R. 6 W., S.M.

Sections 1-36, All;

T. 23 N., R. 7 W., S.M.

Sections 1-36, All.

Total Acreage 471,474.23

State of Alaska ADL 390578	Forest Oil Corporation	6/1/2005

100% Working Interest

North Alexander Prospect

Tract CI2004-596

T. 14 N., R. 8 W., Tract A, Seward Meridian, Alaska.

Section 4, Unsurveyed, All, 640.00 Acres;

Section 5, Unsurveyed, All, 640.00 Acres;

Section 6, Unsurveyed, All, 619.76 Acres;

Section 7, Unsurveyed, All, 621.52 Acres;

Section 8, Unsurveyed, All, 640.00 Acres;

Section 9, Unsurveyed, All, 640.00 Acres;

Section 16, Unsurveyed, All, 640.00 Acres;

Section 17, Unsurveyed, All, 640.00 Acres;

Section 18, Unsurveyed, All, 623.28 Acres;

This Tract (CI2004-596) contains 5,704.56 Acres, More or Less.

Miller Energy Loan Agreement

Schedule 5.1

Lease/Lessor	Original Lessee	Lease Date	Property Description

State of Alaska ADL 390585	Forest Oil Corporation

100% Working Interest

North Ivan Prospect

Tract CI2004-642

T. 15 N., R. 8 W., Tract A, Seward Meridian, Alaska.

Section 19, Unsurveyed, All, Including The Bed of Ivan River, 615.00 Acres;

Section 20, Unsurveyed, All, 640.00 Acres;

Section 21, Unsurveyed, All, 640.00 Acres;

Section 28, Unsurveyed, All, 640.00 Acres;

Section 29, Unsurveyed, All, 640.00 Acres;

Section 30, Unsurveyed, All, Including The Bed of Ivan River,

616.00 Acres;

Section 31, Unsurveyed, All, Including The Bed of Ivan River,

618.00 Acres;

Section 32, Unsurveyed, All, 640.00 Acres;

Section 33, Unsurveyed, All, 640.00 Acres;

This Tract (CI2004-642) Contains 5,689.00 Acres, More or Less.

State of Alaska ADL 17595	Pan American Petroleum Corp.	2/1/1962

2.0% Overriding Royalty Interest

Raptor Prospect

T. 9 N., R. 12 W., Seward Meridian, Alaska.

Sec. 17: All; 640 Acres;

Sec. 18: All; 634 Acres;

Sec. 19: N1/2, SW1/4SW1/4, N1/2SW1/4, SE1/4SE1/4, N1/2SE1/4

556.5 Acres;

Sec. 20: All; 640 Acres.

Containing 2,470.5 Acres

State of Alaska ADL 390379	Forest Oil Corporation	10/1/2003

4.0%  Overriding Royalty Interest

Raptor Prospect

Tract CIA 2003-371

T. 10 N., R. 12 W., Seward Meridian, Alaska.

Section 32, Protracted, All, 640.00 Acres;

This Tract (CIA 2003-371) Contains 640.00 Acres, More or Less.

Miller Energy Loan Agreement

Schedule 5.1

Lease/Lessor	Original Lessee	Lease Date	Property Description

State of Alaska ADL 390555	Forest Oil Corporation	6/1/2005

100% Working Interest

Tutna Prospect

Tract CI2004-373

T. 10 N., R. 13 W., Tract A, Seward Meridian, Alaska.

Section 4, Unsurveyed, All, 640.00 Acres;

Section 9, Unsurveyed, All Including The Bed Of Middle River And

Excluding U.S. Survey 4551, 432.41 Acres;

T. 10 N., R. 13 W., Seward Meridian, Alaska.

Section 9, Unsurveyed, All Tide And Submerged Lands, 202.59 Acres;

Special Surveys

U.S. Survey 4551, 5.00 Acres;

This Tract (CI2004-373) Contains 1,280.00 Acres, More or Less.

State of Alaska ADL 390556	Forest Oil Corporation	6/1/2005

100% Working Interest

Tutna Prospect

Tract CI2004-374

T. 10 N., R. 13 W., Tract A, Seward Meridian, Alaska.

Section 5, Unsurveyed, All Including The Bed Of Middle River,

640.00 Acres;

Section 6, Unsurveyed, All Including The Bed Of Middle River,

620.00 Acres;

Section 7, Unsurveyed, All, 622.00 Acres;

Section 8, Unsurveyed, All Including The Bed Of Middle River,

640.00 Acres;

This Tract (CI2004-374) Contains 2,522.00 Acres, More or Less

Miller Energy Loan Agreement

Schedule 5.1

Lease/Lessor	Original Lessee	Lease Date	Property Description

State of Alaska ADL 390557	Forest Oil Corporation	6/1/2005

100% Working Interest

Tutna Prospect

Tract CI2004-377

T. 10 N., R. 13 W., Tract A, Seward Meridian, Alaska.

Section 17, Unsurveyed, All, 397.38 Acres;

Section 18, Unsurveyed, All Excluding U.S. Survey 4552, 619.00 Acres;

Section 19, Unsurveyed, All, 484.06 Acres;

Section 20, Unsurveyed, All, 17.31 Acres;

T. 10 N., R. 13 W., Seward Meridian, Alaska.

Section 17, Unsurveyed, All Tide And Submerged Lands, 242.62 Acres;

Section 19, Unsurveyed, All Tide And Submerged Lands, 140.94 Acres;

Section 20, Unsurveyed, All Tide And Submerged Lands, 622.69 Acres;

Special Surveys

U.S. Survey 4552, 5.00 Acres;

This Tract (CI2004-377) Contains 2,529.00 Acres, More or Less.

State of Alaska ADL 391108	Forest Oil Corporation	10/01/2007

2.0% Overriding RoyaltyInterest

Raptor Prospect

Tract: CI2006-285 (Partial)

T. 9 N., R. 12 W., Seward Meridian, Alaska.

Section 5, Protracted, All, 640.00 acres;

Section 7, Protracted, All, 632.00 acres;

Section 8, Protracted, All, 640.00 acres;

This Tract  contains 1,912.00 acres, more or less.

Miller Energy Loan Agreement

Schedule 5.1

Lease/Lessor	Original Lessee	Lease Date	Property Description

State of Alaska ADL 390571	Forest Oil Corporation	6/1/2005

100% Working Interest

Pretty Creek

Tract CI2004-544

T. 13 N., R. 9 W., Tract A, Seward Meridian, Alaska.

Section 1, Unsurveyed, SW4SW4 Including The Bed Of Lewis River,

40.00 Acres;

Section 2, Unsurveyed, S2S2 Including The Bed Of Theodore River,

160.00 Acres;

Section 11, Unsurveyed, All Uplands Including The Bed Of Theodore

River And Excluding U.S. Survey 3956, 492.88 Acres;

Section 12, Unsurveyed, All Uplands Within The W2W2, 95.21 Acres;

T. 13 N., R. 9 W., Seward Meridian, Alaska.

Section 11, Unsurveyed, All Tide And Submerged Lands, 133.22 Acres;

Section 12, Unsurveyed, All Tide And Submerged Lands Within The

S2S2, NE4SE4, NW4SW4, 224.78 Acres;

Special Surveys

U.S. Survey 3956, 13.90 Acres;

This Tract (CII2004-544) Contains 1,159.99 Acres, More or Less.

MHT 9300062	Forest Oil Corporation	1/1/2006

100% Working Interest

Three Mile Creek

Tract 12, Mental Health Tract:

T. 13 N, R. 10 W., Seward Meridian, Alaska

Section 4: Unsurveyed, All, Excluding the Beluga River (625.00 Acres)

Section 5: Unsurveyed, All (640.00 Acres);

Section 6: Unsurveyed, All (633.00 Acres);

Section 7: Unsurveyed, All, Excluding the Beluga River, (555.00 Acres);

Section 8: Unsurveyed, All, Excluding the Beluga River (596.00 Acres)

Section 9: Unsurveyed, All, Excluding the Beluga River (555.00 Acres)

Section 16: Unsurveyed, All (640.00 Acres);

Section 17: Unsurveyed, All (640.00 Acres);

Section 18: Unsurveyed, All, Excluding The Beluga River (599.00 Acres)

This Tract Contains 5,483.00 Acres,   More or Less.

Miller Energy Loan Agreement

Schedule 5.1

Lease/Lessor	Original Lessee	Lease Date	Property Description

MHT 9300063	Forest Oil Corporation	1/1/2006

100% Working Interest

Three Mile Creek

Tract 37, Mental Health Tract

T. 13 N, R. 11 W., Seward Meridian, Alaska

Section 1: Surveyed, W1/2NW1/4 (80.00 Acres);

Section 2: Surveyed, All (640.00 Acres);

Section 3: Surveyed, All, Excluding the Beluga River (605.00 Acres);

Section 10: Surveyed, All, Excluding the Beluga River (580.00 Acres);

Section 11: Surveyed, All, 640.00 Acres;

Section 13: Unsurveyed, SE1/4, Excluding the Beluga River (139.00 Acres);

Section 14: Surveyed, All, Excluding the Beluga River (587.00 Acres);

By the United States Department Of The Interior, Bureau (35.00 Acres);  of Land Management in Anchorage, Alaska on January 8, 1992

By the United States Department Of The Interior, Bureau (35.00 Acres); of Land Management in Anchorage, Alaska on January 8, 1992

Section 15: Surveyed, All, Excluding the Beluga River (635.00 Acres)

Tract 37 contains 4,857.00 Acres, more or less.

According to the Federal Amended Survey Plat accepted  by the United States Department Of The Interior, Bureau of Land Management in Anchorage, Alaska on January 8, 1992

Miller Energy Loan Agreement

Schedule 5.1

Lease/Lessor	Original Lessee	Lease Date	Property Description

State of Alaska ADL 390579	Forest Oil Corporation	6/1/2005

100% Working Interest

Olsen Creek

Tract CI2004-608

T. 14 N., R. 10 W., Seward Meridian, Alaska.

Section 1, Unsurveyed, All, 640.00 Acres;

Section 2, Unsurveyed, All, 640.00 Acres;

Section 3, Unsurveyed, All, 640.00 Acres;

Section 10, Unsurveyed, All, 640.00 Acres;

Section 11, Unsurveyed, All, 640.00 Acres;

Section 12, Unsurveyed, All, 640.00 Acres;

Section 13, Unsurveyed, All, 640.00 Acres;

Section 14, Unsurveyed, All, 640.00 Acres;

Section 15, Unsurveyed, All, 640.00 Acres;

This Tract (CI2004-608) Contains 5,760.00 Acres, More or Less.

State of Alaska ADL 390549	Forest Oil Corporation	10/1/2005

100% Working Interest

West Foreland

Tract CII2004-302

T. 9 N., R. 14 W., Tract A, Seward Meridian, Alaska.

Section 3, Unsurveyed, All Uplands, Excluding U.S. Survey 4555,

Lot 1 & 2, 565.71 Acres;

Section 4, Unsurveyed, All Uplands, 640.00 Acres;

Section 9, Unsurveyed, All Uplands, 585.86 Acres;

Section 10, Unsurveyed, All Uplands, 104.33 Acres;

T. 9 N., R. 14 W., Seward Meridian, Alaska.

Section 3, Unsurveyed, All Tide And Submerged Lands, 65.26 Acres;

Section 9, Unsurveyed, All Tide And Submerged Lands, 54.14 Acres;

Section 10, Unsurveyed, All Tide And Submerged Lands, 535.67 Acres;

Special Surveys

U.S. Survey 4555, Lots 1 & 2, 9.03 Acres;

This Tract (CI2004-302) Contains 2,560.00 Acres, More or Less

Miller Energy Loan Agreement

Schedule 5.1

Lease/Lessor	Original Lessee	Lease Date	Property Description

State of Alaska ADL 390551	Forest Oil Corporation	06/1/2005

100% Working Interest

Maverick

T. 9 N., R. 14 W., Seward Meridian, Alaska

Section 29, Unsurveyed, All Tide and Submerged Lands, 328.95 acres;

Section 32, Unsurveyed, All Tide and Submerged Lands, 188.97 acres;

Special Surveys

U.S. Survey 4566, 2.00 acres;

Contains 519.92 Acres, more or less.

State of Alaska ADL 390735	Forest Oil Corporation	10/1/2006

100% Working Interest

West Foreland

Tract CI2005-309

T. 9 N., R. 14 W., Tract A, Seward Meridian, Alaska.

Section 29, Unsurveyed, All Uplands,

318.00 Acres;

Section 30, Unsurveyed, All, 637.00 Acres;

Section 31, Unsurveyed, All, 639.00 Acres;

Section 32, Unsurveyed, All Uplands Excluding U.S. Survey 4556 and 4566, 453.00 Acres;

Tract CI2005-309 contains 2,047.00 Acres, more or less.

State of Alaska ADL 390749	Forest Oil Corporation	10/1/2006

100% Working Interest

Pretty Creek

Tract CI2005-601

T. 14 N., R. 9 W., Tract A, Seward Meridian, Alaska.

Section 5, Unsurveyed, All, 640.00 Acres;

Section 6, Unsurveyed, All, 620.00 Acres;

Section 7, Unsurveyed, All, 622.00 Acres;

Section 8, Unsurveyed, All, 640.00 Acres;

This Tract (CI2005-601) Contains 2,522.00 Acres, More or Less.

Miller Energy Loan Agreement

Schedule 5.1

Lease/Lessor	Original Lessee	Lease Date	Property Description

State of Alaska ADL 17602

70.0000% Working Interest

Non-unitized Trading Bay Unit Acreage

Sabre Prospect

NEW SEGMENT 1

T. 8 N., R. 14 W., S.M.

Section 2:ALL, 640.00 ACRES;

Section 11: ALL, 640.00 ACRES;

CONTAINING 1,280.00 ACRES, MORE OR LESS.

State of Alaska ADL 18758

70.000% Working Interest

Non-unitized Trading Bay Unit Acreage

Sabre Prospect

New Segment 1

Section 35: SE4 SE4, 40.00 Acres;

Section 36: S/2 SE/4 NW/4, 360.00 acres

Containing 400.00 acres, more or less. Pertains to all depths.

State of Alaska ADL 17597

50.000% Working Interest

Non-unitized North Trading Bay Unit Acreage

Segment 1

    T 10 N, R13 W, SM

    Section  14: ALL 640 Acres

    Section 15: ALL 640 Acres

    Section 22: ALL 640 Acres

    Section 23: ALL 640 Acres

    Containing  2,560 Acres, More or Less.

    Segment 2

    T 10 N, R 13 W, SM

          Section 27: N/2 NE/4, W/2

                    400 ACRES

          Section 28: ALL 640 ACRES

          Section 33: ALL 640 ACRES

          Section 34: W/2, 320 Acres

 Containing  2,000 Acres, More or Less.

Miller Energy Loan Agreement

Schedule 5.1

Lease/Lessor	Original Lessee	Lease Date	Property Description

State of Alaska ADL 384314	Peter G. Zamarello	4/23/1997

1.00000% Overriding Royalty Interest

Falls Creek Prospect

Ninilchik Unit, Tract 2

Tract 78-014

T. 2 N., R. 12 W., Seward Meridian, Alaska

Section 19, Protracted, All, 626 Acres;

Section 20, Unsurveyed, All Tide And Submerged Lands, 456.20 Acres;

Section 21, Surveyed, NW1/4NE1/4, N1/2NE1/4NE1/4SE1/4, NE1/4NW1/4,

85 Acres;

Section 28, surveyed, SE1/4, 160 Acres;

Section 29, Unsurveyed, All Tide and Submerged Lands, 260.78 Acres;

Section 30, Protracted, All, 627 Acres;

Section 31, Surveyed, Fractional, All, 29.57 Acres;

Section 31, Unsurveyed, All Tide And Submerged Lands, 599.43 Acres;

Section 32, Surveyed, Fractional, Lot 2, SE1/4, NE1/4SW1/4,

222.51 Acres;

Section 32, Unsurveyed, All Tide And Submerged Lands, 51.96 Acres;

Section 33, Surveyed, NE1/4, SW1/4SE1/4, E1/2W1/2, NW1/4NW1/4,

400 Acres;

This Tract Contains 3,518.45 Acres More or Less.

State of Alaska ADL 18730

50.0000% Working Interest

Non-unitized Acreage

New Segment 3

T. 9 N., R. 13 W., S.M.

Section 26, E2, 320.00 acres;

Section 35, all, 640.00 acres;

Containing 960.00 acres, more or less.  Pertains to all depths.

Miller Energy Loan Agreement

Schedule 5.1

Lease/Lessor	Original Lessee	Lease Date	Property Description

State of Alaska ADL 18777

50.0000% Working Interest

Non-unitized Acreage

New Segment 1

T. 9 N., R. 13 W., S.M.

Section  7, All, 632.00 Acres;

Section 18, N2, SW4, 474.00 Acres;

Containing 1,106.00 Acres, more or less.  Pertains to all depths.

State of Alaska ADL 17594			50.0000% Working Interest Non-unitized Acreage Segment 3 T 9 N., R. 13 W., S.M. Section 17: NW4, 160.00 Acres; Containing 160.00 Acres, more or less. Pertains to all depths
State of Alaska ADL 391788	Forest Oil Corporation	10/01/2007

2.0% Overriding Royalty Interest

Raptor Prospect

Tract: CI2006-285 (Partial)

T. 9 N., R. 12 W., Seward Meridian, Alaska.

Section 6, Protracted, All, 630.00 acres;

This Tract contains 630.00 acres, more or less.

Miller Energy Loan Agreement

Schedule 5.1

Lease/Lessor	Original Lessee	Lease Date	Property Description

State of Alaska ADL 378114	Issued to Danco Inc.	12/1/1991

100.0000% Working Interest

Sale 74 Tract 114

REDOUBT UNIT

TRACT 1

T. 7N., R. 13W., SEWARD MERIDIAN, ALASKA

SECTION  4, PROTRACTED, ALL, 640 ACRES;

SECTION  5, PROTRACTED, ALL, 640 ACRES;

SECTION  6, PROTRACTED, ALL, 610 ACRES;

SECTION  7, PROTRACTED, ALL, 612 ACRES;

SECTION  8, PROTRACTED, ALL, 640 ACRES;

SECTION  9, PROTRACTED, ALL, 640 ACRES;

SECTION 16, PROTRACTED, ALL, 640 ACRES;

SECTION 17, PROTRACTED, ALL, 640 ACRES;

SECTION 18, PROTRACTED, ALL, 613 ACRES.

THIS TRACT CONTAINS 5,675 ACRES, MORE OR LESS.

Miller Energy Loan Agreement

Schedule 5.1

Lease/Lessor	Original Lessee	Lease Date	Property Description

State of Alaska ADL 374002	Issued to Danco Inc.	4/1/1991

100.0000% Working Interest

Sale 67A Tract 002

REDOUBT UNIT

TRACT 2

T. 7N., R. 13W., SEWARD MERIDIAN, ALASKA

SECTION 19, PROTRACTED, ALL, 615 ACRES;

SECTION 20, PROTRACTED, ALL, 640 ACRES;

SECTION 21, PROTRACTED, ALL, 640 ACRES;

SECTION 28, PROTRACTED, ALL, 640 ACRES;

SECTION 29, PROTRACTED, ALL, 640 ACRES;

SECTION 30, PROTRACTED, ALL, 617 ACRES;

SECTION 31, PROTRACTED, ALL, 619 ACRES;

SECTION 32, PROTRACTED, ALL, 640 ACRES;

SECTION 33, PROTRACTED, ALL, 640 ACRES.

THIS TRACT CONTAINS 5691 ACRES MORE OR LESS.

Miller Energy Loan Agreement

Schedule 5.1

Lease/Lessor	Original Lessee	Lease Date	Property Description

State of Alaska ADL 381203	Issued to Danco Exploration, Inc.	12/1/1994

100.0000% Working Interest

Sale 76 Tract 003

REDOUBT UNIT

TRACT 3

T. 7 N., R. 14 W., SEWARD MERIDIAN, ALASKA

SECTION 13, PROTRACTED, ALL, 640 ACRES;

SECTION 14, PROTRACTED, ALL, 640 ACRES;

SECTION 23, PROTRACTED, ALL, 640 ACRES;

SECTION 24, PROTRACTED, ALL, 640 ACRES;

SECTION 25, PROTRACTED, ALL, 640 ACRES;

SECTION 26, PROTRACTED, ALL, 640 ACRES.

THIS TRACT CONTAINS 3,840 ACRES MORE OR LESS.

State of Alaska ADL 381003	Issued to Danco Exploration, Inc.	12/1/1994

100.0000% Working Interest

Sale 67A-W Tract 003

REDOUBT UNIT

TRACT 4

T. 7 N., R. 14 W., SEWARD MERIDIAN, ALASKA

SECTION 33, PROTRACTED, ALL, 640 ACRES;

SECTION 34, PROTRACTED, ALL, 640 ACRES;

SECTION 35, PROTRACTED, ALL, 640 ACRES;

SECTION 36, PROTRACTED, ALL, 640 ACRES.

THIS TRACT CONTAINS 2,560 ACRES MORE OR LESS.

Miller Energy Loan Agreement

Schedule 5.1

Lease/Lessor	Original Lessee	Lease Date	Property Description

State of Alaska ADL 381201	Issued to Danco Exploration, Inc.	12/1/1994

100.0000% Working Interest

Sale 76 Tract 001

REDOUBT UNIT

TRACT 5

T. 6 N., R. 14 W., SEWARD MERIDIAN, ALASKA

SECTION 1,  PROTRACTED, ALL, 640 ACRES;

SECTION 2,  PROTRACTED, ALL, 640 ACRES;

SECTION 3,  PROTRACTED, ALL, 640 ACRES;

SECTION 10, PROTRACTED, ALL, 640 ACRES;

SECTION 11, PROTRACTED, ALL, 640 ACRES;

SECTION 12, PROTRACTED, ALL, 640 ACRES;

SECTION 13, PROTRACTED, ALL, 640 ACRES;

SECTION 14, PROTRACTED, ALL, 640 ACRES;

SECTION 15, PROTRACTED, ALL, 640 ACRES.

THIS TRACT CONTAINS 5,760 ACRES MORE OR LESS.

Miller Energy Loan Agreement

Schedule 5.1

Lease/Lessor	Original Lessee	Lease Date	Property Description

State of Alaska ADL 391608	Issued to Cook Inlet Energy, LLC	3/1/2011

100.0000% Working Interest

Tract CI2010-384

T. 010N., R. 014W., Tract A, Seward Meridian, Alaska.

Section 22, Unsurveyed, All, including the beds of the McArthur River and the Chakachatna River, 640.00 acres;

Section 23, Unsurveyed, All, 640.00 acres;

Section 24, Unsurveyed, All, excluding U.S. Survey 4554, 635.00 acres;

Section 25, Unsurveyed, All uplands, including the bed of Seal Slough, 495.10 acres;

Section 26, Unsurveyed, All, excluding U.S. Survey 4553 Lot 1, 638.47 acres;

Section 27, Unsurveyed, All, including the bed of the McArthur River, 640.00 acres;

Section 34, Unsurveyed, All, including the bed of the McArthur River, 640.00 acres;

Section 35, Unsurveyed, All uplands, including the bed of the McArthur River and excluding U.S. Survey 4553 Lots 1 and 2, 266.00 acres;

Section 36, Unsurveyed, All uplands, 11.99 acres;

T. 010N., R. 014W., Seward Meridian, Alaska.

Section 25, Unsurveyed, All tide and submerged lands, 144.90 acres;

Section 35, Unsurveyed, All tide and submerged lands, 365.53 acres;

Section 36, Unsurveyed, All tide and submerged lands, 628.01 acres;

Special Surveys:

U.S. Survey 4553, Lots 1 and 2, within Sections 26 and 35, 10.00 acres;

U.S. Survey 4554 within Section 24, 5.00 acres;

This Tract (384) contains 5,760.00 acres, more or less.

Miller Energy Loan Agreement

Schedule 5.1

Lease/Lessor	Original Lessee	Lease Date	Property Description

State of Alaska ADL 391613	Issued to Cook Inlet Energy, LLC	3/1/2011

100.0000% Working Interest

Tract CI2010-555

T. 013N., R. 010W., Seward Meridian, Alaska.

Section 7, Unsurveyed, the bed of the Beluga River, 59.32 acres;

Section 8, Unsurveyed, the bed of the Beluga River, 47.48 acres;

This Tract (555) contains 106.80 acres, more or less.

State of Alaska ADL 391614	Issued to Cook Inlet Energy, LLC	3/1/2011

100.0000% Working Interest

Tract CI2010-558

T. 013N., R. 010W., Seward Meridian, Alaska.

Section 18, Unsurveyed, the bed of the Beluga River, 35.00 acres;

This Tract (558) contains 35.00 acres, more or less.

State of Alaska ADL 391615	Issued to Cook Inlet Energy, LLC	3/1/2011

100.0000% Working Interest

Tract CI2010-565

T. 013N., R. 011W., Tract B, Seward Meridian, Alaska.

Section 22, Unsurveyed, W1/2, N1/2NE1/4, SW1/4NE1/4, 440.00 acres;

Section 27, Unsurveyed, W1/2NW1/4, 80.00 acres;

T. 013N., R. 011W., Seward Meridian, Alaska.

Section 24, Unsurveyed, the bed of the Beluga River, 50.43 acres;

This Tract (565) contains 570.43 acres, more or less.

Miller Energy Loan Agreement

Schedule 5.1

Lease/Lessor	Original Lessee	Lease Date	Property Description

State of Alaska ADL 391621	Issued to Cook Inlet Energy, LLC	3/1/2011

100.0000% Working Interest

Tract CI2010-604

T. 014N., R. 009W., Tract A, Seward Meridian, Alaska.

Section 17, Unsurveyed, All, 640.00 acres;

Section 18, Unsurveyed, All, 623.00 acres;

Section 19, Unsurveyed, All, 625.00 acres;

Section 20, Unsurveyed, All, 640.00 acres;

This Tract (604) contains 2,528.00 acres, more or less.

State of Alaska ADL 391623	Issued to Cook Inlet Energy, LLC	3/1/2011

100.0000% Working Interest

Tract CI2010-641

T. 015N., R. 008W., Tract B, Seward Meridian, Alaska.

Section   4, Unsurveyed, All, 640.00 acres;

Section   5, Unsurveyed, All, 640.00 acres;

Section   6, Unsurveyed, All, 609.00 acres;

Section   7, Unsurveyed, All, 611.00 acres;

Section   8, Unsurveyed, All, 640.00 acres;

Section   9, Unsurveyed, All, 640.00 acres;

Section 16, Unsurveyed, N1/2, SW1/4, 480.00 acres;

Section 17, Unsurveyed, All, 640.00 acres;

Section 18, Unsurveyed, All, 613.00 acres;

This Tract (641) contains 5,513.00 acres, more or less

State of Alaska ADL 391624	Issued to Cook Inlet Energy, LLC	3/1/2011

100.0000% Working Interest

Tract CI2010-652

T. 015N., R. 009W., Seward Meridian, Alaska.

Section 29, Unsurveyed, All, 640.00 acres;

Section 30, Unsurveyed, All, 616.00 acres;

Section 31, Unsurveyed, All, 618.00 acres;

Section 32, Unsurveyed, All, 640.00 acres;

This Tract (652) contains 2,514.00 acres, more or less

Miller Energy Loan Agreement

Schedule 5.1

Lease/Lessor	Original Lessee	Lease Date	Property Description

State of Alaska ADL 391628 EXPLORATION LICENSE	Issued to Cook Inlet Energy, LLC	4/1/2011

100.0000% Interest in Exploration License

Susitna Basin Exploration License No. 4

 4-01

T. 23 N., R. 8 W., Seward Meridian, Alaska

Section 1, Unsurveyed, All, 640.00 acres;

Section 2, Unsurveyed, All, 640.00 acres;

Section 3, Unsurveyed, All, 640.00 acres;

Section 10, Unsurveyed, All, 640.00 acres;

Section 11, Unsurveyed, All, 640.00 acres;

Section 12, Unsurveyed, All, 640.00 acres;

Section 13, Unsurveyed, All, 640.00 acres;

Section 14, Unsurveyed, All, 640.00 acres;

Section 15, Unsurveyed, All, 640.00 acres;

This tract contains 5,760.00 acres, more or less.

4-02

T. 23 N., R. 8 W., Seward Meridian, Alaska

Section 4, Unsurveyed, All, 640.00 acres;

Section 5, Unsurveyed, All, 640.00 acres;

Section 6, Unsurveyed, All, 608.00 acres;

Section 7, Unsurveyed, All, 610.00 acres;

Section 8, Unsurveyed, All, 640.00 acres;

Section 9, Unsurveyed, All, 640.00 acres;

Section 16, Unsurveyed, All, 640.00 acres;

Section 17, Unsurveyed, All, 640.00 acres;

Section 18, Unsurveyed, All, 612.00 acres;

This tract contains 5,670.00 acres, more or less.

4-03

T. 23 N., R. 8 W., Seward Meridian, Alaska

Section 19, Unsurveyed, All, 614.00 acres;

Section 20, Unsurveyed, All, 640.00 acres;

Section 21, Unsurveyed, All, 640.00 acres;

Section 28, Unsurveyed, All, 640.00 acres;

Section 29, Unsurveyed, All, 640.00 acres;

Section 30, Unsurveyed, All, 616.00 acres;

Section 31, Unsurveyed, All, including the bed of the Kahiltna River, 617.00 acres;

Section 32, Unsurveyed, All, 640.00 acres;

Section 33, Unsurveyed, All, 640.00 acres;

This tract contains 5,687.00 acres, more or less.

Miller Energy Loan Agreement

Schedule 5.1

Lease/Lessor	Original Lessee	Lease Date	Property Description

4-04

T. 23 N., R. 8 W., Seward Meridian, Alaska

Section 22, Unsurveyed, All, 640.00 acres;

Section 23, Unsurveyed, All, 640.00 acres;

Section 24, Unsurveyed, All, 640.00 acres;

Section 25, Unsurveyed, All, 640.00 acres;

Section 26, Unsurveyed, All, 640.00 acres;

Section 27, Unsurveyed, All, 640.00 acres;

Section 34, Unsurveyed, All, 640.00 acres;

Section 35, Unsurveyed, All, 640.00 acres;

Section 36, Unsurveyed, All, 640.00 acres;

This tract contains 5,760.00 acres, more or less.

4-05

T. 23 N., R. 9 W., Tract A, Seward Meridian, Alaska

Section 1, Unsurveyed, All, 640.00 acres;

Section 2, Unsurveyed, All, including the bed of the Kahiltna River, 640.00 acres;

Section 3, Unsurveyed, All, including the bed of the Kahiltna River, 640.00 acres;

Section 10, Unsurveyed, All, including the bed of the Kahiltna River, 640.00 acres;

Section 11, Unsurveyed, All, including the bed of the Kahiltna River, 640.00 acres;

Section 12, Unsurveyed, All, 640.00 acres;

Section 13, Unsurveyed, All, 640.00 acres;

Section 14, Unsurveyed, All, including the bed of the Kahiltna River, 640.00 acres;

Section 15, Unsurveyed, All, including the bed of the Kahiltna River, 640.00 acres;

This tract contains 5,760.00 acres, more or less.

4-06

T. 23 N., R. 9 W., Seward Meridian, Alaska

Section 22, Unsurveyed, All, 640.00 acres;

Section 23, Unsurveyed, All, including the bed of the Kahiltna River, 640.00 acres;

Section 24, Unsurveyed, All, including the bed of the Kahiltna River, 640.00 acres;

Section 25, Unsurveyed, All, including the bed of the Kahiltna River, 640.00 acres;

Section 26, Unsurveyed, All, 640.00 acres;

Miller Energy Loan Agreement

Schedule 5.1

Lease/Lessor	Original Lessee	Lease Date	Property Description

Section 27, Unsurveyed, All, 640.00 acres;

Section 34, Unsurveyed, All, 640.00 acres;

Section 35, Unsurveyed, All, 640.00 acres;

Section 36, Unsurveyed, All, including the bed of the Kahiltna River, 640.00 acres;

This tract contains 5,760.00 acres, more or less.

4-07

T. 24 N., R. 7 W., Tract A, Seward Meridian, Alaska

Section 16, Unsurveyed, All, including the beds of Kroto Creek and Amber Lake, 640.00 acres;

Section 17, Unsurveyed, All, including the bed of Kroto Creek, 640.00 acres;

Section 18, Unsurveyed, All, including the bed of Kroto Creek, 601.00 acres;

This tract contains 1,881.00 acres, more or less.

4-08

T. 24 N., R. 7 W., Tract A, Seward Meridian, Alaska

Section 19, Unsurveyed, All, 603.00 acres;

Section 20, Unsurveyed, All, including the bed of Kroto Creek, 640.00 acres;

Section 21, Unsurveyed, All, including the bed of Kroto Creek, 640.00 acres;

Section 28, Unsurveyed, All, including the bed of Kroto Creek, 640.00 acres;

Section 29, Unsurveyed, All, 640.00 acres;

Section 30, Unsurveyed, All, 605.00 acres;

Section 31, Unsurveyed, All, 607.00 acres;

Section 32, Unsurveyed, All, 640.00 acres;

Section 33, Unsurveyed, All, 640.00 acres;

This tract contains 5,655.00 acres, more or less.

4-09

T. 24 N., R. 8 W., Seward Meridian, Alaska

Section 13, Unsurveyed, All, 640.00 acres;

Section 14, Unsurveyed, All, including the bed of Schnieder Lake and excluding U.S. Survey 3951,

635.05 acres;

Miller Energy Loan Agreement

Schedule 5.1

Lease/Lessor	Original Lessee	Lease Date	Property Description

Section 15, Unsurveyed, All, 640.00 acres;

Section 16, Unsurveyed, All, 640.00 acres;

Section 17, Unsurveyed, All, 640.00 acres;

Section 18, Unsurveyed, All, 601.00 acres;

Special Surveys:

U.S. Survey 3951, 4.95 acres;

This tract contains 3801.00 acres, more or less.

4-10

T. 24 N., R. 8 W., Seward Meridian, Alaska

Section 19, Unsurveyed, All, 603.00 acres;

Section 20, Unsurveyed, All, 640.00 acres;

Section 21, Unsurveyed, All, 640.00 acres;

Section 28, Unsurveyed, All, 640.00 acres;

Section 29, Unsurveyed, All, 640.00 acres;

Section 30, Unsurveyed, All, 605.00 acres;

Section 31, Unsurveyed, All, 607.00 acres;

Section 32, Unsurveyed, All, 640.00 acres;

Section 33, Unsurveyed, All, 640.00 acres;

This tract contains 5,655.00 acres, more or less.

4-11

T. 24 N., R. 8 W., Seward Meridian, Alaska

Section 22, Unsurveyed, All, 640.00 acres;

Section 23, Unsurveyed, All, 640.00 acres;

Section 24, Unsurveyed, All, 640.00 acres;

Section 25, Unsurveyed, All, 640.00 acres;

Section 26, Unsurveyed, All, 640.00 acres;

Section 27, Unsurveyed, All, 640.00 acres;

Section 34, Unsurveyed, All, 640.00 acres;

Section 35, Unsurveyed, All, 640.00 acres;

Section 36, Unsurveyed, All, 640.00 acres;

This tract contains 5,760.00 acres, more or less.

4-12

T. 24 N., R. 9 W., Tract B, Seward Meridian, Alaska

Section 22, Unsurveyed, All, including the bed of the Kahiltna River, 640.00 acres;

Section 23, Unsurveyed, All, including the beds of the Kahiltna River and Shulin Lake, 640.00 acres;

Miller Energy Loan Agreement

Schedule 5.1

Lease/Lessor	Original Lessee	Lease Date	Property Description

Section 24, Unsurveyed, All, including the bed of Shulin Lake, 640.00 acres;

Section 25, Unsurveyed, All, including the bed of Shulin Lake, 640.00 acres;

Section 26, Unsurveyed, All, including the beds of the Kahiltna River and Shulin Lake, 640.00 acres;

Section 27, Unsurveyed, All, including the bed of the Kahiltna River, 640.00 acres;

Section 34, Unsurveyed, All, including the bed of the Kahiltna River, 640.00 acres;

Section 35, Unsurveyed, All, including the beds of the Kahiltna River and Shulin Lake and excluding U.S. Survey 3882, 635.00 acres;

Section 36, Unsurveyed, All, 640.00 acres;

Special Surveys:

U.S. Survey 3882, 5.00 acres;

This tract contains 5,760.00 acres, more or less.

Aggregating 62,909.00 acres, more or less.

Miller Energy Loan Agreement

Schedule 5.1

Terminated Leases, pending appeal decision from Alaska DNR

These leases were terminated by Alaska DNR on 8/4/2008 as a result of the operator’s inability to produce a plan of development acceptable to Alaska DNR.  The termination is under appeal.

Lease/Lessor	Original Lessee	Lease Date	Property Description
State Of Alaska ADL 47567	Pennzoil, FOC, Colorado Oil & Gas	10/1/1969

5.2000% Working Interest

Point Thomson

Terminated, appeal pending determination by Alaska DNR.

C23-152 T9N-R22E-

Section 3:  640.00, Acres, All

Section 4:   640.00 Acres, All

Section 9:   640.00 Acres, All

Section 10:  640.00 Acres, All

Total Acres – 2,560.00

State Of Alaska ADL 47562	Pennzoil, FOC, Colorado Oil & Gas, Newmont, Al-Aquitaine	10/1/1969

5.2000% Working Interest

Point Thomson

Terminated, appeal pending determination by Alaska DNR.

C23-147 T. 10 N.-R. 22 E.

Section 27:  640.00 Acres, All

Section 28:  640.00 Acres,  All

Section 33:  640.00 Acres,  All

Section 34:  640.00 Acres, All

Total Acres - 2,560.00

Miller Energy Loan Agreement

Schedule 5.1

COOK INLET ENERGY, LLC WELLS

Well Name	NRI	WI
WMRU #1A	83.0000%	100.0000%
WMRU #2A	83.0000%	100.0000%
WMRU #5	83.0000%	100.0000%
WMRU #6	83.0000%	100.0000%
WMRU #7	83.0000%	100.0000%
RU #1	86.0000%	100.0000%
TMC #1	26.0000%	30.0000%
TMC #2	26.0000%	30.0000%
WMRU Gas	83.0000%	100.0000%
KF #1	88.0000%	100.0000%
WF #1	81.0000%	100.0000%
WF #2U	82.0000%	100.0000%
WF #2L	81.0000%	100.0000%

Miller Energy Loan Agreement

Schedule 5.1

COOK INLET ENERGY, LLC PIPELINE, RIGHT-OF-WAY

AND RELATED PROPERTY

RECORDING
LESSOR or GRANTOR	LESSEE or GRANTEE	LEASE DATE	RECORDING DISTRICT	PROSPECT NAME	BOOK	PAGE
LORENCE B. SNODGRASS ET UX	STEWART PETROLEUM	11/6/1962	ANCHORAGE
LORENCE SNODGRASS AND NINA	MARATHON OIL COMPANY	5/23/1978	ANCHORAGE
UNION OIL COMPANY OF CALIFORNIA AND FOREST OIL CORPORATION	FOREST OIL CORPORATION	9/29/2005	ANCHORAGE	TRADING BAY
COOK INLET REGION INC	STEWART PETROLEUM COMPANY	3/31/1995	ANCHORAGE	1995 SUBSURFACE PIPELINE EASEMENT Connecting West McArthur To Trading Bay (Subject to 1/1/1990 West Foreland General Agreement)
COOK INLET REGION INC	FOREST OIL CORPORATION	10/28/2002	ANCHORAGE	KUSTATAN TO TRADING BAY SUBSURFACE EASEMENT AGREEMENT
SALAMATOF NATIVE ASSOCIATION	FOREST OIL CORPORATION	8/1/2002	ANCHORAGE
BARBARA M, STEVENS REPRESENTED BY THE BIA A-47826	FOREST OIL CORPORATION	11/13/2002	ANCHORAGE	WEST MCARTHUR RIVER Section 21, T.8N, R.14W., S.M.; Survey 45201	2003-021223-0
HEIRS OF ALEC DOLCHOK AND SHERIAN E. MARTIN REPRESENTED BY THE FIELD REPRESENTATIVE, BIA AA-8272-B	FOREST OIL CORPORATION	09/04/2002	ANCHORAGE	WEST MCARTHUR RIVER	2002-065363-0
SALAMATOF NATIVE ASSOCIATION	FORCENERGY	8/27/1999		T21N R14W Sec. 3, 4, 9, 10 T8N R14W Sec. 16, 21, 28,33,34 – 50 ft wide transportation corridor comprising approx. 80 acres s.m., Kenai pen.bor.

Miller Energy Loan Agreement

Schedule 5.1

					RECORDING
LESSOR or GRANTOR	LESSEE or GRANTEE	LEASE DATE	RECORDING DISTRICT	PROSPECT NAME	BOOK	PAGE
COOK INLET REGION	STEWART PETROLEUM COMPANY	1/1/1990

SUBSURFACE ACCESS EASEMENT covering T8N  R14W

Sec 16, SM Commencing at a point in the SW/corner of the airstrip locally known as the Pan American Petroleum Airstrip (abandoned), said corner being the true point of beg.; then N 48 deg 30’W, approx. 1800’; then N 52 deg 45’E. approx 1300’ to the mean high water line of Cook Inlet; then in a SE’ly direction along the mean high water line of Cook Inlet, approx 3750’; then N48 deg 30’W, approx 1850 to the true point of beg., all located within the Anchorage Recording District, Third Judicial District, AK

The Subsurface estate to a depth of 2000 feet from the existing surface contour in the above desc. Property.  (Subject to 1/1/1990 West Foreland General Agreement).

					2019	708
SALAMATOF NATIVE ASSOCIATION INC.	STEWART PETROLEUM COMPANY	1/1/19990		T8N R14W Sec 5, 8, 9, 16, 17, S.M. AK surface lease easement containing approximately 700 acres.	2019	706

Owned Real Property

					RECORDING
GRANTOR	GRANTEE	GRANT DATE	RECORDING DISTRICT	PROSPECT NAME	BOOK	PAGE
HEIRS OF GLADYS ELVSAAS	FORCENERGY INC	4/20/2000	ANCHORAGE	REDOUBT SHOAL Lot 2, USS 12121 according to the official plat on file in the BLM located within the Anchorage Recording District, Third judicial District, State of AK, containing 161.613 acres more or less.	975	678

Miller Energy Loan Agreement

Schedule 5.1

FRED H ELVSAAS	FORCENERGY INC	1/28/2000	ANCHORAGE	REDOUBT SHOAL Lot 1, USS No. 4527, according to the official plat on file at the BLM, located within the Anchorage Recording District, Third Judicial District, State of AK, containing 160.545 acres.	975	662
FRED H ELVSAAS	FORCENERGY INC	11/13/1998	ANCHORAGE	REDOUBT SHOAL Parcel 1: USS 1999 according to the official plat on file in the BLM located in the Anchorage Recording District, Third Judicial District, State of AK, containing 15.197 acres more or less. Parcel 3:USS 4527, Lot 2 according to the official plat on file in the BLM, located within the Anchorage Recording District, Third Judicial District, State of AK containing 4.581 acres more or less.	3364	205

Real Property Leases

Surface Leases

RECORDING
LESSOR	LESSEE	LEASE DATE	RECORDING DISTRICT	PROSPECT NAME	BOOK	PAGE
SALAMATOF NATIVE ASSOCIATION	FOREST OIL CORPORATION	8/1/2002	ANCHORAGE	REDOUBT SHOAL
SALAMATOF NATIVE ASSOCIATION	FORCENERGY INC	8/27/1999	ANCHORAGE	WEST FORELAND

Platforms, Wells and Equipment

WEST McARTHUR RIVER FIELD, associated infrastructure, pipelines and the following wells:

Well
1A
2A
3ST
4D
5
6
7A

Miller Energy Loan Agreement

Schedule 5.1

WEST FORELAND FIELD, associated infrastructure, pipelines and the following wells:

Well
1
2(Lower)
2D(Upper)

THREE MILE CREEK, associated infrastructure, pipelines and the following wells:

Well
1
2

KUSTATAN FIELD, associated infrastructure, pipelines and the following well:

Well
1

Miller Energy Loan Agreement

Schedule 5.1

MILLER ENERGY RESOURCES, INC. OIL & GAS PROPERTIES1

Lease/Lessor	Lessee	Lease Date	Property Acreage	Recordation
Aude C. Foust	Miller Energy Resource, Inc.	6/16/06	28.00	Anderson County, Book 1426, Pages 2034-2036
Calvin, William, Claude & Carolyn Hill	Miller Energy Resource, Inc.	6/15/06	51.00	Anderson County, Book 1426, Pages 1224-1226
Dorothy A. & Nolan McAfee	Miller Energy Resource, Inc.	6/29/06	21.00	Anderson County, Book 1427, Pages 2034249-2252
Flossie McKamey	Miller Energy Resource, Inc.	6/9/06	24.00	Anderson County, Book 1426, Pages 736-739
Gregory W. & Sally A. Darnell	Miller Energy Resource, Inc.	6/24/06	33.00	Anderson County, Book 1427, Pages 685-688
James W. Braden	Miller Energy Resource, Inc.	6/24/06	23.00	Anderson County, Book 1427, Pages 689-691
Jenny Seiber	Miller Energy Resource, Inc.	7/26/06	18.00	Anderson County, Book 1430, Pages 410-413
Keith H. Daugherty	Miller Energy Resource, Inc.	7/22/06	5.01	Anderson County, Book 1430, Pages 414-417
Kolo L. Davis	Miller Energy Resource, Inc.	9/17/08	60.00	Campbell County, Book M 90, Pages 954-956
Lindsay Land, LLC	Miller Energy Resource, Inc.	2/17/01	3,750.00	Campbell County, Book M 53, Pages 35-39

__________________________

1 The acreages, lease names, dates, recording information, descriptions, parties and all other information shown on this Exhibit A are intended to include all applicable parties, property, assets and interests whether or not same are correctly stated or identified in all respects, and if or to the extent any such listings should be partially erroneous, this Exhibit A nonetheless shall be interpreted to include and pledge as collateral hereto all such property, assets and interests so held by Borrowers, to the full extent thereof, as if such information were correctly described and stated.  All acreages shown on this Exhibit A are approximate and shall be interpreted to include all actual acreages relating to the subject properties, leases, contracts, and agreements, whether same be more or less, for all intents and purposes, to the full extent as if same were determined and calculated by current and accurate surveys by a licensed Tennessee land surveyor.

Miller Energy Loan Agreement

Schedule 5.1

Lease/Lessor	Lessee	Lease Date	Property Acreage	Recordation
Billy J. & Sandra K. Brown	Miller Energy Resource, Inc.	10/06/08	2.00	Roane County, Book 1296, Pages 659-661
Billy W. McCollough Jr.	Miller Energy Resource, Inc.	8/28/08	19.40	Roane County, Book 1292, Pages 210-212
Charles R. Barger	Miller Energy Resource, Inc.	8/28/08	26.18	Roane County, Book 1292, Pages 198-200
Charles R. Barger #2	Miller Energy Resource, Inc.	8/28/08	4.10	Roane County, Book 1292, Pages 204-206
Ervin C. & Wilma R. Edwards	Miller Energy Resource, Inc.	11/10/03	107.00	Roane County, Book 1035, Pages 634-635
Frances D. Papenfuss	Miller Energy Resource, Inc.	9/11/08	70.00	Roane County, Book 1294, Pages 47-49
Gary & Pamela Bowers, Gordon & Carolyn Cagle	Miller Energy Resource, Inc.	9/18/08	80.00	Roane County, Book 1294, Pages 254-256
Helen Ray	Miller Energy Resource, Inc.	10/20/08	102.00	Roane County, Book 1297, Pages 867-869
James C. Gann (deceased)	Miller Energy Resource, Inc.	12/06/03	83.00	Roane County, Book 1305, Pages 486-486
Larry D. & Linda G. Lively	Miller Energy Resource, Inc.	8/28/08	74.20	Roane County, Book 1292, Pages 201-203
Mack B. Jr. & Theresa McGhee	Miller Energy Resource, Inc.	10/10/08	2.00	Roane County, Book 1296, Pages 662-664
Mack B. Sr. & Lolita McGhee	Miller Energy Resource, Inc.	10/06/08	2.00	Roane County, Book 1297, Pages 130-132
Ray F. & Mary M. Wilson	Miller Energy Resource, Inc.	10/08/08	2.00	Roane County, Book 1296, Pages 974-976
Robert & Sandra Bartlett	Miller Energy Resource, Inc.	10/06/08	11.00	Roane County, Book 1296, Pages 656-658
Robert J. Wilson	Miller Energy Resource, Inc.	10/08/08	2.00	Roane County, Book 1296, Pages 977-979
Stephen W. & Cathy B. Fowler	Miller Energy Resource, Inc.	11/11/03	91.00	Roane County, Book 1031 Pages 859-860
Thomas J. & Hattie G. Pridgen	Miller Energy Resource, Inc.	8/28/08	10.00	Roane County, Book 1292, Pages 207-209

Miller Energy Loan Agreement

Schedule 5.1

Lease/Lessor	Lessee	Lease Date	Property Acreage	Recordation
Thomas L. & Annette J. Southard	Miller Energy Resource, Inc.	11/24/08	41.00	Roane County, Book 1301, Pages 640-642
Travis & Theresa Lively	Miller Energy Resource, Inc.	10/20/08	63.00	Roane County, Book 1297, Pages 864-866
William C. Gann	Miller Energy Resource, Inc.	12/08/08	27.00	Roane County, Book 1305, Pages 483-485
Betty Transier-Oharrah	Miller Energy Resource, Inc.	8/05/08	71.00	Scott County, Book 167, Pages 107-109
Bill Ray	Miller Energy Resource, Inc.	11/13/08	87.00	Scott County, Book 168, Pages 236-238
Bill Ray (2)	Miller Energy Resource, Inc.	11/13/08	77.00	Scott County, Book 168, Pages 239-241
Bill Ray (3)	Miller Energy Resource, Inc.	11/13/08	16.00	Scott County, Book 167, Pages 242-244
Bill Ray (4)	Miller Energy Resource, Inc.	11/13/08	28.00	Scott County, Book 167, Pages 245-247
Coy L. Wright	Miller Energy Resource, Inc.	12/23/08	34.00	Scott County, Book 167, Pages 639-641
David Morrow, O.E. Chambers, Robert Ferguson	Miller Energy Resource, Inc.	7/22/08	813.00	Scott County, Book 167, Pages 104-106
Delon Keaton, et al.	Miller Energy Resource, Inc.	12/30/08	88.00	Scott County, Book 169, Pages 7-10
Harold D. Duncan	Miller Energy Resource, Inc.	11/21/08	20.00	Scott County, Book 168, Pages 352-354
Hubert L. Duncan	Miller Energy Resource, Inc.	11/21/08	10.00	Scott County, Book 168, Pages 349-351
James E. Posey, Sr., Carolyn F. Botts	Miller Energy Resource, Inc.	10/03/08	36.00	Scott County, Book 167, Pages 623-625
Javan C. Chambers	Miller Energy Resource, Inc.	9/24/08	53.00	Scott County, Book 167, Pages 413-415
Jeffrey & Jeremy Chitwood	Miller Energy Resource, Inc.	12/16/08	24.00	Scott County, Book 168, Pages 636-638
Johnny Phillips (Kane Lease) #5 of 7	Miller Energy Resource, Inc.	6/08/09	1,122.00	Scott County, Book 167, Pages 409-412

Miller Energy Loan Agreement

Schedule 5.1

Lease/Lessor	Lessee	Lease Date	Property Acreage	Recordation
Johnny Phillips (Kane Lease) #6 of 7	Miller Energy Resource, Inc.	6/08/09	19.00	Scott County, Book 167, Pages 409-412
Ky-Tenn Oil, Inc. (Kane Lease) #1 of 7	Miller Energy Resource, Inc.	9/23/08	1,992.00	Scott County, Book 167, Pages 409-412
Ky-Tenn Oil, Inc. (Kane Lease) #2 of 7	Miller Energy Resource, Inc.	9/23/08	176.00	Scott County, Book 167, Pages 409-412
Ky-Tenn Oil, Inc. (Kane Lease) #3 of 7	Miller Energy Resource, Inc.	9/23/08	23.00	Scott County, Book 167, Pages 409-412
Ky-Tenn Oil, Inc. (Kane Lease) #4 of 7	Miller Energy Resource, Inc.	9/23/08	16.00	Scott County, Book 167, Pages 409-412
Marine Hall	Miller Energy Resource, Inc	11/21/08	12.00	Scott County, Book 168, Pages 346-348
Miller Petroleum, Inc. (Chicken Bristle)	Miller Energy Resource, Inc	12/12/08	38.00	Scott County, Book 168, Pages 512-514
Paul Chitwood	Miller Energy Resource, Inc.	12/16/08	25.00	Scott County, Book 168, Pages 633-635
Rodney S. & Kimberly B. Duncan	Miller Energy Resource, Inc.	10/31/08	3.00	Scott County, Book 168, Pages 189-191
Ruby J. & Martin Mack	Miller Energy Resource, Inc.	12/11/08	79.00	Scott County, Book 168, Pages 515-517
Stanley Creek LLC (Kane Lease) #7 of 7	Miller Energy Resource, Inc.	6/08/09	146.00	Scott County, Book 167, Pages 409-412
William B. Liming	Miller Energy Resource, Inc.	11/13/08	49.00	Scott County, Book 168, Pages 233-235
Morton, Virginia	Miller Energy Resource, Inc.	7/26/1977	142.00	Morgan County. Book M-8, Page 184
Thompson, Charles P.	Miller Energy Resource, Inc.	7/20/1977	180.60	Morgan County. Book M-9, Page 250
Brown, Irvin et ux	Miller Energy Resource, Inc.	8/1/1977	180.00	Morgan County. Book M-9, Page 246
Hayes. Walter D. et ux	Miller Energy Resource, Inc.	7/20/1977	180.00	Morgan County. Book M-9, Page 252
Brown, Clarence E. et ux	Miller Energy Resource, Inc.	8/01/1977	100.00	Morgan County. Book M-9, Page 248

Miller Energy Loan Agreement

Schedule 5.1

Lease/Lessor	Lessee	Lease Date	Property Acreage	Recordation
Duncan, Tony et al.	Miller Energy Resource, Inc.	8/08/1977	892.00	Morgan County. Book M-8, Page 182
Coakley, Letita	Miller Energy Resource, Inc.	11/06/1978	41.50	Morgan County. Book M-10, Page 119
Brewster, R.S. et ux	Miller Energy Resource, Inc.	10/09/1978	3.00	Morgan County. Book M-9, Page 766.
Brewstertown Church of God	Miller Energy Resource, Inc.	12/12/1978	0.25	Morgan County. Book M-10, Page 121
Gooch, Earl et us	Miller Energy Resource, Inc.	2/27/1968	374.00	Morgan County. Book M-13, Page 419
Dunkleberg, Henry et ux	Miller Energy Resource, Inc.	3/23/1968	140.00	Morgan County. Book M-13 Page 441
Starr, Andrew C. et ux	Miller Energy Resource, Inc.	3/01/1968	455.00	Morgan County. Book M-13, Page 425
Martin, Marvin L et ux	Miller Energy Resource, Inc.	3/25/1967	460.00	Morgan County. Book M-13, Page 405
Martin, Thomas D. et al.	Miller Energy Resource, Inc.	3/25/1967	460.00	Morgan County. Book M-13, Page 407
Martin, Irving L. et al.	Miller Energy Resource, Inc.	3/25/1967	969.00	Morgan County. Book M-13, Page 403
Andrews, R.E. et ux	Miller Energy Resource, Inc.	3/30/1968	330.00	Morgan County. Book M-13, Page 447
Scott, Margaret P, et vir.	Miller Energy Resource, Inc.	4/28/1968	493.00	Morgan County. Book M-13, Page 604
Davidson, Cecil S. et ux	Miller Energy Resource, Inc.	5/28/1969	95.00	Morgan County. Book M-14, Page 470
McCurray, Eshire D. et al.	Miller Energy Resource, Inc.	6/14/1969	63.00	Morgan County. Book M-14, Page 468
Cromwell, Fred E. et ux	Miller Energy Resource, Inc.	6/14/1969	56.00	Morgan County. Book M-14, Page 472
Phillips, James L. et ux	Miller Energy Resource, Inc.	12/16/1968	113.00	Morgan County. Book M-14, Page 191

Miller Energy Loan Agreement

Schedule 5.1

Lease/Lessor	Lessee	Lease Date	Property Acreage	Recordation
McGrath, George H. Jr. et ux	Miller Energy Resource, Inc.	12/17/1968	180.00	Morgan County. Book M-14, Page 187
Cromwell, Martha	Miller Energy Resource, Inc.	12/21/1968	400.00	Morgan County. Book M-14, Page 179
Greer, Emma	Miller Energy Resource, Inc.	12/17/1968	142.00	Morgan County. Book M-14, Page 175
Tinch, Bradford A. et ux	Miller Energy Resource, Inc.	12/18/1968	226.00	Morgan County. Book M-14, Page 171
Stonecipher, Henry C. heirs	Miller Energy Resource, Inc.	1/04/1979	96.00	Scott County. Book S-54 Page 171
Tudor, Violet P.	Miller Energy Resource, Inc.	2/12/1979	86.00	Scott County. Book S-54 Page 136
Weaver, Eunice et vir.	Miller Energy Resource, Inc.	3/12/1978	185.5	Scott County. Book S-51 Page 310
Sexton, Danny Roy et al.	Miller Energy Resource, Inc.	4/13/1978	30.00	Scott County. Book S-51 Page 384
Ray, Bill	Miller Energy Resource, Inc.	5/13/1979	97.05	Scott County. Book S-55, Page 515
Ray, Bill	Miller Energy Resource, Inc.	5/13/1979	80.00	Scott County. Book S-55, Page 513
West, Nora Reed	Miller Energy Resource, Inc.	9/01/1977	600.00	Scott County. Book S-49, Page 597.
Sexton, Eamer	Miller Energy Resource, Inc.	9/10/1979	105.50	Scott County. Book S-58. Page 22
Harrington, D.B. heirs	Miller Energy Resource, Inc.	9/22/1979	48.50	Scott County. Book S-58, page 24.
Lewallen, Olen heirs	Miller Energy Resource, Inc.	9/18/1981	60.00	Scott County. Book S-72, Pages 270, 273, 276, 279
Shoemaker, Harley et ux	Miller Energy Resource, Inc.	9/30/1978	100.00	Scott County. Book S.-53 Page 105
York, William E. et ux	Miller Energy Resource, Inc.	12/16/1978	800.00	Scott County. Book S-54 Page 19

Miller Energy Loan Agreement

Schedule 5.1

Lease/Lessor	Lessee	Lease Date	Property Acreage	Recordation
Pemberton, G.C. et ux	Miller Energy Resource, Inc.	10/10/1969	6600.00	Scott County. Book S-27 Page 21; Book M-14, Page 396
Pemberton, G.C. et ux	Miller Energy Resource, Inc.	1/10/1969	13,000.00	Scott County. Book S-27, Page 24; Book M-14, Page 394
Rugby Land Company	Miller Energy Resource, Inc.	2/01/1967	4000.00	Scott County. Book S-23, Page 136; Book M-8, Page 262
Pemberton, Ralph C. et al.	Miller Energy Resource, Inc.	9/05/1978	300.00	Scott County. Book M-10, Page 713

EAST TENNESSEE CONSULTANTS, INC. (“ETC”) and EAST TENNESSEE

CONSULTANTS II, L.L.C. (“ETC II”) OIL & GAS PROPERTIES

Lease/Lessor	Lessee	Property Description

NOTE:  All ETC and ETC II leases are held by production and were acquired by Miller when Miller purchased ETC and ETC II pursuant to Purchase and Sale Agreement dated June 18, 2009.

Lease	Lessee	Property Acreage	County	Map- Parcel
Ron Hall	Intrastate Energy	159	Morgan	034	111.00
ShoeMaker	P.D.0	10	Scott	103	019.00
Sneed	Sonic Pet. Inc	600	Scott	087	057.00 /
Cohen	Clyde Fuller	395	Scott	106	040.00
Strunk	ETC II	120	Scott	096	011.00/
Thompson	Clyde Fuller	40	Scott	086	046.00
Ruth Velander	ETC	378	Scott	078	006.00
Webb	Intrastate Energy	55	Morgan	034	104.00
IJ Webb	Intrastate Energy	55	Morgan	034	105.00
Florence Jeffers	Intrastate Energy	278	Scott	106	002.00
Lawhorn	Tenn Land & Exploration	76	Scott	110	009.00
McCormick	Intrastate Energy	150	Morgan	043	013.00
Bilbrey	Intrastate Energy	225	Scott	105	031.00
Phillips	Intrastate Energy	210	Scott	106	001.02
Brummet	ETC II	44	Scott	103	027.00
Charlie Thompson	ETC II	115	Scott	070	079.00/
Cribbet	P.D.0	23	Scott	103	019.02
Duncan	ETC	36	Scott	103	025.00
Hamby	Intrastate Energy	82	Morgan	034	109.00
R. Davis	ETC II	96	Morgan	034	048.00
West	P.D.0	141	Scott	112	004.01
Bharam		170	Morgan	012	010.00
J Phillips		21	Morgan	019	030.00
Jimmie Young	ETC II	140	Morgan	019	006.00
Trew Heirs	ETC	140	Morgan	018	017.01

Miller Energy Loan Agreement

Schedule 5.1

WORKING INTEREST AND NET REVENUE INTEREST FOR WELLS

MILLER ENERGY RESOURCES, INC.

Well Name	NRI	WI
Bruce Franklin #2	63.6434%	78.3400%
Kenneth Jackson #1	87.5000%	100.0000%
Kenneth Jackson U#1	87.5000%	100.0000%
Gernt B-1	81.2500%	100.0000%
P.S. Smith #1	81.2500%	100.0000%
Pemberton #9	71.3250%	100.0000%
Pemberton #7	71.5781%	100.0000%
Blair Hord #4	72.0000%	100.0000%
Koppers #9B	78.7500%	100.0000%
Koppers #10B	77.3500%	81.7500%
Koppers #18B	77.3500%	81.7500%
Koppers #20B	77.3500%	81.7500%
Koppers #23B	69.6500%	81.7500%
Koppers #22B	48.0000%	52.0000%
Koppers #26B	44.0000%	60.0000%
Koppers #27B	28.0000%	35.0000%
Koppers #28B	68.0000%	85.0000%
Koppers #32B	36.0000%	45.0000%
D. Sutton #1	20.3125%	25.0000%
Doyle Crawford	93.1875%	100.0000%
Crawford-Mills Unit #1	98.1625%	100.0000%
Doyle Crawford et al #3	97.3375%	100.0000%
Baker-Senior #1 Miller	78.1250%	100.0000%

Miller Energy Loan Agreement

Schedule 5.1

Well Name	NRI	WI
Baker-Senior #2 Miller	78.1250%	100.0000%
Faust #2	71.4461%	87.5000%
Faust #5	81.6406%	100.0000%
Faust #9	69.6856%	87.5000%
Faust #11	79.6407%	100.0000%
Faust #12	69.6856%	87.5000%
Syl Bowlin #1	19.2500%	22.0000%
W.H. Bowlin #1	19.2500%	22.0000%
Billy Bowlin #1	19.2500%	22.0000%
J.C. Bowlin #1	19.2500%	22.0000%
Billy Bowlin #2	19.2500%	22.0000%
Billy Bowlin #3	21.8750%	25.0000%
Mary Perkins #1	20.1250%	23.0000%
Tiller #1	21.8750%	25.0000%
T. Overton #1	19.2500%	22.0000%
Lindsay #9	35.0000%	40.0000%
Linday #12	35.0000%	40.0000%
Lindsay #10	35.0000%	40.0000%
Lindsay #13	28.1875%	32.0000%
Lindsay #14	30.6250%	35.0000%
Lindsay #15	35.0000%	40.0000%
Lindsay #17	35.0000%	40.0000%
Lindsay #19	35.0000%	40.0000%
Lindsay #21	35.0000%	40.0000%
Lindsay #22	35.0000%	40.0000%

Miller Energy Loan Agreement

Schedule 5.1

Well Name	NRI	WI
Lindsay #23	35.0000%	40.0000%
Lindsay #24	40.0000%	42.8750%
Carden #1A	81.2500%	100.0000%
Carden #2A	81.2500%	100.0000%
Carden #3A	81.2500%	100.0000%
Koppers #6A	69.6000%	100.0000%
Koppers #7A	80.0000%	100.0000%
Purkey #1	43.7500%	50.0000%
Purkey #3	43.7500%	50.0000%
Jeff Johnson #1	32.5000%	40.0000%
Chevron Warren Reed #1	43.7500%	50.0000%
E. Butler #1	19.9000%	50.0000%
Edwards Fowler Unit #1	34.7650%	37.5000%
Kane #1	75.0000%	100.0000%
Kane #3	75.0000%	100.0000%
Kane #9	75.0000%	100.0000%
Kane #10	75.0000%	100.0000%
Kane #22	75.0000%	100.0000%
Kane #23	75.0000%	100.0000%
Kane #24	75.0000%	100.0000%
Kane #25	75.0000%	100.0000%
Mason Cooper #1	51.3000%	100.0000%
Starr Davidson #1	76.5625%	87.5000%
Margaret Scott #3	52.5000%	60.0000%
Bill Roberts 1 & 2	76.6000%	100.0000%

Miller Energy Loan Agreement

Schedule 5.1

Well Name	NRI	WI
GC Pemberton #2	52.5000%	60.0000%
Baker Pemberton #3	100.0000%	60.0000%
Scott Davidson #1	31.7625%	36.3000%
Bittner-Scott-Cromwell	49.2187%	48.0547%
Henry Dunkleburg #1	47.5500%	60.0000%
Martha Cromwell #2	87.5000%	100.0000%
Harley Shoemaker et	40.0575%	52.3235%
Harley Shoemaker #1	47.5781%	60.0000%
Pemberton K-4	47.5500%	60.0000%
Pemberton GC #10	47.5500%	47.5500%
Pemberton # 14	47.5500%	60.0000%
Pemberton K-5	47.5500%	60.0000%
Pemberton K-6	79.2499%	100.0000%
Pemberton Ray #1	47.5500%	60.0000%
Thompkins Hull #1	51.0375%	60.0000%
Pemberton C-4	43.8000%	60.0000%
Pemberton K-8	43.8000%	60.0000%
Pemberton B-1	47.5500%	60.0000%
Pemberton K-10	100.0000%	100.0000%
Margaret Scott #1	0.0000%	0.0000%
Pemberton B-3	47.5500%	60.0000%
Pemberton Terry #1	83.3593%	100.0000%
Pemberton C-10	47.5500%	60.0000%
Pemberton F-5	43.8000%	60.0000%
Pemberton Baker #2	41.3750%	51.7188%

Miller Energy Loan Agreement

Schedule 5.1

Well Name	NRI	WI
Rugby Land #1	24.3750%	54.1667%
Pemberton B-5	47.5500%	60.0000%
Pemberton F-6	43.8000%	60.0000%
Pemberton F-14	43.8000%	60.0000%
Pemberton F-18	43.8000%	60.0000%
Pemberton F-24	43.8000%	60.0000%
Pemberton F-21	43.8000%	60.0000%
Pemberton F-22	43.8000%	60.0000%
Pemberton F-28	43.8000%	60.0000%
Pemberton F-27	43.8000%	60.0000%
Rugby Land #6	40.8000%	60.0000%
Pemberton & Walker #1	44.4375%	60.0000%
Pemberton F-33	43.8000%	60.0000%
Sexton York #1	100.0000%	100.0000%
Pemberton Baker #11	100.0000%	100.0000%
Pemberton Baker #4	42.0000%	60.0000%
Pemberton Baker-UH #8A	55.0000%	60.0000%
Pemberton Baker-UH #10	42.0000%	56.0000%
Pemberton Baker-UH #11	52.5000%	60.0000%
Pemberton Baker-UH #14	52.5000%	60.0000%
Pemberton-Baker #6	45.0000%	45.0000%
Sexton Harrington Weaver	50.8594%	60.0000%
Alta Sexton	84.7656%	100.0000%
Greer-Greer-Cooper	18.4570%	50.0000%
Baker-Pemberton 1	35.0000%	60.0000%

Miller Energy Loan Agreement

Schedule 5.1

Well Name	NRI	WI
Newport #1	2.7344%	0.0000%
Burress-Jeffers #1	21.8750%	0.0000%
Orick #1	43.7500%	0.0000%
West-Newport #2	2.7344%	0.0000%
Newport #2	2.7343%	0.0000%
Newport #4	2.7343%	0.0000%
Sexton-Newport	2.3744%	0.0000%
Newport #6	2.7344%	0.0000%
Jeffers-Pemberton #1	42.2898%	0.0000%
Pemberton Ray 2	11.8875%	30.0000%
Pemberton Etal Unit1	32.5000%	40.0191%
Pemberton Baker PFG-V#6	10.5000%	30.0000%
Pemberton Baker #3 KTO	42.0000%	60.0000%
Pemberton-Baker Stonecipher #1	11.2500%	30.0000%
Pemberton Baker #6 KTO	45.0000%	60.0000%
KTO-Martha Cromwell #2	100.0000%	100.0000%
Pemberton-Baker #3 KTO	26.5625%	50.0000%
Martha Cromwell #1	100.0000%	100.0000%
Mason Cooper	85.5000%	100.0000%
G.C. Pemberton 37	52.5000%	60.0000%
Starr Davidson #1	76.5625%	87.5000%
Baker-Pemberton #1	52.5000%	60.0000%
Baker-Pemberton #2	52.5000%	60.0000%
Baker-Pemberton #3	52.5000%	60.0000%
Scott-Davidson #1	31.7625%	36.3000%

Miller Energy Loan Agreement

Schedule 5.1

Well Name	NRI	WI
KTO-Bittner-Scott-Cromwe	0.0000%	48.0547%
Baker-Pemberton #4	87.5000%	100.0000%
Baker-Pemberton #5	52.5000%	60.0000%
Newport #1	2.7343%	0.0000%
Burress-Jeffers #1	21.8750%	0.0000%
West-Newport #2	2.7344%	0.0000%
Newport #2	2.7343%	0.0000%
Newport #4	2.7343%	0.0000%
Newport #5	2.7343%	0.0000%
Newport #6	2.7343%	0.0000%
Kane #1	75.0000%	100.0000%
KTO-Dunkleburg #1	47.5000%	60.0000%
KTO-Martha Cromwell #2	87.5000%	100.0000%
Kane Maurice #1A	75.0000%	100.0000%
Pemberton #11	47.5500%	60.0000%
Pemberton GC #12	47.5500%	47.5500%
Blair-Hoard #6	79.2500%	100.0000%
Pemberton-Ray #1	47.5500%	60.0000%
Blair-Horde #7	79.2500%	100.0000%
Pemberton #1B(Black-KTO)	100.0000%	100.0000%
Blair-Horde #9	79.2500%	100.0000%
G.C. Pemberton #13	47.5500%	47.5500%
Pemberton #D1(KTO)	47.5500%	60.0000%
Pemberton F-33	43.8000%	60.0000%
Pemberton F-4	43.8000%	60.0000%

Miller Energy Loan Agreement

Schedule 5.1

Well Name	NRI	WI
Violet Tudor #1	47.5500%	60.0000%
Pemberton GC #12	47.5500%	47.5500%
Bill Ray #1	47.5500%	60.0000%
KTO Pemb B-1	47.5500%	60.0000%
KTO Pemb B-2	47.5500%	60.0000%
Pemberton F-2	43.8000%	60.0000%
Pemberton #17	43.8000%	43.8000%
KTO Reed-Starr	79.2500%	100.0000%
Pemberton #3B(Black-KTO)	100.0000%	100.0000%
G.C. Pemberton #1	43.8000%	60.0000%
Margaret Scott #1	0.0000%	0.0000%
Pemberton B-3	47.5500%	60.0000%
KTO Pemb B-4	47.5500%	60.0000%
Pemberton-Baker #2	41.3750%	51.7188%
G.C. Pemberton #F-7	43.8000%	43.8000%
Pemberton B-6	79.2500%	100.0000%
Pemberton F-8	43.8000%	60.0000%
Rugby Land Co #1	40.6250%	54.1667%
KTO Pemb B-5	47.5500%	60.0000%
Rugby Land Co.#2	40.8000%	60.0000%
Pemberton F-9	43.8000%	60.0000%
KTO Pemb B-7	47.5500%	60.0000%
Pemberton GC #F-22	48.7500%	48.7500%
Pemberton F-10	43.8000%	60.0000%
Rugby Land Co. #10	40.8000%	60.0000%

Miller Energy Loan Agreement

Schedule 5.1

Well Name	NRI	WI
Pemberton F-11	43.8000%	60.0000%
KTO-Dunkleburg No. 1A	79.2500%	100.0000%
Pemberton F-12	43.8000%	60.0000%
Pemberton F-15	43.8000%	60.0000%
Pemberton F-17	43.8000%	60.0000%
Pemberton F-16	43.8000%	60.0000%
Pemberton F-25	43.8000%	60.0000%
Pemberton F-19	43.8000%	60.0000%
Pemberton F-20	43.8000%	60.0000%
Pemberton F-23	43.8000%	60.0000%
Rugby Land Co. #5	40.8000%	60.0000%
Pemberton F-26	43.8000%	60.0000%
Rugby Land Co. #8	40.8000%	60.0000%
Rugby Land Co. #9	40.8000%	60.0000%
Rugby Land Co. #7	40.8000%	60.0000%
Pemberton F-30	43.8000%	60.0000%
Pemberton F-29	43.8000%	60.0000%
Pemberton F-31	43.8000%	60.0000%
Pemberton F-32	43.8000%	60.0000%
Pemberton-Walker #1	44.4375%	60.0000%
Pemberton F-34	43.8000%	60.0000%
Pemberton F-36	43.8000%	6.0000%
Pemberton F-35	43.8000%	60.0000%
Sexton York	100.0000%	100.0000%
Pemberton F-42	43.8000%	60.0000%

Miller Energy Loan Agreement

Schedule 5.1

Well Name	NRI	WI
Pemberton F-45	43.8000%	60.0000%
Baker-Pemberton #7	100.0000%	100.0000%
Pemberton Coakley #1-BJ	0.0000%	0.0000%
Pemberton-Baker PFG #2	100.0000%	100.0000%
Pemberton-Baker PFG #3	100.0000%	100.0000%
Pemberton-Baker PFG V-1#4	100.0000%	100.0000%
Pemberton-Baker PFG #4	100.0000%	100.0000%
Pemberton-Baker PFG #8	100.0000%	100.0000%
Pemberton-Baker PFG #9	100.0000%	100.0000%
Pemberton-Baker PFG #10	100.0000%	100.0000%
Pemberton-Baker #3	42.0000%	60.0000%
Pemberton-Baker #AR1	45.0000%	60.0000%
Pemberton-Baker-Herr #1	100.0000%	100.0000%
Pemberton-Baker PFG #12	100.0000%	100.0000%
Pemberton-Baker PFG #1A	100.0000%	100.0000%
Pemberton-Baker-Stonecipher #1	45.0000%	60.0000%
Pemberton-Baker #6 KTO	45.0000%	60.0000%
Pemberton-Baker #10	45.0000%	60.0000%
Pemberton-Pemberton-Baker #2	100.0000%	60.0000%
Pemberton F-40	43.8000%	55.2681%
Pemberton F-41	43.8000%	55.2681%
Pemberton F-44	43.8000%	55.2681%
Pemberton-Baker #7	100.0000%	100.0000%
Pemberton-Baker #10 KTO	42.0000%	56.0000%

Miller Energy Loan Agreement

Schedule 5.1

Well Name	NRI	WI
Pemberton F-39	43.8000%	55.2681%
Pemberton F-43	43.8000%	55.2681%
Pemberton-Baker #11	52.5000%	60.0000%
Pemberton F-38	43.8000%	55.2681%
Pemberton-Baker #14	52.5000%	60.0000%
Pemberton-Baker #1	45.0000%	45.0000%
Pemberton-Baker #2	45.0000%	45.0000%
Pemberton-Baker #3	45.0000%	45.0000%
Pemberton-Baker #4	45.0000%	45.0000%
Pemberton-Baker #1	17.5000%	20.0000%
Sexton-Harrington-Weaver	50.8594%	60.0000%
Alta Sexton	84.7656%	100.0000%
KTO-National Security	52.5000%	60.0000%
KTO-Bittner-Scott-Cromwe	100.0000%	100.0000%
Pemberton-Baker #3 KTO	17.4999%	13.8460%
Pemberton-Baker #8	12.4999%	0.0000%

Miller Energy Loan Agreement

Schedule 5.1

EAST TENNESSEE CONSULTANTS, INC.

Well Name	NRI	WI
Hiwassee #1	71.7172%	83.3333%
H. Craft #1	56.3579%	0.0000%
Baker-Pemb #1	9.1059%	0.0000%
K. Phillips #9	87.5000%	100.0000%
K. Phillips #8	87.5000%	100.0000%
Pemberton-Baker #M36	26.2500%	30.0000%
Pemberton-Baker #M38	26.2500%	30.0000%
Hall Lawhorn #2	87.5000%	100.0000%
Dav-Dav-Starr #1	62.3733%	71.9027%
Dix-Dav-Mason #1	77.0209%	100.0000%
David-Mason #1	19.8444%	0.0000%
Starr-Dav-Mas #1	62.7567%	74.5129%
R-Mason #1D	12.0312%	13.7499%
Starr-Dav-Stat #1	63.6420%	76.3746%
Mason 2B	22.0000%	0.0000%
Scott Ashley #1	66.9381%	77.8276%
Cooper-Smarsh #1	66.8273%	82.8545%
Cooper-Scott #1	19.0511%	50.0000%
Cooper, Jr. #1	12.7604%	15.0000%
Scott #2	20.5078%	0.0000%
S-Cooper #1	12.7604%	15.0000%
Cooper-Scott #2	19.0511%	50.0000%
Bittner-Scott #1	76.2037%	100.0000%

Miller Energy Loan Agreement

Schedule 5.1

Well Name	NRI	WI
Pearson Underwood	26.2045%	0.0000%
Greer-State #1	76.2037%	100.0000%
Bittner Etal #1	66.8273%	82.8545%
Brimstone #2	55.7431%	66.6667%
Bowl-Rad-Bur #1	55.2540%	66.1667%
Brimstone #4	43.6332%	0.0000%
Cris-Bow-Wal #1	55.5382%	66.1667%
Henry Bowl #1	55.5382%	66.1667%
Homer Bowl #1	55.5382%	66.1667%
Brim-Bowl #1	33.4618%	39.8654%
Duncan-Brum #1	53.8407%	66.8133%
Bowl-Carson #1	53.8407%	66.8133%
Brum-Dun-Brim #1	20.1665%	33.6267%
Brimstone #6	53.6869%	66.8133%
Brum-Dun-Brim #2	53.7720%	66.8133%
Stevenson #1	82.0312%	100.0000%
Brummett-Brim #1	54.4100%	66.8133%
Bri-Bru-Wilson #1	53.4398%	66.8133%
Walker #1	53.8407%	66.8133%
Criscillis #2	53.8407%	65.4047%
Walker #2	53.8407%	66.8133%
Walker #3	53.8407%	66.8133%
Law Draughn #1	12.3369%	16.7400%
Draughn-HC #1	0.0000%	0.0000%
Brim-Newport #1	71.1382%	83.9365%

Miller Energy Loan Agreement

Schedule 5.1

Well Name	NRI	WI
Brimstone #9	65.4206%	83.4067%
Brim-Bowling #1	31.0397%	0.0000%
Hiwassee #3	70.3637%	83.0833%
Hiwassee #5	70.3888%	83.1667%
B. Gernt #2	70.7224%	83.4883%
H. Trew #1	21.1271%	25.0000%
H. Trew #2	21.1271%	25.0000%
Gernt Bruno Estates #4	75.0000%	100.0000%
H. Trew #4	21.1271%	25.0000%
Gernt etal #1	63.3814%	75.0000%
Hall Lawhorn #3	87.5000%	100.0000%
Elginwood etc.	87.5000%	100.0000%
Hall Lawhorn #4	76.5625%	100.0000%
J.F. Baker #1	0.0000%	0.0000%
Faust #5	81.6406%	100.0000%
Faust #6	100.0000%	100.0000%
Faust #7	69.6856%	87.5000%
Armes Etal #1	73.1481%	87.5000%
C. Gernt #4B	0.0000%	0.0000%
C. Gernt #5	0.0000%	0.0000%
C. Gernt #6	0.0000%	0.0000%
C. Gernt #8	0.0000%	0.0000%
Pemberton Baker #5 KTO	100.0000%	100.0000%
G.C. Pemb. #A-1	37.5000%	50.0000%
Pemberton Baker #1	23.4375%	31.2500%

Miller Energy Loan Agreement

Schedule 5.1

Well Name	NRI	WI
Pem-Baker #5	73.4375%	97.9167%
Pemberton Baker #2	73.4375%	97.9167%
Pem-Baker #9	15.2174%	20.2898%
Brimstone #17	20.3775%	50.0000%
Brimstone #13	0.0000%	0.0000%
Brimstone #19	100.0000%	100.0000%
Gernt-Gernt #1	87.5000%	100.0000%
B. Gernt #6	87.5000%	100.0000%
B. Gernt #8	87.5000%	100.0000%
B. Gernt #7	87.5000%	100.0000%
Pemberton Baker #5	17.5000%	0.0000%
Pemberton Baker #4	17.5000%	0.0000%
Pemberton Baker #6	17.5000%	0.0000%
Pemberton Baker #7	17.5000%	0.0000%
Baker Sr #3 orea	5.2083%	0.0000%
Baker Sr #1 orea	5.2083%	0.0000%
Baker Sr #2 orea	5.2083%	0.0000%
Baker Sr #4 orea	5.2083%	0.0000%
Baker Sr #5 orea	5.2083%	0.0000%
Baker Sr #6 oeaa	5.2083%	0.0000%
Baker Sr #8 orea	5.2083%	0.0000%
Pemberton #6	60.7308%	79.1666%
McGrath #1	20.5078%	27.1625%
TN Land-Theo Dixon	87.5000%	100.0000%
Scott Ashley #1	64.6161%	79.3670%

Miller Energy Loan Agreement

Schedule 5.1

Well Name	NRI	WI
Cooper-Smarsh #1	64.9413%	79.1667%
Cooper Jr #1D	33.9062%	38.7500%
ETC-Pemberton 8	60.7308%	100.0000%
ETC-Pemberton 9	60.7308%	100.0000%
K-Phillips #15	57.9687%	0.0000%
Cooper-Scott #2	64.9413%	95.8334%
ETC-Pemberton 10	60.7308%	79.1668%
Criscillis #1	23.3666%	61.6824%
Brimstone Company #3	23.3666%	61.6824%
Criscillis-Walker-Burress	23.3666%	61.6824%
Brimstone #5	23.3666%	61.6824%
Richard H. Bowling #1	50.8229%	58.0833%
Brimstone #7	23.3666%	61.6824%
Hard-Wm-Gernt	7.5143%	0.0000%
Dinwiddie #3	87.5000%	100.0000%
Brimstone #8	23.3666%	61.6824%
Brimstone-Brimstone 1N	30.9076%	37.3169%
Baker J F-Brimsttone Unit #1	23.3666%	61.6824%
ETC-Lloyd Thompkins	3.8580%	4.4092%
Brimstone #10	60.3290%	75.4897%
Brimstone #12	87.5000%	100.0000%
Brimstone #15	61.4135%	75.4948%
Hiwassee Lande Company #2	87.5000%	100.0000%
Hiwassee Land Co #4	87.5000%	100.0000%
Hiwassee Land Company #6	87.5000%	100.0000%

Miller Energy Loan Agreement

Schedule 5.1

Well Name	NRI	WI
Hiwassee et al unit #1	87.5000%	100.0000%
Bruno Gernt #1	66.0538%	0.0000%
Bruno Gernt #2	66.0538%	75.4900%
Fuller-Winona 3	65.3566%	79.0104%
ETC-Hiwassee Draughn 1	20.4877%	25.0765%
Gernt Bruno Estates #4	75.0000%	100.0000%
Trew Hannah Heirs #3	87.5000%	100.0000%
Crowley-Riddell #1	41.9270%	47.9165%
Southern RR #1	34.8633%	43.7500%
Gernt Bruno Est of #47	66.6666%	66.6666%
Gernt Charles #2	0.0000%	0.0000%
Gernt Bruno Est of Inc #48	66.6666%	66.6666%
Gernt-Gernt #9	87.5000%	100.0000%
Tinch-Gernt #3	33.3333%	33.3333%
Gernt-Hard-WM	24.1704%	0.0000%
Mrs GC Pemberton 1	55.4167%	66.6666%
Echols/Gunter	26.2499%	33.3333%
Jesse Gunter	30.6249%	37.5000%
Mrs GC Pemberton 2	41.5625%	50.0000%
G.C. Pemberton #A1	36.2500%	50.0000%
G.C. Pemberton #A2	36.2500%	50.0000%
Pemb/Baker 3	73.4374%	97.9167%
G.C. Pemberton #A3	36.2500%	50.0000%
ETC-Otto B Hurst	39.7812%	50.0000%
G.C. Pemberton #A4	36.2500%	50.0000%

Miller Energy Loan Agreement

Schedule 5.1

Well Name	NRI	WI
G.C. Pemberton #A5	36.2500%	50.0000%
Gunter Etal	30.6249%	37.5000%
Pemb/Baker 2	66.5625%	97.9167%
G.C. Pemberton #A7	36.2500%	50.0000%
G.C. Pemberton #A8	36.2500%	50.0000%
ETC-Stockton Heirs 2	24.4167%	33.3333%
Pemberton-Baker #12	100.0000%	97.9167%
Rugby Land Company #1	87.5000%	100.0000%
Pemberton-Baker #13	73.4375%	97.9167%
Pemberton-Baker #6	73.4792%	97.9167%
Pemb/Baker 15	66.6667%	97.9167%
ETC-Stockton Heirs 3	24.5800%	33.3333%
ETC-Buck/Hull	25.6667%	33.3333%
Brimstone #17	6.2500%	0.0000%
Clarence Brown #1	75.0000%	100.0000%
Plateau Properties #1	87.5000%	100.0000%
ETC-Stockton etal 1	30.0743%	41.6667%
Bharam Etal #1	75.0000%	100.0000%
Gernt-Gernt #1	87.5000%	100.0000%
Gernt Bruno Estate of #9	87.5000%	100.0000%
Dunkleburg Henry-Gallowa	87.5000%	100.0000%

Miller Energy Loan Agreement

Schedule 5.1

EAST TENNESSEE CONSULTANTS II, LLC

Well Name	NRI	WI
Pemberton #1	75.0000%	100.0000%
Jones Heirs #1	6.2500%	0.0000%
Burress #3	81.2500%	100.0000%
Burress-Stw. #2	75.0344%	100.0000%
O.K. Everett 2	82.0312%	100.0000%
O.K. Everett 3	82.0312%	100.0000%
Young Jimmy #3	87.5000%	100.0000%
B. York #7	87.5000%	100.0000%
W.D. Todd Etal #1	75.0000%	100.0000%
Roger Todd Etal	75.0000%	100.0000%
Terry Etal #1	75.0000%	100.0000%
Weaver #1 / Weaver #10	82.0000%	100.0000%
J W Thompson	75.0000%	100.0000%
Tommy Thompson	80.0000%	100.0000%
Raines Etal #1	7.1480%	0.0000%
J.W. Baker #9	87.5000%	100.0000%
Jeffers Thompson	77.6060%	100.0000%
Young/Phi/Zelinco	81.2500%	100.0000%
Arms P-Phillips J L-West #1	87.5000%	100.0000%
Boles Et al #1	9.3750%	0.0000%
Stringfield #1	77.2123%	100.0000%
Raines Etal #2	4.6875%	0.0000%
Webb Etal #1	75.0331%	100.0000%
Pemberton #1	75.0000%	100.0000%

Miller Energy Loan Agreement

Schedule 5.1

Well Name	NRI	WI
B. York #1 Sonic TB	87.5000%	100.0000%
Young #1	69.3847%	100.0000%
Jones Heirs #3	68.4027%	100.0000%
B. York #8	87.5000%	100.0000%
B. York #9	87.5000%	100.0000%
Hall #3	84.7500%	100.0000%
Hall M-11	84.7500%	100.0000%
Brimstone 11	0.0000%	0.0000%
Brimstone #4	81.2500%	100.0000%
Brimstone #8	25.0000%	50.0000%
Brimstone #16	81.1282%	100.0000%
Burress-Stewart #1	75.0344%	100.0000%
G.C. Pemberton #9A	75.0000%	100.0000%
Jimmie Young #2A	100.0000%	100.0000%
Weaver M10	100.0000%	100.0000%
Brimstone #11	87.5000%	100.0000%
Wertha Beene #1	87.5000%	100.0000%
Burress-Stewart 1	8.2876%	0.0000%
Phillips-Brimstone #2	100.0000%	100.0000%
York-Selinske #1	87.5000%	100.0000%
Goldman York #2	62.8904%	100.0000%
Tennessee RR #1	64.7461%	81.2500%
Bobby York #1	87.5000%	100.0000%
Young Jimmy #3	87.5000%	100.0000%
G.T. Beene #1	87.5000%	100.0000%

Miller Energy Loan Agreement

Schedule 5.1

Well Name	NRI	WI
Bobby York #4	87.5000%	100.0000%
Bobby York #7	87.5000%	100.0000%
Bobby York #5	100.0000%	100.0000%
Bobby York #6	87.5000%	100.0000%
W.J. Beene Etal #1	75.0000%	100.0000%
W.J. Beene Etal #3	87.5000%	100.0000%
Bobby York W.J. Beene #1	87.5000%	100.0000%
Bobby York W.J. Beene #2	87.5000%	100.0000%
Weaver 1	82.0000%	100.0000%
Bobby York #3	87.5000%	100.0000%
Boles	87.5000%	100.0000%
J.W. Thompson	75.0000%	100.0000%
Prarie-Tommy Thompson	80.0000%	100.0000%
York Bobby - CH #1	87.5000%	100.0000%
Wanda Sexton 1	80.0000%	100.0000%
Pemb-Pemb #1	75.0000%	100.0000%
Pemb North	75.0000%	100.0000%
Raines etal #1	14.2960%	0.0000%
Brimstone 1/2/11	87.5000%	100.0000%
Pryor	87.5000%	100.0000%
Ralph Pemb #1	75.0000%	100.0000%
Pemb-Pemb #1	75.0000%	100.0000%
Ralph Pemb #1B	75.0000%	100.0000%
York Bobby #CH-3	87.5000%	100.0000%
C.L. Jeffers Bros. #1	80.0000%	100.0000%

Miller Energy Loan Agreement

Schedule 5.1

Well Name	NRI	WI
Jeffers/Thompson	77.6060%	100.0000%
Bobby York PF #2	87.5000%	100.0000%
Bobby York PF #3	87.5000%	100.0000%
Chaney 1	47.6588%	0.0000%
C.L. Jeffers Bros #2	80.0000%	100.0000%
Pemb-Pemb #2	75.0000%	100.0000%
York Bobby #CH-2	87.5000%	100.0000%
York Bobby #CH-4	87.5000%	100.0000%
Charlie Thompson #1	80.0000%	100.0000%
Thompson/Thompson	74.2375%	100.0000%
C.L. Jeffers Bros #3	80.0000%	100.0000%
Young J-Ashbrook H-Simpson	87.5000%	100.0000%
Brimstone #3	100.0000%	100.0000%
Phillips Joseph-Trew Opal #1	87.5000%	100.0000%
Wanda Sexton 2	80.0000%	100.0000%
Raines etal #2	4.6875%	0.0000%
Bobby York PF #5	87.5000%	100.0000%
Pemb-Pemb #3	75.0000%	100.0000%
GC Pemb 2A	75.0000%	100.0000%
G.C. Pemb 3A	75.0000%	100.0000%
GC Pemb 4A	75.0000%	100.0000%
GC Pemb 5A	75.0000%	100.0000%
GC Pemb 6A	75.0000%	100.0000%
York Bobby #SPF1	87.5000%	100.0000%
York Bobby #SPF2	87.5000%	100.0000%

Miller Energy Loan Agreement

Schedule 5.1

Well Name	NRI	WI
York Bobby #SPF-4	87.5000%	100.0000%
Hudson-Sneed	20.3125%	25.0005%
G.C. Pemb 7A	75.0000%	100.0000%
Anderson S1	84.3750%	100.0000%
GC Pemb 9A	75.0000%	100.0000%
GC Pemb 10A	75.0000%	100.0000%
G.C. Pemb 11A	75.0000%	100.0000%
HK Bailey etal 1	43.7500%	50.0000%
Anderson S6	84.3750%	100.0000%
Anderson S3	84.3750%	100.0000%
Anderson S7	84.3750%	100.0000%
Ashbrook H-Young J-Phillips	87.5000%	100.0000%
Manis-Anderson #S-4	86.9188%	100.0000%
Bharam Naidu #1	87.5000%	100.0000%
T-Bharam	87.5000%	100.0000%
Honeycut Goss	87.5000%	100.0000%
Sneed James R #2	87.5000%	100.0000%
York Bobby #TB-2	87.5000%	100.0000%
York Bobby S-PF-3 #2	87.5000%	100.0000%
Trew Heirs c/o Thompson Mil	87.5000%	100.0000%
Bailey-Hamby	35.3230%	0.0000%
Lindsay etal	41.4438%	0.0000%
Sneed James R #2-4	87.5000%	100.0000%
Hamby etal 1	25.5749%	0.0000%
Glen Wright-Smithers Et al	34.5215%	92.0104%

Miller Energy Loan Agreement

Schedule 5.1

Well Name	NRI	WI
Sneed-Griffith Unit #1	87.5000%	100.0000%
Brooks Heirs	80.0000%	100.0000%
Pemb/Baker 4	66.6667%	97.7099%
IEC-Strunk	40.0000%	100.0000%
Sonic-Strunk 1	85.4688%	100.0000%
Florena Jeffers #1	84.3750%	100.0000%
Jeffers Charles & Larry #1	87.5000%	100.0000%
Jeffers Charles & Larry #2	87.5000%	100.0000%
Wanda Strunk #1	81.2500%	100.0000%
Wanda Strunk #2	81.2500%	100.0000%
Bailey Webb 1	23.7998%	100.0000%
Webb-McKeethan	12.4251%	0.0000%
Florena Jeffers #3	84.3750%	100.0000%
Ron Hall 1	24.7180%	0.0000%
Jeffers 4	84.3750%	100.0000%
McKeethan-Freels-Webb	22.7610%	0.0000%
Hall-Bailey	30.1581%	0.0000%
Weaver M10	31.6470%	100.0000%
Bailey-Webb M6	29.9018%	100.0000%
McKeethan M5	0.0000%	0.0000%
Freels M7	22.8750%	100.0000%
Hall M11	68.4000%	100.0000%
Bailey Hall M-9	5.3138%	6.0955%
Hall M21	77.9960%	100.0000%
Jeffers-Lowe	25.2645%	100.0000%

Miller Energy Loan Agreement

Schedule 5.1

Well Name	NRI	WI
Pflugger-Hall	37.1645%	100.0000%
Fuller M37	81.2500%	100.0000%
Florena Jeffers #7	84.3750%	100.0000%
ETC-Brimstone 1/11/15/5	81.2500%	100.0000%
Brimstone Land Company #3	87.5000%	100.0000%
ETC-Brimstone 4	81.2500%	100.0000%
Brimstone #5	100.0000%	100.0000%
ETC-Brimstone 8	81.2500%	100.0000%
Brimstone #11	87.5000%	100.0000%
Brimstone Land Company #12	87.5000%	100.0000%
Brimstone #15	100.0000%	100.0000%
Sonic-Sneed	75.0000%	100.0000%
J. West #1	75.0000%	100.0000%
J. West #3	75.0000%	100.0000%
J. West #2	75.0000%	100.0000%

Miller Energy Loan Agreement

Schedule 5.1

Owned Real Property

RECORDING

GRANTOR	GRANTEE	GRANT DATE	RECORDING OFFICE	DESCRIPTION
REX LOONEY AND WIFE, LANETTE LOONEY	MILLER PETROLEUM, INC.	September 2, 2008	SCOTT COUNTY

Situated in the Second (2nd) Civil District of Scott County, Tennessee, and lying without the corporate limits of any municipality and being more particularly bounded and described as follows:

Beginning on an iron pipe with post oak pointers on the east side of Chicken Brussel Road, being a northwest corner to the Sharon Sims tract, located in the 2nd Civil District of Scott County, TN; thence from the beginning following with the East side of said road the next three (3) calls at:  North 3 deg. 10 min. 40 sec. East 194.56 feet to a point; thence North 10 deg. 24 min. 31 sec. East 105.07 feet to a point; thence North 00 deg. 23 min. 42 sec. West 174.75 feet to an iron pin; thence running through an old stripped mine area at North 03 deg. 46 min. 42 sec. West 185.88 feet to an iron pin; thence North 38 deg. 24 min. 37 sec. East 203.80 feet to an iron pin, being a corner  to the Grover Bennett Sr. tract; thence with said tract the next three (3) calls at:  South 85 deg. 05 min. 28 sec. East 1465.00 feet to an axel at the base of a triple poplar tree; thence South 03 deg. 05 min. 28 sec. East 260.00 feet to an iron pin with pine and poplar tree pointers; thence South 42 deg. 45 min. 47 sec. West 1127.58 feet to an iron post, being a corner to the Thelma Lewallen tract; thence with said tract the next two (2) calls at:  South 44 deg. 48 min. 44 sec. West 675.50 feet to an iron post; thence South 45 deg. 11 min. 13 sec. West 65.82 feet to an axel at fence corner, being a corner to the Howard Foster tract; thence following with said Forster tract and old fence line at North 10 deg. 41 min. 33 sec. West 602.29 feet to an iron pipe, being a corner to the Sharon Sims tract; thence with said Sims tract at North 33 deg. 29 min. 02 sec. West 394.29 feet to an iron pipe, being the point of  beginning, containing 37.56 acres, more or less.

Miller Energy Loan Agreement

Schedule 5.1

MILLER ENERGY RESOURCES, INC. PIPELINES,

RIGHTS-OF-WAY AND RELATED EQUIPMENT

SRI & CIC ENERGY PIPELINE – UNION HILL	100%
BURVILLE SOUTH	100%
LOW GAP SYSTEM	100%
AARON BRANCH to BRICKYARD (OLD PHILLIPS OIL LINE)	100%
BLACK CREEK GATHERING LINES – DOC MAYNE	100%
RUGBY to KIRBY PHILLIPS #15	100%
WHITE OAK line –SUNBRIGHT (Citizen’s Gas)	50%
CHARLES GERNT to TITAN LINE	100%
BROOKS HEIRS to B.J. or KTO Line	100%
PILOT MOUNTAIN GATHERING LINE (T.L.E.)	100%

Miller Energy Loan Agreement

Schedule 5.1

SCHEDULE 5.2(b)

IMBALANCES IN GAS PRODUCTION

NONE.

Miller Energy Loan Agreement

Schedule 5.2(b)

SCHEDULE 5.4

FEDERAL TAX IDENTIFICATION NUMBERS

Full Legal Name:	Miller Energy Resources, Inc.
State of Organization:	Tennessee
Federal Tax Identification Number:	[omitted]

Full Legal Name:	Cook Inlet Energy, LLC
State of Organization:	Alaska
Federal Tax Identification Number:	[omitted]

Full Legal Name:	East Tennessee Consultants, Inc.
State of Organization:	Tennessee
Federal Tax Identification Number:	[omitted]

Full Legal Name:	East Tennessee Consultants II, L.L.C.
State of Organization:	Tennessee
Federal Tax Identification Number:	[omitted]

Full Legal Name:	Miller Rig & Equipment, LLC
State of Organization:	Delaware
Federal Tax Identification Number:	[omitted]

Full Legal Name:	Miller Drilling, TN LLC
State of Organization:	Tennessee
Federal Tax Identification Number:	[omitted]

Full Legal Name:	Miller Energy GP, LLC
State of Organization:	Delaware
Federal Tax Identification Number:	[omitted]

Full Legal Name:	Miller Energy Services, LLC
State of Organization:	Delaware
Federal Tax Identification Number:	[omitted]

Miller Energy Loan Agreement

Schedule 5.4

SCHEDULE 5.5(b)

CAPITAL STOCK – BORROWER

1.

Miller Energy Resources, Inc. – A Tennessee corporation.  Authorized as a foreign corporation in Alaska.  Authorized Capital Stock: 500,000,000 shares of common stock, 39,980,251 shares issued and outstanding at closing, 100,000,000 shares of blank check preferred stock, none of which has been issued or designated.

OPTIONS AND WARRANTS OUTSIDE OF 2010 OR 2011 STOCK OPTION PLANS

[omitted]

Miller Energy Loan Agreement

Schedule 5.5(b)

SCHEDULE 5.5(c)

SUBSIDIARIES/ORGANIZATION

1.	Cook Inlet Energy, LLC – An Alaska limited liability company. 100% of membership interests are owned by Miller Energy Resources, Inc.

2.

East Tennessee Consultants, Inc. – A Tennessee corporation.  2000 shares of stock authorized, 1000 issued and outstanding and all held by Miller Energy Resources, Inc., as evidenced by Stock Certificate No. 004 issued to Miller Energy Resources, Inc.

3.	East Tennessee Consultants II, L.L.C. – A Tennessee limited liability company. 100% of membership interests are owned by Miller Energy Resources, Inc.

4.	Miller Drilling, TN LLC – A Tennessee limited liability company. 100% of membership interests are owned by Miller Energy Resources, Inc.

5.	Miller Energy Services, LLC – A Delaware limited liability company. 100% of membership interests are owned by Miller Energy Resources, Inc.

6.	Miller Energy GP, LLC – A Delaware limited liability company. 100% of membership interests are owned by Miller Energy Resources, Inc.

7.	Miller Rig & Equipment, LLC – A Delaware limited liability company. 100% of membership interests are owned by Miller Energy Resources, Inc.

Miller Energy Income 2009-A, LP – A Delaware limited partnership. 1% of the partnership interests are owned by Miller Energy Resources, Inc., as general partner.

Miller Energy Loan Agreement

Schedule 5.5(c)

SCHEDULE 5.7

LITIGATION

On May 11, 2011, the Court of Appeals of Tennessee at Knoxville returned its opinion in the case styled CNX Gas Company, LLC v. Miller Petroleum, Inc., et al.  As previously reported, CNX Gas Company, LLC commenced litigation on June 11, 2008 in the Chancery Court of Campbell County, State of Tennessee to enjoin us from assigning or conveying certain leases described in the Letter of Intent signed by CNX and our company on May 30, 2008, to compel us to specifically perform the assignments as described in the Letter of Intent, and for damages. After the trial court granted the motion for summary judgment of the company and other party defendants and dismissed the case, finding that there were no genuine issues of material fact and we were entitled to judgment as a matter of law, CNX appealed.  All parties filed briefs and the Court of Appeals heard oral arguments on May 18, 2010.  In its May 11, 2011 opinion, the Court of Appeals reversed the trial court’s grant of summary judgment in favor of our company and the other party defendants, and remanded the case back to the trial court for further proceedings.  The case will proceed toward trial, and legal counsel is currently evaluating the effect the opinion of the Court of Appeals will have on the case going forward.  We intend to continue to vigorously defend this case.

Miller Energy Loan Agreement

Schedule 5.7

SCHEDULE 5.10

ERISA BENEFIT PLANS

NONE.

Miller Energy Loan Agreement

Schedule 5.10

SCHEDULE 5.11

ENVIRONMENTAL

NONE.

Miller Energy Loan Agreement

Schedule 5.11

SCHEDULE 5.13

INSURANCE

As of the Closing Date the Loan Parties will own the following material policies of insurance:

[omitted]

Miller Energy Loan Agreement

Schedule 5.13

SCHEDULE 5.14

HEDGING AGREEMENTS

[omitted]

Miller Energy Loan Agreement

Schedule 5.14

SCHEDULE 5.15

BROKERAGE FEES

Pursuant to Paragraph 5(d) of the First Amendment to Consulting Agreement, between Bristol Capital LLC, a Delaware Limited Liability Company (“Bristol”), and Miller Energy Resources, Inc., a Tennessee corporation, dated as of the 29th of April, 2011, Bristol shall receive 3% of funds actually drawn over the course of the loan, up to a total payment of up to $3,000,000.

Miller Energy Loan Agreement

Schedule 5.15

SCHEDULE 5.17

PRODUCTION CONTRACTS

NONE.

Miller Energy Loan Agreement

Schedule 5.17

SCHEDULE 5.18

OPERATING COSTS

Operating Costs greater than 60 days past due, As of June 2, 2011

[omitted]

Miller Energy Loan Agreement

Schedule 5.18

SCHEDULE 5.20

MATERIAL CONTRACTS

Loan Party	Style (or Title) of Contract and Effective Date	Name and Addresses of Other Parties	Description of Subject Matter
Miller Energy Resources, Inc.	Listing Agreement	NYSE Euronext Listing and Compliance 11 Wall Street, 10th Fl. New York, NY 10005	Listing agreement for stock exchange
Miller Energy Resources, Inc.	-Security Agreement -First Secured Promissory Note -Second Secured Promissory Note -Third Secured Promissory Note	Miller Energy Income 2009-A, LP*	Approximately $3MM secured loan
Cook Inlet Energy, LLC	-Alaskan Cook Inlet Crude Oil Purchase Agreement West Side Cook Inlet Crude Oil (Between Tesoro and Pacific Energy) -Letter in Lieu of Division or Transfer Order (assigning agreement from Pacific)	Tesoro Refining and Marketing Company 300 Concord Plaza Drive San Antonio, TX 78216	Oil sale contract
Cook Inlet Energy, LLC	Assignment Oversight Agreement	State of Alaska Department of Natural Resources 550 W. 7th Ave, Suite 1100 Anchorage, AK 99501	Conditions for assignment of leases to CIE
Cook Inlet Energy, LLC	Cook Inlet Energy, LLC Performance Bond Agreement	State of Alaska Department of Natural Resources 550 W. 7th Ave, Suite 1100 Anchorage, AK 99501	Bonding requirements for the Osprey platform
Cook Inlet Energy, LLC	Joint Operating Agreement Three Mile Creek Unit Cook Inlet, Alaska	Aurora Gas, LLC 1400 W Benson Blvd # 410 Anchorage, AK 99503-3680	Joint operating agreement for natural gas wells
Cook Inlet Energy, LLC	Seismic License Agreement	Apache Alaska Corporation 2000 Post Oak Blvd., Suite 100 Houston, Texas 77056	License for certain seismic data
Cook Inlet Energy, LLC	Cook Inlet Energy, LLC Master Service Agreement	Solsten XP (formerly Fairweather) 301 K Street, Suite700 Anchorage, AK 99501	Drilling contractor

Miller Energy Loan Agreement

Schedule 5.20

Miller Energy Resources, Inc.	Agreement for Sale of Membership Interests in Cook Inlet Energy, LLC	-David M. Hall [home address] -Walter J. Wilcox II (“JR”) [home address] -Troy Stafford c/o David L. Cooper, Esq. 208 Third Avenue North Suite 300 Nashville, TN 37201	Purchased subsidiary
Cook Inlet Energy, LLC	Purchase and Sale Agreement	-Pacific Energy Alaska Operating LLC 111 W. Ocean Blvd., Suite 1240, Long Beach, CA 90802 -Pacific Energy Alaska Holdings, LLC 111 W. Ocean Blvd., Suite 1240, Long Beach, CA 90802	Acquisition of Pacific assets
Miller Energy Resources, Inc.	(Purchase and Sale) Agreement	Ky-Tenn Oil, Inc. 1083 GLASSHOUSE RD. PO BOX 499 HELENWOOD, TN 37755	Acquisition of KTO assets
Miller Energy Resources, Inc.	Purchase and Sale Agreement	Doug Melton [home address] Eugene Lockyear [home address] Jerry Southwood [home address]	Acquisition of ETC and ETC II
Miller Energy Resources, Inc.	Settlement Agreement	Petro Capital III, LP Petro Capital Advisors, LLC 383 Oak Lawn, Suite 1775 Dallas, TX 75219	Settled lawsuit
Miller Energy Resources, Inc.	Settlement Agreement	Prospect Capital Corporation 10 East 40th Street 44th Floor New York, NY 10016	Settled lawsuit

Miller Energy Loan Agreement

Schedule 5.20

Miller Energy Resources, Inc.	Settlement Agreement	Gunsight Holdings, LLC 5900 IMPERIAL LAKES BLVD MULBERRY FL 33860 Ky-Tenn Oil, Inc. 1083 GLASSHOUSE RD. PO BOX 499 HELENWOOD, TN 37755	Settled lawsuit
Miller Energy Resources, Inc.	Aircraft Purchase Agreement

The Heavener Company Leasing, LLC

3300 University Boulevard, Suite 218

Winter Park, Florida 32792

Attention: James W. Heavener

Bristol Capital Advisors, LLC

Bristol Capital, LLC

6353 W. Sunset Boulevard, Suite 4006

Los Angeles, California 90028

Purchase of aircraft
Cook Inlet Energy, LLC	Settlement Agreement	Cook Inlet Pipe Line company (“CIPL”) 4800 Foumace Place Bellaire, TX 77401	Settled tariff dispute
Cook Inlet Energy, LLC	10th Plan of Development	State of Alaska Department of Natural Resources 550 W. 7th Ave, Suite 1100 Anchorage, AK 99501	Part of documentation required to restart Osprey platform
Cook Inlet Energy, LLC	RU Plan of Redevelopment	State of Alaska Department of Natural Resources 550 W. 7th Ave, Suite 1100 Anchorage, AK 99501	Part of documentation required to restart Osprey platform
Miller Energy Resources, Inc.	Hedging Agreement (Master ISDA agreement, addendum, plus two hedges)	BP Corporation North America, Inc. 501 Westlake Park Boulevard Houston, TX 77079-2604	Hedging agreement
Miller Energy Resources, Inc.	Consulting Agreement	Bristol Capital LLC 6353 W. Sunset Boulevard, Suite 4006 Los Angeles, California 90028	Consulting agreement (amended 5/20/11)
Miller Energy Resources, Inc.	Promissory Notes (Guaranteed by Scott Boruff and Deloy Miller)	Plains Capital Bank 2911 Turtle Creek Blvd., Suite 1300 Dallas, Texas 75219	$5MM line of credit

Miller Energy Loan Agreement

Schedule 5.20

Miller Energy Resources, Inc.	Employment Agreement	Scott Boruff [home address]	Employment agreement
Miller Energy Resources, Inc.	Employment Agreement	Paul Boyd 8125 Ainsworth Dr. Knoxville, TN 37909	Employment agreement
Miller Energy Resources, Inc.	Private Placement transaction documents for March 26, 2010 1. Securities Purchase Agreement 2. Registration Rights Agreement 3. Common Stock Purchase Warrant

A + D Properties

15415 W. Sunset Blvd., #200 D

Pacific Palisades, CA 90272

Kurt Benjamin

2556 Westridge Road

Los Angeles, CA 90649

Gregg Bernstein

575 S. Barrington Ave., #201

Los Angeles, CA 90049

c/o Bristol Capital Advisors, LLC

6353 W. Sunset Blvd., Suite 4006

Hollywood, CA 90028

Attn: Amy Wang, Esq.

Glacier Partners

812 Anacupa St., Suite B
Santa Barbara, CA 93101

Hookipa Capital Partners Inc.

2556 Westridge Road

Los Angeles, CA 90049

Juniperhill Master Fund LP

570 Lexington Avenue, 22nd Floor

New York, NY 10022

Micro Pipe Fund I, LLC

301 Mission Ave., #209

Oceanside, CA 92054

Net Capital Partners Inc.

269 South Beverly Drive, #1079

Beverly Hills, CA 90212

Capital raise; status of registration rights payment has been disclosed and discussed

Miller Energy Loan Agreement

Schedule 5.20

Next View Capital, LP

180 Crestview Drive

Deerfield, IL 60015

Ponta Development, LTD.

3939 Bee Caves Rd., Suite C-100

Austin, TX 78746

Porter Partners, LP

300 Drakes Landing Road, Suite 175

Greenbrae, CA 94904

Seaside 88, LP

750 Ocean Royale Way, Suite 805

Juno Beach, FL 33408

Capital raise; status of registration rights payment has been disclosed and discussed
Cook Inlet Energy, LLC	Base Contract for Sale and Purchase of Natural Gas (December 20, 2010)	Aurora Gas, LLC 1400 W Benson Blvd # 410 Anchorage, AK 99503-3680	Cook Inlet gas contract (at CIGGS interconnect)
Miller Energy Resources, Inc.	Guaranty Agreement (May 3, 2010)	Schlumberger Technology Corporation	Guaranty on debt from purchase from Schlumberger Technology
Miller Energy Resources, Inc.	Natural Gas Transportation Agreement	Atlas Pipeline Tennessee, LLC	Tennessee natural gas transportation agreement
Miller Energy Resources, Inc.	Stock Option Plan	n/a	Employee stock option plan for 2010 – 3,000,000 shares
Miller Energy Resources, Inc.	Stock Option Plan	n/a	Employee stock option plan for 2011 – 8,250,000 shares
Miller Energy Resources, Inc.	Settlement Agreement	Wind Mill Oil & Gas, LLC Wind City Oil & Gas, LLC Wind City Oil & Gas Management, LLC 501 Brickell Key Drive, Suite 200 Miami, FL 33131	Settled litigation
Miller Energy Resources, Inc.	Letter of Intent	CNX Gas Company, LLC 5 Penn Center West, Suite 401 Pittsburgh, PA 15276	Regarding the sale of leases; subject of litigation

Miller Energy Loan Agreement

Schedule 5.20

Miller Energy Resources, Inc.	Purchase and Sale Agreement	Atlas America, LLC Westpoint Corporate Center One 1550 Coraopolis Heights Rd. P.O. Box 611 Moon Township, PA 15108	Sold leases and wells; subject of CNX litigation
Miller Energy Resources, Inc.	Marketing Agreement	The Dimirak Companies, (an affiliate of DIMIRAK Financial Corp. and Dimirak Securities Corp.) 310 Escondido Ave Vista, CA 92084	Marketing b/d services
Cook Inlet Energy, LLC	Susitna Renewal Letter	State of Alaska Department of Natural Resources 550 W. 7th Ave, Suite 1100 Anchorage, AK 99501	Renewal of exploration license
Cook Inlet Energy, LLC	Bylaws Response Action Contract	Cook Inlet Spill Prevention and Response, Inc. (“CISPRI”) P.O. Box 7314 Nikiski, Alaska, 99635	Bylaws and spill response agreement
Cook Inlet Energy, LLC	Purchase and Sale Agreement Lease Assignment	Buccaneer Alaska, LLC 2500 Tanglewilde Ave, Suite 340 Houston, TX 77063	Assigned leases
Cook Inlet Energy, LLC	Exploration License	State of Alaska Department of Natural Resources 550 W. 7th Ave, Suite 1100 Anchorage, AK 99501	Susitna #4 exploration license award
Cook Inlet Energy, LLC	Terminaling Agreement	Union Oil Company of California P.O. Box 196247 Anchorage, AK 99519-6247	Renting two oil tanks for storage to Chevron affiliate
Miller Energy Resources, Inc. †	Employment Agreement†	David J. Voyticky c/o Miller Energy Resources, Inc. 3651 Baker Highway Huntsville, Tennessee 37756	Employment agreement for President of Miller Energy Resources, Inc. † Agreement had not received full board execution at time of closing, but expected to be dated as June 8, 2011.

* Same Address as Miller Energy Resources, Inc.

Miller Energy Loan Agreement

Schedule 5.20

SCHEDULE 5.22

CERTAIN MARKETING AGREEMENTS

Cook Inlet Energy, LLC	-Alaskan Cook Inlet Crude Oil Purchase Agreement West Side Cook Inlet Crude Oil (Between Tesoro and Pacific Energy) -Letter in Lieu of Division or Transfer Order (assigning agreement from Pacific)	Tesoro Refining and Marketing Company 300 Concord Plaza Drive San Antonio, TX 78216	Oil sale contract

Miller Energy Loan Agreement

Schedule 5.22

SCHEDULE 5.25

DDAs

[omitted]

Miller Energy Loan Agreement

Schedule 5.25

SCHEDULE 5.27

INDEBTEDNESS OF BORROWER AND SUBSIDIARIES

		Principal
Borrower	Lender	Amount
Miller Energy Resources, Inc.	Miller Energy Income 2009-A, LP	$3,100,000
Miller Energy Resources, Inc.	PlainsCapital Bank	$3,000,000

Miller Energy Loan Agreement

Schedule 5.27

SCHEDULE 7.1

PERMITTED OTHER INDEBTEDNESS

None.

Miller Energy Loan Agreement

Schedule 7.1

SCHEDULE 7.12

PERMITTED OTHER INVESTMENTS

None.

Miller Energy Loan Agreement

Schedule 7.12

SCHEDULE 7.13

TRANSACTIONS WITH AFFILIATES

Borrower provides service work on oil and gas wells owned by Mr. Gettelfinger, a member of Borrower’s Board of Directors, and his wife. The terms and pricing are the same as to third parties. At each of April 30, 2009 and April 30, 2010, Mr. and Mrs. Gettelfinger owed Borrower $30,956 and $4,388, respectively.

On August 1, 2009 Borrower entered into a Marketing Agreement with The Dimirak Companies, an affiliate of Dimirak Financial Corp. and Dimirak Securities Corporation, a broker-dealer and member of FINRA. Mr. Boruff, Borrower’s CEO, is a director and 49% owner of Dimirak Securities Corporation. Under the terms of this agreement, Borrower engaged The Dimirak Companies to serve as Borrower’s exclusive marketing agent in a $20 million of income fund and a $25 million drilling offering, which included the Miller Energy Income 2009-A, LP (“MEI”) offering described below. The term of the agreement will expire upon the termination of the offerings. Borrower agreed to pay The Dimirak Companies a monthly consulting fee of $5,000, a marketing fee of 2% of the gross proceeds received in the offerings or within 24 months from the expiration of the term of the agreement, a wholesaling fee of 2% of the proceeds and a reimbursement of pre-approved expenses. The agreement contains customary indemnification, non-circumvention and confidentiality clauses. During fiscal 2010 Borrower paid The Dimirak Companies and their affiliates a total of $25,468 under the terms of this agreement.

In 2009 Borrower formed both Miller Energy GP, LLC and MEI. MEI was organized to provide the capital required to invest in various types of oil and gas ventures including the acquisition of oil and gas leases, royalty interests, overriding royalty interests, working interests, mineral interests, real estate, producing and non-producing wells, reserves, oil and gas related equipment including transportation lines and potential investments in entities that invest in such assets except for other investment partnerships sponsored by affiliates of MEI.

In 2011, Borrower is expected to acquire an interest the Pellissippi Pointe Entities, which control an office property.  Borrower is then expected to lease space in that office property from the Pellissippi Pointe Entities and move its business office into that space.

Miller Energy Loan Agreement

Schedule 7.13